Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

FAT PROJECTS ACQUISITION CORP

and

AVANSEUS HOLDINGS PTE. LTD.

dated as of August 26, 2022

i

Exhibits

Exhibit A	Form of Share Exchange Agreement

Exhibit B	Acquiror Amended & Restated Charter

Exhibit C	Company Holders Support Agreement

Exhibit D	Sponsor Support Agreement

Exhibit E	Registration Rights Agreement

Exhibit F	Form of Unvested Restricted Share Amendment

Exhibit G	New Crystal Technology Services Warrant Agreement

Exhibit H	Form of Incentive Equity Plan

Exhibit I	Form of Restrictive Covenant Agreement

INDEX OF DEFINED TERMS

$	Section 1.1
Acquiror	Section 1.1, Preamble
Acquiror Acquisition Proposal	Section 1.1
Acquiror A&R Charter	Section 3.1
Acquiror Board	Section 10.2(b)(iii)
Acquiror Board Recommendation	Section 10.2(b)(iii)
Acquiror Class A Ordinary Shares	Section 1.1
Acquiror Class B Ordinary Shares	Section 1.1
Acquiror Cure Period	Section 12.1(g)
Acquiror Disclosure Letter	Article VI
Acquiror Financial Statements	Section 6.6(c)
Acquiror Fundamental Representations	Section 1.1
Acquiror Indemnified Parties	Section 10.9(a)
Acquiror Ordinary Shares	Section 1.1
Acquiror SEC Filings	Section 6.5
Acquiror Share Redemption	Section 1.1
Acquiror Shareholder Approval	Section 1.1
Acquiror Shareholders	Section 1.1
Acquiror Shareholders’ Meeting	Section 10.2(b)(i)
Acquiror Shares	Section 6.12(a)
Acquiror Transaction Expenses	Section 1.1
Acquiror Warrants	Section 1.1
ACRA	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Aggregate Exchange Consideration	Section 1.1
Agreement	Preamble
Agreement End Date	Section 12.1(e)
AICPA	Section 1.1
Alternative Proposal	Section 1.1
Amended Restricted Share Award	Section 4.1(b)
Anti-Bribery Laws	Section 1.1
Anticorruption Laws	Section 5.25(a)
Anti-Money Laundering Laws	Section 1.1
Assignment, Assumption and Amendment Agreement	Recitals
Audited Financial Statements	Section 5.9(a)
Avanseus Group	Section 13.19(b)
Business Combination	Section 1.1
Business Day	Section 1.1
Cayman Companies Act	Section 1.1
Cayman Registrar	Section 1.1
Closing	Section 3.4(a)
Closing Date	Section 3.4(a)

v

Code	Section 1.1
Company	Preamble
Company Benefit Plan	Section 1.1
Company Cure Period	Section 12.1(e)
Company Disclosure Letter	Article V
Company Fundamental Representations	Section 1.1
Company H1 Financial Statements	Section 8.3(c)
Company Holders Support Agreement	Recitals
Company Incentive Plans	Section 1.1
Company Indemnified Parties	Section 10.9(a)
Company Material Adverse Effect	Section 1.1
Company Non-Voting Shares	Section 1.1
Company Ordinary Shares	Section 1.1
Company Preference Shares	Section 1.1
Company Registered Intellectual Property	Section 5.21(a)
Company Related Party	Section 1.1
Company Shareholders	Section 1.1
Company Shares	Section 1.1
Company Transaction Expenses	Section 1.1
Confidentiality Agreement	Section 1.1
Contracts	Section 1.1
Copyleft License	Section 1.1
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
D&O Indemnified Parties	Section 10.9(a)
Disclosure Letter	Section 1.1
Dollars	Section 1.1
DTC	Section 1.1
Effective Time	Section 3.4(b)
Eng and Co.	Section 13.19(b)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
Events	Section 1.1
Exchange	Section 3.2
Exchange Act	Section 1.1
Exchange Agent	Section 4.2(a)
Exchange Consideration	Section 4.1(a)
Exchange Objection	Section 10.4(d)
Exchange Ratio	Section 4.1(a)
Fat Projects Group	Section 13.19(a)
Financial Statements	Section 5.9(a)
GAAP	Section 1.1
Governing Documents	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorization	Section 5.5

Governmental Order	Section 1.1
Hazardous Material	Section 1.1
IFRS	Section 1.1
Incentive Equity Plan	Section 9.8(a)
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Recitals
Interim Period	Section 8.1
International Trade Laws	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 13.1
IRS	Section 1.1
JOBS Act	Section 1.1
Key Executive	Section 1.1
Law	Section 1.1
Leased Real Property	Section 1.1
Legal Proceedings	Section 5.11
Letter of Transmittal	Section 4.2(b)
Licenses	Section 1.1
Lien	Section 1.1
Material In-Licenses	Section 5.13(a)(xi)
Nasdaq	Section 3.5(a)(ii)
Nelson Mullins	Section 13.19(a)
New Crystal Technology Warrant Agreement	Section 1.1
Non-Recourse Parties	Section 13.17(b)
Old Crystal Technology Warrant Agreement	Section 1.1
Open Source License	Section 1.1
Open Source Materials	Section 1.1
PCAOB	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
PIPE Investment	Recitals
PIPE Investors	Recitals
Pool Investors	Section 9.12
Pool Offering	Section 9.12
Pool Securities	Section 9.12
Pool Shares	Section 9.12
Pool Subscription Documents	Section 9.12
Pro Rata Share	Section 1.1
Prospectus	Section 13.1
Proxy/Registration Statement	Section 10.2(a)(i)
Public Shareholders	Section 13.1
Q1 Financial Statements	Section 5.9(a)
Real Property Leases	Section 5.20(b)
Registration Rights Agreement	Recitals
Regulation S-X	Section 1.1

Regulatory Approvals	Section 10.1(a)
Related Party Agreements	Section 5.13(a)(vi)
Released Claims	Section 13.1
Representatives	Section 1.1
Requisite Company Shareholders	Section 1.1
restraint	Section 11.1(f)
Restricted Person	Section 1.1
Restricted Share Award	Section 1.1
Restrictive Covenant Agreement	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Person	Section 1.1
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Singapore	Section 1.1
Singapore Companies Act	Recitals
Share Exchange Agreement	Section 1.1
Sponsor	Section 1.1
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Terminating Acquiror Breach	Section 12.1(g)
Terminating Company Breach	Section 12.1(e)
Top Vendors	Section 5.28(a)
Transaction Document	Section 1.1
Transaction Proposals	Section 10.2(a)(i)
Transactions	Section 1.1
Transfer Taxes	Section 10.5
Treasury Regulations	Section 1.1
Trust Account	Section 13.1
Trust Agreement	Section 6.8
Trustee	Section 6.8
Units	Section 6.12(a)
Unvested Grant Share	Section 4.1(b)
Unvested Restricted Share Amendment	Section 4.1(b)
U.S. Benefit Plan	Section 1.1
Working Capital Loans	Section 1.1

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of August 26, 2022 (this “Agreement”), is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“Acquiror”) and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, in accordance with Section 126 of the Companies Act 1967 of Singapore (the “Singapore Companies Act”), as soon as practicable following the Effective Time (as defined below) and pursuant to or in connection with the Exchange, (i) each Company Share (as defined below) issued and outstanding immediately prior to the Effective Time (as defined below) shall be transferred to the Acquiror in exchange for the right of each Company Shareholder to receive, such number of newly issued Acquiror Shares as determined in accordance with this Agreement, (ii) each Restricted Share Award (as defined below) outstanding as of immediately prior to the Effective Time shall be amended so that the Acquiror replaces the Company as the grantor of unvested Company Shares and the grantee is entitled to receive a number of restricted Acquiror Class A Ordinary Shares instead of Company Shares as determined in accordance with this Agreement, (iii) the Old Crystal Technology Services Warrant will be terminated and the Acquiror will issue to Crystal Technology Services Pte. Ltd. the New Crystal Technology Services Warrant attached hereto as Exhibit G (defined below);

WHEREAS, each of the parties hereto acknowledges that the Exchange has not been structured to constitute a tax-free transaction under any applicable Law (the “Intended Tax Treatment”);

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, the board of directors of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby and (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the business combination contemplated under this Agreement and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, effective upon the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror the Company Holders Support Agreement in the form attached hereto as Exhibit C (the “Company Holders Support Agreement”), pursuant to which (i) the Requisite Company Shareholders have agreed, among other things, to (a) to vote against any proposals at any meeting of the Company’s Shareholders and withhold any written consent to any proposal that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby and (b) not to transfer any Company Shares held by such Requisite Company Shareholders; and (ii) the Requisite Company Shareholders have agreed to a lock-up of the Acquiror Shares they will receive pursuant to the Exchange (subject to certain exceptions) for a period of 180 days following the Closing;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Key Executive (as defined below) (except for Giuseppe Donagemma) is entering into a Restrictive Covenant Agreement with Acquiror which will automatically become effective upon the Closing;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, (i) appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, and (ii) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the business combination contemplated under this Agreement) and the transactions contemplated hereby and thereby;

WHEREAS, during the Interim Period (as defined below), Acquiror will use its commercially reasonable efforts to enter into subscription agreements in form and substance mutually acceptable to Acquiror and the Company (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors will agree to purchase from Acquiror Class A Ordinary Shares and/or Acquiror Preference Shares convertible into Acquiror Class A Ordinary Shares, for a total amount of up to $35,000,000, such purchases to be consummated prior to or substantially concurrently with the Closing (collectively, the “PIPE Investment”);

WHEREAS, effective upon the execution of this Agreement, Acquiror, the Sponsor, certain Company Shareholders and their respective Affiliates, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled affiliates, in each case, other than the Transactions.

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 6.1 (Acquiror Organization), Section 6.2 (Due Authorization), Section 6.10 (Absence of Changes), Section 6.12 (Capitalization of Acquiror) and Section 6.13 (Brokers’ Fees).

“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to have the Acquiror redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholder Approval” means (a) the approval of the Transactions, this Agreement and the other Transaction Documents by Ordinary Resolution (as defined in Acquiror’s Governing Documents), and (b) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the Closing to be consummated.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Sponsor or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding fees of the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees to the Governmental Authorities in connection with the Transactions, and (c) all amounts accrued and outstanding under any Working Capital Loan as of the Closing.

“Acquiror Warrants” means the warrants to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of $11.50 issued to the Sponsor prior to the date of this Agreement or to be issued to the Sponsor following the date of this Agreement in respect of any Working Capital Loans.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exchange Consideration” means the sum of all Acquiror Class A Ordinary Shares receivable by the Company Shareholders pursuant to Section 4.1.

“AICPA” means the American Institute of Certified Public Accountants.

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, (i) any acquisition or purchase by any third party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Business Combination” has the meaning set forth in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Singapore, or New York or Governmental Authorities in the Cayman Islands are customarily closed.

“Cayman Companies Act” means The Companies Act (as amended) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Company Benefit Plan” means any plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) in writing or (ii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the first sentence of Section 5.2 (Subsidiaries), Section 5.3 (Due Authorization), Section 5.6 (Capitalization of the Company), Section 5.7 (Capitalization of Subsidiaries), Section 5.24 (Absence of Changes) and Section 5.33 (Brokers’ Fees).

“Company Incentive Plans” means collectively the various employee share schemes in respect of up to 2,700,000 shares of the Company approved by the directors and shareholders of the Company on 15 October 2015, and the new employee share scheme in respect of up to 2,507,170 shares of the Company approved by the directors and shareholders of the Company on 30 June 2020 (which includes for the avoidance of doubt the Pioneer Share Grant Award March 2016 scheme and the Company’s Employee Share Scheme Grant 2 scheme).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would in all likelihood be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, or (h) any action taken by, or at the request of, Acquiror, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and materially adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Non-Voting Shares” means the non-voting shares in the capital of the Company, as defined in the Company’ Governing Documents as of the date hereof.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company, as defined in the Company’s Governing Documents as of the date hereof.

“Company Series A Preference Shares” means, the Series A Preference Shares in the capital of the Company and as defined in the Company’s Governing Documents as of the date hereof.

“Company Related Party” means any:

(a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or

(b) any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Shareholders” means any holder of any Company Shares.

“Company Shares” means, collectively, the Company Ordinary Shares, the Company Non-Voting Shares and the Company Series A Preference Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated as of 28 April, 2022, between Acquiror and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority, including the Singapore Ministry of Health, U.S. Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Executive” means any of Giuseppe Donagemma, Bhargab Mitra, Chiranjib Bhandary, Dennis Lorenzin or Ng Mei Lan.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“New Crystal Technology Services Warrant Agreement” means the Warrant Agreement between the Acquiror and Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares in the form attached hereto as Exhibit G

“Old Crystal Technology Services Warrant Agreement” means that certain Share Warrant Agreement dated 17 December 2021 between the Company and Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company) or GAAP (with respect to Acquiror), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the total number of Company Ordinary Shares and Company Non-Voting Shares held by that Company Shareholder, divided by (ii) the total number of Company Ordinary Shares and Company Non-Voting Shares, in each case outstanding immediately prior to the Effective Time after giving effect to the conversion of Company Series A Preference Shares contemplated in Section 10.2(c) and Section 11.2(c).

“Regulation S-X” means 17 CFR Part 210.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Requisite Company Shareholders” means: (a) Giuseppe Donagemma (b) Darryl Mark Rodrigues; (c) Bhargab Mitra; (d) Ng Mei Lan; (e) Apollo Consulting Srl; (f) Rajendra Narayan Panda; (g) Crystal Technology Services Pte. Ltd; and (h) Chiranjib Bhandary.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restricted Share Award” means an award of restricted Company Ordinary Shares and/or Company Non-Voting Shares granted under a Company Incentive Plan.

“Restrictive Covenant Agreement” means an agreement by and between Acquiror and an officer of Acquiror in the form attached hereto as Exhibit I.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria and the Crimea region).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Exchange Agreement” means an agreement between a Company Shareholder and Acquiror in substantially the form attached hereto as Exhibit A or in other form and substance acceptable to Acquiror in good faith providing for the exchange of that Company Shareholder’s Company Shares for Acquiror Class A Ordinary Shares at the Closing as contemplated below in this Agreement.

“Singapore” means the Republic of Singapore.

“Sponsor” means Fat Projects SPAC Pte. Ltd, a Singapore private company limited by shares.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Share Exchange Agreements, the Restrictive Covenant Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression

“Transaction Document” means any one of them.

“Transactions” means, collectively, the Exchange and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses and other obligations incurred by Acquiror.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

ARTICLE II
[RESERVED]

ARTICLE III
EXCHANGE

Section 3.1. Amendment & Restatement of Acquiror Charter. At the Effective Time, Acquiror’s Governing Documents, as in effect immediately prior to the Effective Time, shall have been amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of Acquiror attached hereto as Exhibit B (the “Acquiror A&R Charter”), and, as so amended and restated, the Acquiror A&R Charter shall be the memorandum and articles of association of Acquiror, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 3.2. The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, each Company Shareholder shall deliver to the Exchange Agent a Share Exchange Agreement duly executed by that Shareholder, surrender all of his, her or its original certificates for the Company Shares and deliver such other documents reasonably requested by the Acquiror and in exchange the Acquiror shall issue and cause the Exchange Agent to deliver to each Company Shareholder the amount of Acquiror Class A Ordinary Shares determined in accordance with the provisions of Section 4.1 below (the “Exchange”).

Section 3.3. Effects of the Exchange. At and after the Effective Time (as defined below), the Company Shareholders shall be shareholders of Acquiror and the Company shall continue as a wholly-owned Subsidiary of Acquiror.

Section 3.4. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place as soon as practicable following the time at which the conditions set forth in Section 11.1, Section 11.2 and Section 11.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Section 11.1, Section 11.2 and Section 11.3, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror and the Company shall execute, and as applicable, cause to be lodged with ACRA, such documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law. The registration for the transfer of shares shall become effective once the electronic register of members of the Company is updated by the ACRA under section 196A(5) of the Singapore Companies Act (the “Effective Time”).

Section 3.5. Closing Deliverables.

(a) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i)	the written resignations of all of the directors and officers of Acquiror other than one incumbent director of the Acquiror to be selected by the Acquiror, effective as of the Effective Time;

(ii)	a resolution of Acquiror appointing the Chairman and the Chief Executive Officer of the Company as of immediately prior to the Effective Time and four persons who constitute independent directors” within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market LLC (“Nasdaq”) and who are mutually acceptable to Acquiror and the Company as the directors of Acquiror, effective as of the Effective Time; and

(iii)	a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.3(a) and Section 11.3(b) have been fulfilled.

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Exchange Consideration for further distribution to the Company Shareholders, pursuant to Section 4.2.

(c) At the Closing Date, substantially concurrently with the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses; and (ii) all accrued and unpaid Acquiror Transaction Expenses, as set forth on a written statement to be delivered to the Company by Acquiror not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

ARTICLE IV
EFFECTS OF THE EXCHANGE ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 4.1. Exchange Consideration and Conversion of Company Securities. As consideration for the Exchange, the Company Shareholders collectively shall be entitled to receive from the Acquiror in the aggregate 9,350,307 Acquiror Class A Ordinary Shares, which Acquiror and the Company hereby agree are valued at $10 per share for an aggregate value equal to ninety three million five hundred and three thousand and seventy and no/100s dollars ($93,503,070) (the “Aggregate Exchange Consideration”):

(a) Company Shares. Each Company Shareholder shall be entitled to receive, as consideration for such Company Shareholder’s Company Shares, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)), 0.318496 (the “Exchange Ratio”) Acquiror Class A Ordinary Shares (rounded down to the nearest whole share) for each Company Share (the “Exchange Consideration”). As of the Effective Time, each Company Shareholder, upon receiving Exchange Consideration, shall cease to have any other rights in and to the Company.

(b) Company Restricted Share Awards. Separately from the Exchange but as of the Effective Time, each Restricted Share Award which provides for the issuance of Company Ordinary Shares and/or Company Non-Voting Shares that have not fully vested as of the Effective Time (each such nonvested share contemplated in each such Restricted Share Award, whether a Company Ordinary Share or a Company Non-Voting Share, an “Unvested Grant Share” which number 470,000 Company Shares in the aggregate) shall be assumed by Acquiror and amended pursuant to an amendment substantially the form attached hereto as Exhibit F (each, an “Unvested Restricted Share Amendment” and the Restricted Share Award as amended thereby, the “Amended Restricted Share Award”) to provide that the number of Unvested Grant Shares receivable thereunder shall be converted to a number of Acquiror Class A Ordinary Shares equal to the number of Unvested Grant Shares multiplied by the Exchange Ratio (rounded down to the nearest whole share) for a total number of 149,693 Acquiror Class A Ordinary Shares in the aggregate for all such Amended Restricted Share Awards. Each Amended Restricted Share Award will otherwise have and be subject to substantially the same terms and conditions (including vesting, settlement and termination-related terms) as were applicable to such Restricted Share Award immediately prior to the Effective Time.

(c) Company Warrants. Separately from the Share Exchange and on the condition that Closing under this Agreement has occurred, as of the date of this Agreement, the Old Crystal Technology Services Warrant Agreement will be terminated and each warrant exercisable for Company Shares thereunder shall be cancelled, and the Acquiror shall issue to Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares, the New Crystal Technology Services Warrant Agreement.

(d) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of an Acquiror Class A Ordinary Share will be issued by virtue of the Exchange or the other Transactions, and each Person who would otherwise be entitled to a fraction of an Acquiror Class A Ordinary Shares (after aggregating all fractional Acquiror Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Acquiror Class A Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Acquiror Class A Ordinary Share and such Person shall receive cash in lieu of any fractional share in an amount equal to the value of such fraction share based on a share value of $10.00 per share.

Section 4.2. Share Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of issuing the Exchange Consideration to each of the Company Shareholders that transfer the Company Shares. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of Acquiror Class A Ordinary Shares comprising the Aggregate Exchange Consideration.

(b) If the Exchange Agent requires that, as a condition to receive the Exchange Consideration, any holder of Company Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon the surrender of the Company Shareholder’s original certificates for the Company Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of Company Shares that have been transferred in exchange for the right to receive a portion of the Aggregate Exchange Consideration (as applicable), pursuant to Section 4.1 shall be entitled to receive such portion of the Aggregate Exchange Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 4.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Exchange Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Shares as of immediately prior to the Effective Time that has not exchanged such Company Shares for an applicable portion of the Aggregate Exchange Consideration in accordance with this Section 4.2 prior to the date that is one (1) year after the Effective Time, may provide evidence of former ownership of such Company Shares satisfactory to Acquiror, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Exchange Consideration (as applicable) without any interest thereupon. None of Acquiror, the Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Exchange Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.3. Tax Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under any applicable Tax Law (as reasonably determined by Acquiror or the Exchange Agent, respectively). Other than in respect of amounts subject to compensatory withholding, Acquiror or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least thirty (30) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Acquiror and the Exchange Agent, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V) and (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to Acquiror as of the date hereof as follows:

Section 5.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete and the Company has complied with Governing Documents of the Company in all material respects. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 5.2 of the Company Disclosure Letter, and is true, complete and accurate in all material respects and not misleading in any material respect. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company and each of the Company’s Subsidiaries have complied with their respective Governing Documents in all material respects. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 5.3. Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) No vote or consent of any of the Company Shareholders is necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Closing.

(c) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are in the best interests of, the Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions.

Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated under, this Agreement or any document referred to or contemplated in connection with this Agreement, will not: (a) result in the Company or any of its Subsidiaries losing any right, privilege, claim, asset, grant, subsidy or other benefit it presently enjoys under any Contract of the type described in Section 5.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, (b) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (c) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (d) relieve any person of any material obligation owed to the Company or any of its Subsidiaries (whether contractual or otherwise), or enable any person to avoid, revoke, determine or reduce the scope or extent of any such material obligation or any material right or material benefit enjoyed by the Company or any of its Subsidiaries, or to act in a materially adverse manner in respect of such the Company or any of its Subsidiaries or its assets (including without limitation, to revise or accelerate any obligation, create any Lien, enforce any security or demand any payment, or give rise to any right of termination or cancellation), (e) require the consent of any party not expressly named in this Agreement and/or the Share Exchange Agreements (other than from which consent or waiver is obtained prior to the Effective Time) or give rise to, or cause to become exercisable, any right over the Equity Securities other than contemplated under this Agreement and/or the Share Exchange Agreements, (f) trigger, or constitute a default under any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which a the Company or any of its Subsidiaries and/or its assets are bound (other than where appropriate consent or waiver is obtained prior to the Effective Time), or (g) result in a breach of any applicable Laws, except, in the case of clauses (a) and (c) through (g), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), with such materiality assessed with respect to a Company Material Adverse Effect.

Section 5.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) the filings listed in Section 5.5 of the Company Disclosure Letter, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), and (c) the registration of the share transfers pursuant to the Share Exchange Agreements with ACRA in accordance with the Singapore Companies Act.

Section 5.6. Capitalization of the Company.

(a) As of the date of this Agreement, (i) the issued and outstanding share capital of the Company consists of 16,094,329 Company Ordinary Shares, 8,299,000 Company Non-Voting Shares and 2,414,600 Company Series A Preference Shares, and (ii) there are Restricted Share Awards outstanding that provide for the future issuance of currently unvested 3,019,715 Company Non-Voting Shares. Set forth in Section 5.6(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares or other Equity Securities of the Company and the number of Company Shares or other Equity Securities held by each such holder as of the date hereof. Except as set forth in Section 5.6(a) of the Company Disclosure Letter, as of the date hereof there are no other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized and validly issued and allotted and are fully paid or credited as fully paid-up and contributions were not paid back; have been offered, issued, sold and transferred in compliance with applicable Law, including the Singapore Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities; are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and are free and clear of any Liens.

(b) Immediately prior to the Effective Time, (i) no Company Series A Preference Shares shall be outstanding, (ii) the only Equity Securities of the Company outstanding shall be 18,508,929 Company Ordinary Shares and 8,299,000 Company Non-Voting Shares, (iv) there will be Restricted Share Awards outstanding that provide for the future issuance of currently unvested 3,019,715 Company Non-Voting Shares, of which 2,549,715 will vest at and as a consequence of the Closing and (iv) the Company Series A Preference Shares shall have been converted into Company Ordinary Shares in compliance with the Company’s Governing Documents and the terms of such Company Series A Preference Shares.

(c) As of the date of this Agreement, Restricted Share Awards with respect to 3,019,715 Company Non-Voting Shares are outstanding, 2,549,715 of which will vest at and as a consequence of the Closing and 470,000 of which will remain unvested at Closing. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Restricted Share Award, including the number of Company Ordinary Shares and/or Company Non-Voting Shares subject thereto, the vesting schedule and expiration date thereof and, if applicable, the exercise price thereof. All Restricted Share Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Restricted Share Award is subject to terms that are materially different from those set forth in such forms in any material respect. Each Restricted Share Award was validly issued and properly approved by the board of directors of the Company (or appropriate committee thereof).

(d) As of the date of this Agreement, the only warrants for Company Shares that are issued and outstanding are the Tranche 2 Warrants and Tranche 3 Warrants as defined and contemplated in the Old Crystal Technology Services Warrant Agreement. All of the Tranche 1 Warrants as defined and contemplated in the Old Crystal technology Services Warrant Agreement have been exercised and Company Ordinary Shares have been issued pursuant to such exercise in accordance with the Old Crystal Technology Services Warrant Agreement. All outstanding warrants for Company Shares (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, Singapore securities Laws, and all requirements set forth in (1) the Company’s Governing Documents, (2) any other applicable Contracts governing the issuance of such securities and (3) the Old Crystal Technology Services Warrant Agreement, a true, complete and accurate copy of which has been provided to Acquiror; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or otherwise bound.

(e) Except as otherwise set forth in this Section 5.6(a) or in Section 5.6(e) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Company owns on record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth in Section 5.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

(d) There are no written agreements, proxies or trusts to which any Subsidiary of the Company is a party with respect to the voting or transfer of the securities in the capital of that Subsidiary.

Section 5.8. Statutory Registers. (a) Except as set forth in Section 5.8 of the Company Disclosure Letter, all physical and electronic registers, statutory books, books of account and other corporate records of the Company are up-to-date, duly maintained in accordance with all applicable Laws on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with therein, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed. There is no information omitted from such books and records which would render such books and records misleading and all such books and all material records and documents (including any documents of title and copies of all subsisting agreements to which the Company is a party) are in the possession and/or control of the Company. The Company has not received any notice of any application or intended application under any applicable Laws for the rectification of its statutory records, registers and/or books

Section 5.9. Financial Statements; Internal Controls.

(a) Attached as Section 5.9(a) of the Company Disclosure Letter are: true and complete copies of (i) the audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the three-month period ending March 31, 2022 (the “Q1 Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with all applicable Laws and IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the Audited Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company nor any director or officer of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls, policies and procedures (whether formal or informal) which is reasonably sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions are recorded, and records are maintained in reasonable detail as necessary to permit preparation of accurate financial statements in conformity with IFRS, which fairly reflect the transactions and disposition of assets of each of the Company and its Subsidiaries and to maintain asset accountability, (iii) that access to assets is permitted only in accordance with management’s general or specific authorization, (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) that information required to be disclosed by each of the Company and its Subsidiaries is recorded and reported on a timely basis, and (vi) regarding prevention or timely detection of unauthorized acquisitions, misappropriation, use or disposition of the Company’s, or its Subsidiaries’, assets that could have a material effect on its financial statements (such materiality assessed with respect to a Company Material Adverse Effect).

(e) The books and records of the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(f) The Company, and each of its Subsidiaries, do not have any outstanding loan capital and has not engaged in nor agreed to engage in any financing or other transaction or act of a type which would not be required to be shown or reflected in the Financial Statements.

Section 5.10. Undisclosed Liabilities.

(a) Except as set forth in Section 5.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (iii) that will be discharged or paid off prior to or at the Closing.

(b) The Company and each of its Subsidiaries, have not received any written notice (i) to repay any borrowings or Indebtedness under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) which are repayable on demand, or (ii) that any event of default has occurred or is outstanding under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) or other credit facility of the Company or its Subsidiaries, and to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such repayment or event of default

(c) Neither the Company, not any of its Subsidiaries, have (i) any outstanding loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits), (ii) lent any money which is due to be repaid and has not been repaid and the Company, or its Subsidiaries, do not own the benefit of any debt, other than debts accrued in the ordinary course of its business, (iii) made a loan to any third Person (not being a Company Related Party) which remains outstanding or agreed to provide such a loan (in each case, other than trade credit arising in the normal course of business), or (iv) given any guarantee, indemnity or security interest in respect of any obligation or liability of any third Person (not being a Company Related Party) which remains outstanding.

Section 5.11. Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter, as of the date hereof:

(a) There are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, and to the Company’s knowledge, there is no fact or circumstance exists which is likely to give rise to a civil, criminal, administrative or other dispute, claim, charge, prosecution or proceeding (including any mediation, litigation, arbitration or other form of civil dispute resolution process) involving the Company or its Subsidiaries or any person for whose acts or defaults the Company or its Subsidiaries may be vicariously liable (other than involvement as plaintiff in the collection of debts arising in the ordinary course of business).

(b) There is no outstanding or unsatisfied decision, judgment, order, award or decree of any court, tribunal, arbitrator, mediator or any statutory, regulatory, administrative, supervisory or Governmental Authority against the Company or any of its Subsidiaries, its assets or to the Company’s knowledge, any person for whose acts or defaults or the Company or its Subsidiaries may be vicariously liable.

(c) Neither the Company nor any of its Subsidiaries is engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings including regulatory or administrative action, claim, investigation or other proceeding or suit relating to laws and regulations applicable to its business activities and to the Company’s knowledge, no such proceedings (including any mediation, litigation, arbitration, or other form of dispute resolution process) is pending or threatened by or against the Company, any of its Subsidiaries or any person for whose acts or defaults the Company, or its Subsidiaries, may be vicariously liable.

(d) Neither the Company, nor any of its Subsidiaries have received written notice that it is the subject of any ongoing official investigation or inquiry or proceedings brought by any Governmental Authority, and to the Company’s knowledge, no fact or circumstance exists which is likely to give rise to any of the foregoing.

(e) Neither the Company, nor any of its Subsidiaries are bankrupt or insolvent and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to the insolvency or bankruptcy in relation to the Company or any of its Subsidiaries.

Section 5.12. Legal Compliance.

(a) The Company and its Subsidiaries have carried on, and is carrying on, its business and operations in accordance with the applicable Laws.

(b) Neither the Company, nor any of its Subsidiaries, have received any written notice of (i) any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to any applicable Laws and/or regulations which is likely to have a material adverse effect on its business activities (such materiality assessed with respect to a Company Material Adverse Effect) or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) All returns and documents that the Company, or any of its Subsidiaries is obliged to provide to any Governmental Authority in the last five years have been accurate in all material respects and submitted in accordance with any relevant deadline (such materiality assessed with respect to a Company Material Adverse Effect). No requests for such returns or other information relating to such returns are due and outstanding.

(d) No material fines or penalties (such materiality assessed with respect to a Company Material Adverse Effect) have been imposed or threatened by any Governmental Authority in any jurisdiction in which business is conducted by the Company or its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine or penalty.

(e) Neither the Company, nor any of its Subsidiaries have been the subject of any formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections).

(f) Neither the Company, nor any of its Subsidiaries have received written notice of any, and there are no, current on-going regulatory investigations by any Governmental Authority that could result in any disciplinary action being taken against the Company or any of its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such investigation.

(g) No person who is, or was, a director, commissioner, officer, employee, consultant or agent of the Company or its Subsidiaries at the relevant time, has (in their capacity as such) been the subject of a formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections) and no fine, sanction or other penalty has been imposed on such persons (in their capacity as such) by a Governmental Authority and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine, sanction or penalty.

(h) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Laws by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 5.13. Contracts; No Defaults.

(a) Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Incentive Plan. True, correct and complete copies of the Contracts required to be listed in Section 5.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i)	Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the next twelve months after the date of this Agreement, which for the avoidance of doubt shall not include any Company Transaction Expenses;

(ii)	Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(iii)	Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $100,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its wholly-owned Subsidiaries;

(iv)	Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $200,000 in any calendar year;

(v)	Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity or arrangement, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $100,000 (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company);

(vi)	Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently, or were any time in the past three (3) years, in force or under which any party thereto has or had outstanding obligations (collectively, “Related Party Agreements”), other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii)	Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $200,000;

(viii)	Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of any of the transactions contemplated hereby;

(ix)	Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x)	Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi)	Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the exclusive right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xii)	Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xiii)	Any Contract that grants to any third Person any “most favored nation rights”;

(xiv)	Any Contract that grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and which requires aggregate future payments to the Company and its Subsidiaries in excess of $100,000 in any calendar year;

(xv)	Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company or any of the Company’s Subsidiaries;

(xvi)	Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $100,000;

(xvii)	Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $100,000; and

(xviii)	Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 5.13(a).

(b) Except as stated in Section 5.13(b) of the Company Disclosure Letter or in the Audited Financial Statements: (i) there is no outstanding Indebtedness (other than trade credit arising in the normal course of business) owing by the Company or any of its Subsidiaries on the one hand, to any Company Related Party or any director or commissioner (if any) of the Company or its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa), or any outstanding commitment or Contract by any person in respect of any such Indebtedness. (ii) there is no guarantee, indemnity or security document given by the Company, or any of its Subsidiaries, in favor of any Company Related Party in respect of such Indebtedness (or vice versa); and (iii) there is no outstanding Contract or transaction between the Company, or any of its Subsidiaries, on the one hand, and a Company Related Party or any director or commissioner (if any) of the Company, or any of its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa).

(c) Neither the Company, nor any of its Subsidiaries, is or has been a party to any contract, commitment, arrangement, transaction or understanding which is outside the ordinary and usual course of business.

(d) Save for those entered into in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by the Company or any of its Subsidiaries.

(e) Save as required under this Agreement, neither the Company nor any of its Subsidiaries are a party to any Contract, commitment, arrangement, transaction, understanding, or obligation which prohibits or requires consent to the transactions contemplated in this Agreement for which waiver or consent has not been obtained prior to the Closing Date.

(f) Neither the Company, nor any of its Subsidiaries, nor to the Company’s knowledge, any director, officer, employee or affiliate of the Company or its Subsidiaries is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere and, neither the Company nor any of its Subsidiaries are, or have been involved in any business or other dealings with any party who is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere.

(g) Except as set forth in Section 5.13(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are a party to or subject to any material Contract, transaction, arrangement, understanding or obligation which (i) is not valid, binding and enforceable against the other parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) may be terminated at the option of the counterparty or any third party without reference to any fact, matter or circumstance within the Company’s, or its Subsidiaries’, control, or for convenience or no cause (excluding any option to terminate upon occurrence of a force majeure event), (iii) contains any exclusivity provisions or restricts the Company’s, or its Subsidiaries’, freedom to engage in any business with, or render any services whatsoever to, any counterparty’s direct or indirect competitors, (iv) is not in the ordinary course of Business and/or not on arms-length terms, and (v) commits the Company or any of its Subsidiaries to minimum purchases of certain products or services over any period of time.

(h) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 5.13(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (B) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(i) Except as set forth in Section 5.13(i) of the Company Disclosure Letter, as at the date of this Agreement, neither the Company nor any of its Subsidiaries have issued and delivered, or received, a written notice to terminate or vary any material Contract, transaction, arrangement, understanding or obligation to which it is subject or a party to; and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such notice to terminate or vary under.

(j) Neither the Company, nor any of its Subsidiaries are party to or subject to any undocumented contract, agreement or arrangement which could singly or in the aggregate, result in a Company Material Adverse Effect.

(k) Except as set forth in Section 5.13(k) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, are or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than a recognized trade association) or other profit, or income sharing arrangement.

Section 5.14. Company Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, if any, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS.

(c) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(d) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(f) Except as set forth in Section 5.14(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Restricted Share Award.

(g) All Company Restricted Share Awards have been granted in accordance with the terms of the Company Incentive Plans. The Company has made available to Acquiror accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans and (iii) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award).

Section 5.15. Labor Relations; Employees.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect) relating to the employment of labour, including, but not limited to, those related to wages, hours, holiday pay and the calculation of holiday pay, collective bargaining, equal employment opportunity, disability rights or benefits, occupational health and safety, immigration, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, individual and collective consultation, equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, notice of termination, and redundancy, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable Laws and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) No material liability (such materiality assessed with respect to a Company Material Adverse Effect) has been incurred by the Company or any of its Subsidiaries for breach of any contract of service or for services, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability.

(d) There have not been and are no claims or proceedings pending, and to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by an employee or workman or third party, in respect of their employment or appointment including in respect of an accident or injury which is not covered by insurance or by an employee in relation to their terms and conditions of employment or appointment and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such claim.

(e) Every employee who requires an employment pass or other required permit to work in Singapore or in each jurisdiction the Company or its Subsidiaries carries on business, has a current employment pass or such other required permit and permission to work in Singapore or such other jurisdiction.

(f) Except as set forth in Section 5.6(a) and Section 5.6(e) of the Company Disclosure Letter and save to give effect to, and as contemplated by, the provisions of this Agreement, the execution and completion of this Agreement will not enable any directors, officers or employees of the Company or any of its Subsidiaries to terminate their employment or receive any bonus, incentive, payment or other benefit that is triggered by a change in control of the Company.

(g) There are not in existence any contracts of service with the directors, officers or employees of the Company or any of its Subsidiaries which cannot be terminated by three (3) months’ notice or less without giving rise to any claim for damages or compensation (other than payment in lieu of the relevant notice period or payment required under applicable Laws).

(h) Except as set forth in Section 5.6(a) and Section 5.6(e) of the Company Disclosure Letter, and save to give effect to, and as contemplated by, the provisions of this Agreement neither the Company nor any of its Subsidiaries currently has or in the past had, or is proposing or bound to introduce, any share incentive, share option, profit sharing, bonus, commission or other incentive or benefit scheme for any of its present or former directors, officers or employees, save as contemplated under this Agreement or in discussion solely with the Acquiror.

(i) Neither the Company nor any of its Subsidiaries have in place any redundancy policies where the severance benefits or retrenchment benefits offered thereunder to employees of the Company, or its Subsidiaries, are in excess of the amounts required to be offered under applicable Laws.

(j) Save as required under applicable Laws, there is no obligation, agreement or arrangement (whether funded or unfunded), including any pension plans, retirement schemes, employee benefit plan, social security, social fund or similar schemes, which the Company, or any of its Subsidiaries, contributes to or has contributed to or to the Company’s knowledge, may become liable to contribute to or to satisfy under, which benefits are payable on termination, retirement or on death of any employee (or ex-employee) of the Company, or its Subsidiaries. Neither the Company nor any of its Subsidiaries has or have had any liability or obligation with respect to any defined benefit plan or arrangement with respect to any employees, former employees or the dependents of each of them and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability or obligation.

(k) Neither the Company nor any of its Subsidiaries have entered into any written collective bargaining agreement applicable to the employees employed by the Company or its Subsidiaries and, to the Company’s knowledge, none are being presently negotiated.

(l) In the last three (3) years, neither the Company, nor any of its Subsidiaries, have been involved in any material industrial or trade dispute (such materiality assessed with respect to a Company Material Adverse Effect) with its employees or its works council or any other employee representative body and, in the same period, neither the Company nor any of its Subsidiaries have experienced any strike, slow down or work stoppage.

(m) All salary components paid to employees (in cash, benefits in kind or otherwise) by the Company or its Subsidiaries have been duly declared and reported, in accordance with applicable Laws.

(n) All accruals for unpaid vacation pay, premiums for employment insurance, health insurance premiums, pension plans and retirement scheme premiums, accrued wages, salaries and commissions and employee benefit plan payments (including any social security, social fund or similar contributions) of the Company and each Subsidiary for the last five (5) years have been properly reflected in the books and records of the Company and each of its Subsidiaries.

(o) The Company and each of its Subsidiaries have paid all vacation pay, accrued wages, salaries and commissions, employee benefit plan payments and contribution (including Central Provident Fund and any social security, social fund or similar contributions) as may be required under legally binding contracts and/or applicable Laws and has made all deductions required by applicable Laws to be made from employees, officers and directors or commissioners’ salaries or other remuneration and have remitted all such deductions to the relevant Governmental Authority.

(p) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(q) No present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, non-disclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(r) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above.

(s) Since January 1, 2021, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 5.16. Taxes.

(a) All Tax Returns, accounts, computations, notices, particulars, resolutions and other documents required by applicable Laws to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) or delivered to the relevant Governmental Authority in the relevant jurisdiction (including the Singapore Accounting and Corporate Regulatory Authority), all such Tax Returns (taking into account all amendments thereto), accounts, particulars, resolutions and other documents are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, and all charges in favor of the Company or its Subsidiaries have (if appropriate) been registered in accordance with applicable Laws.

(b) The Company and each of its Subsidiaries have paid all Tax which is assessable or due for payment on and the Company and each of its Subsidiaries have not been liable to any material penalty or interest in respect of any such Tax.

(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, and to the Company’s knowledge there is no fact, matter or circumstance which is reasonably likely to give rise to any such dispute or to any liability as to Taxes not provided for in the Audited Financial Statements or Financial Statements in respect of any accounting period for any Tax purposes ending on or before the Effective Time.

(f) There is no Tax audit or other examination or enquiry of the Company or any of its Subsidiaries presently in progress with respect to any Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit, enquiry or other examination (including a non-routine visit by any Governmental Authority), and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries or facts which are reasonably likely to cause such an investigation, enquiry, audit or non-routine visit to be instituted.

(g) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with a Governmental Authority whereby it is assessed to or accounts for Tax other than in accordance with the applicable Laws.

(h) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes.

(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Company and each of its Subsidiaries have kept and preserved those records which it has been required to keep and preserve for the purposes of Tax legislations or any relevant Law, including without limitation copies of all Tax Returns, registrations, elections, notices, and any other documents submitted to the relevant Governmental Authority and all such records remain true, complete and accurate.

(l) Within the past three (3) years, neither the Company nor any of its Subsidiaries have been, liable to pay any fine, interest, surcharge or penalty in relation to Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment), or involved in any dispute with, or the subject of an enquiry or investigation by, the relevant Governmental Authority.

(m) The Company, and each of its Subsidiaries, is, and always has been, resident only in their respective jurisdiction of incorporation for Tax purposes (and has never been treated as resident outside such place of incorporation for any Tax purposes). Neither the Company, or its Subsidiaries, is liable to pay and has at no time incurred any liability to Taxation chargeable under the laws of any jurisdiction other than in their respective jurisdiction of incorporation.

(n) Except as contemplated by this Agreement and the Transactions contemplated hereby, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) Except as set forth in Section 5.16(o) of the Company Disclosure Letter, to the Company’s knowledge, no liability to income tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will or may arise to the Company or any of its Subsidiaries or be increased as a result of or in consequence of the entry into this Agreement and/or the Transactions contemplated pursuant to this Agreement.

(p) Except as set forth in Section 5.16(p) of the Company Disclosure Letter, no relief which singly or in the aggregate, would result in a Company Material Adverse Effect (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed, arisen by operation of law and/or given to the Company or its Subsidiaries which could or might be, so far as the Company is aware, effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring prior to or on the Effective Time.

(q) Where applicable, the Company and each of its Subsidiaries, (i) is registered for the purposes of GST in its place of incorporation, for the purposes of legislation relating to applicable GST and is not registered and is not required to register in any other jurisdictions in respect of GST, (ii) has complied fully with and observed in all material respects the terms of GST legislation, (iii)_has maintained and obtained at all times all material records, invoices and other documents (as the case may be) which are accurate and up-to-date in all material respects, appropriate or requisite for the purposes of GST legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by GST legislation, (iv) obtains credit correctly for all input tax paid or suffered by it, (v) is not and has not been treated as a member of a group for the purposes of GST legislation, and has not applied for such treatment, and (vi) is not and has not been subject under GST legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

(r) Since the date of the most recent statement of financial position included in the Audited Financial Statements, neither the Company nor any of its Subsidiaries have incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits.

(s) All Related Party Agreements have been disclosed in Section 8.4 of the Company Disclosure Letter and are on an arm’s length basis and in compliance with applicable transfer pricing requirements.

(t) Save as set forth in Section 8.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any transaction or arrangement with a Company Related Party.

(u) Neither the Company nor any of its Subsidiaries are, or have been party to, or otherwise involved in any transaction: (i) which could give rise to a liability to Tax under any legislation introduced to counter tax avoidance, (ii) where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise, and/or (iii) in relation to which the Company or its Subsidiaries considered or were advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

Section 5.17. Insurance.

(a) Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation, nonrenewal or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed in Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

(b) The Company, and each Subsidiary of the Company, is in compliance in all material terms with the terms and provisions of its insurance policies and, neither the Company nor the Subsidiaries of the Company have done anything or omitted to do anything which might make any of the insurance policies void or voidable or might entitle any insurer not to pay all or part of any claim under any of the insurance policies.

(c) No notice of any claim has been made by or against the Company or any of the Company’s Subsidiaries, which is outstanding under any of the insurance policies and to the Company’ knowledge, there are no facts, matters or circumstances which is likely to give rise to a claim.

Section 5.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 5.18 of the Company Disclosure Letter. Section 5.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries. To the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to (i) give rise to such violation or default, or (ii) to give rise to a revocation, suspension, cancellation, variation or non-renewal of a license.

Section 5.19. Equipment and Other Tangible Property.

(a) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good and safe operating condition and repair (ordinary wear and tear expected), are suitable for their present use and are suitable in all material respects for the purposes for which they are used and intended and none are in a dangerous condition or in need of renewal or replacement (fair wear and tear excepted).

(b) Neither the Company, nor any of its Subsidiaries own, or have agreed to acquire shares or any other interest in any other corporation and does not have any branch, agency, division, establishment or operations outside Singapore, India, USA and Italy.

(c) The property, rights and assets owned or leased by the Company and its Subsidiaries, and the facilities and services to which the Company and/or its Subsidiaries has a contractual right comprise in all material respects, all the property, rights, assets, facilities and services necessary for the carrying on of its business fully and effectively in and to the extent and in the manner which it is presently conducted.

(d) Save in the ordinary course of business and for any warranty or guarantee implied by law, neither the Company, nor any of its Subsidiaries, have given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save in relation to any Contract of the type described in Section 5.13(a).

Section 5.20. Real Property. Section 5.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term and rental payment amounts pertaining to each such parcel of Leased Real Property, (iv) the current use of each such parcel of Leased Real Property and (v) the Real Property Lease associated with each Leased Real
Property. Neither the Company nor its Subsidiaries owns, occupies or otherwise uses any real property other than the Leased Real Property in connection with its business. With respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c) The Company’s and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and there are no material disputes with respect to such Real Property Leases (such materiality assessed with respect to a Company Material Adverse Effect).

(d) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) The Company and each if its Subsidiaries, have complied in all material respects with the terms of the Real Property Leases and all applicable Laws regarding the use of the Leased Real Property (such materiality assessed with respect to each Lease).

(f) There is no actual or pending action, dispute, claims or demands against the Company or any of its Subsidiaries under or in connection with the Real Property Leases and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such action, dispute, claim, demand or Action. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exist under any Real Property Lease.

(g) The Company and each of its Subsidiaries have paid in full all applicable government taxes, fees and other payments if and to the extent due and payable by the Company or its Subsidiaries in relation to the Real Property Lease.

Section 5.21. Intellectual Property.

(a) Section 5.21(a) of the Company Disclosure Letter contains a true, correct and complete list of each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, without the need for the Company or its Subsidiaries to acquire or license any other intellectual property rights.

(c) Neither the Company, nor any of its Subsidiaries, have any material trade secrets other than proprietary software, algorithms and pricing data, which is maintained in the form of confidential information that is adequately and properly documented to enable the Company and its Subsidiaries to acquire and retain its full benefit.

(d) None of the current officers, employees or consultants of the Company or any Subsidiary (at the time of their employment or engagement by the Company or such Subsidiary) has been or is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of the Company or such Subsidiary or that would conflict with the business of the Company or such Subsidiary as presently conducted or as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to the Company or such Subsidiary, inventions conceived or reduced to practice in connection with services rendered to the Company or such Subsidiary.

(e) In respect of any In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses): (i) such Material In-Licenses are in full force and effect, with no termination notice having been received or given by the Company or any of its Subsidiaries thereunder; (ii) no circumstances exist or have existed which entitle the licensor party to terminate or vary in any way such Material In-Licenses; (iii) the obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with in all material respects; (iv) there is no fact, matter or circumstance that is reasonably likely to entitle a party to terminate or unilaterally vary such Material In-Licenses which would singly, or in the aggregate, result in a Company Material Adverse Effect; and (v) there are no outstanding contingent liabilities in respect of any current written licensing agreement or other arrangement involving any Intellectual Property.

(f) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

(g) Except as set forth in Section 5.21(g) of the Company Disclosure Letter, (i) to the knowledge of the Company no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries, and (iii) to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

(h) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. There has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(i) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(j) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(k) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, is in compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

(l) No licenses to any Intellectual Property have been granted by the Company or any of its Subsidiaries to any third party save for those non-exclusive licenses granted in the ordinary course of the Company’s, or its Subsidiaries’, business.

(m) Neither the Company, nor any of its Subsidiaries, have transferred ownership of or granted any exclusive rights in, and will not be obliged to transfer ownership of or grant any exclusive rights in, any Intellectual Property to any third party.

(n) Neither the Company, nor any of its Subsidiaries, have or will do or omit to do anything which is likely to materially and prejudicially affect any goodwill in the Intellectual Property (such materiality assessed with respect to a Company Material Adverse Effect).

(o) The Company, and each of its Subsidiaries, own (or in the case of software, is licensed to use) all computer hardware or software or any other information technology equipment which is necessary for the carrying on of its business in and to the extent and in the manner which it is presently conducted.

(p) All of the Company’s and its Subsidiaries’ information technology assets are in functional working order and operate and perform in all material respects in conformance with the applicable specifications and documentation for such information technology assets, and all security patches or updates reasonably necessary for the Company or its Subsidiaries to carry on in their business, and that are generally available for the Company’s or its Subsidiaries’ information technology have been implemented or updated in accordance with its corresponding schedules.

(q) To the Company’s knowledge, there have been no errors, security breaches, malfunctions, failures, breakdowns or unauthorized uses of or access to any information technology (or the data within) used by the Company, or its Subsidiaries, within the last two years which has caused (i) a material (such materiality assessed with respect to a Company Material Adverse Effect) loss, disclosure or unauthorized use of business information or data of the Company or any of its Subsidiaries, (ii) a material (such materiality assessed with respect to a Company Material Adverse Effect) permanent inability to recover data; or (iii) a material (such materiality assessed with respect to a Company Material Adverse Effect) disruption to the operations of the business.

(r) There are currently in place procedures which are reasonably designed to (i) prevent unauthorized access to and the introduction of viruses and other contaminants into the information technology used by the Company or its Subsidiaries, (ii) take and store back-up copies of the software and data of the information technology used by the Company or its Subsidiaries, and (iii) manage and mitigate risks which may affect the business operations of the Company and its Subsidiaries in the event of malfunctions, failures, breakdown or material performance reduction of the information technology used by the Company or its Subsidiaries or material loss of data, whether due to natural disaster, power failure or otherwise.

(s) None of the bespoke software used by the Company or its Subsidiaries, (i) contains any restrictions on use (ii) will expire before the end of the current calendar year and cannot be renewed on substantially the same terms (iii) allows for third party owner to increase any license fee during the term of the agreement and/or (iv) allows any third party to vary or terminate the terms of the agreement.

Section 5.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, including the Personal Data Protection Act 2012 of Singapore, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) Except as set forth in Section 5.22(b) of the Company Disclosure Letter, during the last three (3) years (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a material breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, save as would not materially adversely affect the Company’s and its Subsidiaries’ business or operations.

Section 5.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws in force from time to time, and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws (such materiality assessed with respect to a Company Material Adverse Effect).

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property.

Section 5.24. Absence of Changes.

(a) Since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect, or (ii) any occurrence, fact, condition, circumstance or event which has resulted in a material alteration in the nature, scope or manner of the Company’s business, or the business of each of its Subsidiaries.

(b) Except as set forth in Section 5.24 of the Company Disclosure Letter, the Company has, in all material respects, lawfully carried on its business as a going concern in the ordinary and usual course and there has been no occurrence, fact, condition, circumstance or event which has resulted in a Company Material Adverse Effect on, or resulted in a material alteration in the nature, scope or manner of conducting the business of the Company, and each of its Subsidiaries.

(c) Neither the Company, nor any of its Subsidiaries, have entered into any transaction, assumed or incurred any liabilities (including contingent liabilities), made any payment, or agreed to do any of the foregoing, in each case, which is not in the ordinary and usual course of business.

(d) No dividend or other distribution has been, or agreed to be, declared, made or paid to the Company’s members except as provided for in the Audited Financial Statements.

Section 5.25. Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible), or taken any action that would be unlawful under any applicable Anti-Bribery Laws, whether governmental or commercial (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Prevention of Corruption Act 1960 of Singapore, the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Each of the Company and its Subsidiaries have implemented and maintains reasonable procedures to manage risks of non-compliance by each agent, director, commissioner, officer or employee of such Person with applicable Anticorruption Laws, and has instituted and maintained internal controls, policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has been or is, the subject of any internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, or proceedings, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(d) There have been no false or fictitious entries made in the books and records of the Company, or any of its Subsidiaries, relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Company, and its Subsidiaries, have not established or maintained a secret or unrecorded fund.

Section 5.26. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, each of their respective directors and officers, and to the knowledge of the Company, each of their respective employees, agents, commissioner (if any), Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect), and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws.

(b) Neither the Company, nor any of its Subsidiaries, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking or terrorist related activities, in violation of any Anti-Money Laundering Laws, Sanctions, or International Trade Laws; or (ii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, Sanctions, or International Trade Law, and there are and have been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has, been a Sanctioned Person or a Restricted Person, (ii) is acting, or has acted, on behalf of or for the benefit of any Sanctioned Person or a Restricted Person, or (iii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(d) The Company and its Subsidiaries have implemented and maintains reasonable procedures to manage risks of non-compliance by each agent, director, commissioner, officer or employee of such Person with applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws, and has instituted and maintained internal controls, policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith (including policies and procedures in relation to procurement).

(e) As far as the Company is aware, no Governmental Official nor Governmental Authority presently owns or shall receive an interest, whether direct or indirect, legal or beneficial, in the Company or its Subsidiaries (other than any sovereign wealth funds as limited partners or co-investors in investment funds, or in any other similar capacities) or has or will receive any legal or beneficial interest, other than as required by applicable Laws, in any payments made pursuant to this Agreement.

Section 5.27. Proxy/ Registration Statement. The information supplied by the Company or its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.28. Vendors.

(a) Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, up to the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2022 (the “Top Vendors”) but only to the extent such transaction volume during the applicable period was $200,000 or more.

(b) Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.29. Government Contracts. Except as set forth in Section 5.29 of the Company Disclosure Letter, the Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 5.30. Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary in all material respects for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 5.31. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 5.32. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Company Shareholders has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equity holders, partners, members and Representatives, including Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article VI.

Section 5.33. Brokers’ Fees. Except as set forth in Section 5.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.34. No Additional Representations or Warranties.

(a) Except as provided in this Agreement, this Article V (including the Company Disclosure Letter) and Section 13.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

(b) All documents, information, materials or answers contained in this Agreement and the Company Disclosure Letter or provided to the Acquiror or its Affiliates in written form is true and accurate and there is nothing omitted from any such document, information, material or answer or the Company Disclosure Letter which would render such document, information, material or answer contained in this Agreement and the Company Disclosure Letter misleading in any material respect (such materiality assessed with respect to a Company Material Adverse Effect). To the Company’s knowledge, there is no fact or matter not disclosed which is likely to affect the willingness of the Acquiror to proceed with the Transactions on the terms upon which the Acquiror would be willing to proceed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 or Section 6.15), (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), and (c) as otherwise explicitly contemplated by this Agreement, Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 6.1. Acquiror Organization. Acquiror has been duly incorporated and is validly existing as an exempted company in good under the Laws the Cayman Islands and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on Acquiror.

Section 6.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the board of directors of Acquiror and (B) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approval. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 10.2(a)(i), shall require approval by an Ordinary Resolution (as defined in the Acquiror’s Governing Documents), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose.

(c) The foregoing votes (which include the Acquiror Shareholder Approval) are the only votes of any of Acquiror’s Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions.

Section 6.4. Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (b) there is no outstanding Governmental Order imposed upon Acquiror, nor are any properties or assets of Acquiror or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of Acquiror.

Section 6.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since June 16, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The Acquiror SEC Filings contain true and complete copies of (i) the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from April 16, 2021 (inception) through December 31, 2021, together with the auditor’s reports thereon and (ii) the unaudited balance sheet as of June 30, 2022, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 1, 2022 through June 30, 2022 (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings or as otherwise set forth in Section 6.6 of the Acquiror Disclosure Letter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the Acquiror Financial Statements as of and for the six months ended June 30, 2022, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of the Acquiror Financial Statements as of and for the six months ended June 30, 2022, to normal year-end adjustment and the absence of footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise disclosed in Section 6.7 of the Acquiror Disclosure Letter, (b) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (c) the filing of the Proxy/Registration Statement with the SEC.

Section 6.8. Trust Account. As of the date of this Agreement, Acquiror has at least $115,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $4,025,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 12, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares initially sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Acquiror, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions).

Section 6.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10. Absence of Changes. Since March 31, 2022, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.11. No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (c) which would not be, or would not reasonably be expected to be, material to the business of Acquiror.

Section 6.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 300,000,000 Acquiror Class A Ordinary Shares, 11,500,000 of which are issued and outstanding as of the date of this Agreement, 256,668 of which remain in unseparated units issued in Acquiror’s initial public offering (“Units”) and 11,243,332 of which have separated from Units and are trading separately on the Nasdaq Global Market, (ii) 30,000,000 Acquiror Class B Ordinary Shares, of which 2,875,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Shares”). The foregoing represents all of the issued and outstanding Acquiror Shares as of the date of this Agreement. All issued and outstanding Acquiror Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, 14,365,000 Acquiror Warrants are issued and outstanding, 14,108,332 of which have separated from the Units and 356,668 of which remain in unseparated Units. The Acquiror Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Shares.

(c) Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby (including the PIPE Investment), Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Shares or the value of which is determined by reference to the Acquiror Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Shares.

(d) The Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13. Brokers’ Fees. Except for fees described in Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.14. Indebtedness. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter or as permitted by Section 9.4 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 6.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror that remains unpaid.

(e) There is no material Tax audit or other examination of Acquiror presently in progress with respect to any material Taxes, nor has Acquiror been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) The Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. The Acquiror has not made a change of any method of accounting with respect to any Taxes.

(g) The Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(i) Except as contemplated by this Agreement and the Transactions, Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.16. Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b) Except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Documents to which it is party and the other documents and transactions contemplated hereby and thereby (including with respect to Acquiror Transaction Expenses) and contracts with the underwriters of Acquiror’s initial public offering, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts) other than Working Capital Loans. As of the date of this Agreement, the aggregate amount outstanding under the Working Capital Loans is $0.

Section 6.17. Nasdaq Stock Market Listing. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market under the symbol “FATP”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 6.18. Proxy/Registration Statement. The information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Acquiror Shareholders, and (c) the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.19. Reserved.

Section 6.20. No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equity holders, partners, members or Representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.21. Statutory Registers. (a) Except as set forth on Section 6.21 of the Acquiror Disclosure Letter, all registers, statutory books, books of account and other corporate records of the Acquiror are up-to-date, maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with in such books and records, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 6.22. Legal Compliance.

(a) Except as would not be material to the business of the Acquiror, Acquiror is in compliance with all applicable Laws in all material respects.

(b) Since its inception, Acquiror has not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of Acquiror.

(c) Acquiror maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violations of applicable Law by any of Acquiror’s directors, officers, employees or Representatives or other Persons, acting on behalf of Acquiror will be prevented, detected and deterred.

Section 6.23. Anti-Corruption Compliance.

(a) Neither Acquiror, nor any of its directors or officers, nor to the knowledge of the Acquiror, any of Acquiror’s employees, agents, Representatives or other Persons acting for or on behalf of Acquiror has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting Acquiror, or any agent or any other Person acting for or on behalf of Acquiror, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Acquiror has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of Acquiror, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to Acquiror.

Section 6.24. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Acquiror, its directors and officers, and to the knowledge of Acquiror, each of its employees, agents, Representatives and other Persons acting on behalf of Acquiror (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Acquiror related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither Acquiror nor any of its directors or officers, nor to the knowledge of Acquiror, any employees, agents, Representatives or other Persons acting on behalf of Acquiror, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) Acquiror has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 6.25. No Additional Representation or Warranties. Except as expressly provided in this Article VI, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its respective Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

ARTICLE VII
[RESERVED]

ARTICLE VIII
COVENANTS OF THE COMPANY

Section 8.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents. Without limiting the generality of the foregoing, except as set forth on Section 8.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;

(b) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company Shares or other Equity Securities of the Company;

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares or Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests in accordance with the terms of the applicable Company Incentive Plan as in effect on the date hereof and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Exchange;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except as otherwise required by Law or pursuant to the Contracts listed in Section 5.13(a) of the Company Disclosure Letter, (i) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice and pursuant to existing Company Incentive Plans as in effect on the date hereof, (ii) make any change in the key management structure of the Company, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any Key Executive except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (v) increase the cash component or bonus opportunity of any officer or director except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (vi) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vii) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $100,000 individually or $200,000 in the aggregate, other than in the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) borrowings under credit agreements disclosed in Section 8.1 of the Company Disclosure Letter, in the form that exists on the date hereof, or (ii) the ordinary course funding and cash management by the Company or the Company’s Subsidiaries;

(j) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) except as contemplated by this Agreement and the Transactions contemplated hereby, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) issue any additional Company Shares, Equity Securities or securities exercisable for or convertible or exchangeable into Company Shares or other Equity Securities of the Company;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Exchange);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(o) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(p) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in Section 8.1(p) of the Company Disclosure Letter, in the aggregate;

(q) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(s) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(u) terminate without replacement or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(v) make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards; or

(w) enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession or control of the Company or its Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Acquiror or its Representatives pursuant to this Section 8.2 shall be subject to the Confidentiality Agreement.

Section 8.3. Preparation and Delivery of Additional Company Financial Statements.

(a) If the Effective Time has not occurred prior to September 30, 2022, as soon as reasonably practicable following September 30, 2022, the Company shall deliver to Acquiror the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2022, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company H1 Financial Statements”). Upon delivery of the Company H1 Financial Statements, the representations and warranties set forth in Section 5.9 shall be deemed to apply to the Company H1 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement. Upon delivery of the H1 Pro Forma Financial Statements, the representations and warranties set forth in Section 5.9(c) shall be deemed to apply to such H1 Pro Forma Financial Statements in the same manner as the Pro Forma Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement.

(b) Each of the Company and Acquiror shall each use its reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, or Acquiror, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 8.4. Related Party Agreements. All Related Party Agreements set forth in Section 8.4 of the Company Disclosure Letter, which for the avoidance of doubt shall not include Related Party Agreements with respect to a Company Related Party’s employment, consultation or other similar engagement and incentive arrangements, shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 8.4 of the Company Disclosure Letter.

Section 8.5. Alternative Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, the Company and its Subsidiaries shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

Section 8.6. Nasdaq Listing. From the date of this Agreement through the earlier of the Closing and termination of this Agreement, the Company shall provide all reasonable assistance reasonably required by Acquiror in order for the review of any “Listing of Additional Shares Notification Form” filed by Acquiror with Nasdaq pursuant to Section 9.2 to be completed prior to the Effective Time.

Section 8.7. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Acquiror in writing, upon the Company or any of its Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in Article V or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 8.8. No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries and its and their directors, officers and other Affiliates not to purchase or sell any securities of Acquiror in violation of such Laws.

Section 8.9. Shareholder Litigation. Without limiting Section 8.1: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Company Shareholders prior to the Closing, the Company shall promptly after becoming aware of such litigation notify Acquiror of such litigation and keep Acquiror reasonably informed with respect to the status thereof; and (b) the Company shall provide Acquiror Sub the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith Acquiror’s suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.10. Encouragement of Company Shareholders to Exchange Shares. As soon as practicable following the date that the Proxy/Registration Statement has been declared effective by the SEC, the Company will distribute copies of the Prospectus/Proxy Statement contained therein to the Company Shareholders and exert its commercially reasonable best efforts to encourage (i) all of the Company Shareholders to irrevocably submit their duly executed Share Exchange Agreements and Company Shares duly endorsed for transfer for exchange to Acquiror and (ii) each holder of Unvested Grant Shares to submit to Acquiror and the Company a duly executed Unvested Restricted Share Amendment, in each case by the date of the Acquiror Shareholders’ Meeting.

ARTICLE IX
COVENANTS OF ACQUIROR

Section 9.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay to the underwriters of Acquiror’s initial public offering all outstanding deferred underwriting commissions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.2. Nasdaq. From the date of this Agreement through the Closing, Acquiror shall use its reasonable best efforts to ensure that the Acquiror Ordinary Shares remain listed on the Nasdaq Global Market. In addition, to the extent required, Acquiror shall timely file a “Listing of Additional Shares Notification Form” with Nasdaq with respect to the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions, including pursuant to the Exchange, and to use its reasonable best efforts to have the review of such form completed prior to the Effective Time.

Section 9.3. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, Acquiror shall not, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal, (b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

Section 9.4. Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 9.10 or any Pool Offering consented to by the Company in accordance with Section 9.11), (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 9.4 of the Acquiror Disclosure Letter, (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 9.4 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (A) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (B) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (C) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, redemptions of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(d) except in the ordinary course of business consistent with past practice, (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) except as contemplated by this Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f) other than as expressly required by the Sponsor Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of Acquiror (including (i) any Person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in the Sponsor) other than a Working Capital Loan;

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Acquiror Transaction Expenses;

(h) (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than the issuance of Equity Securities pursuant to the PIPE Investment and issuances of new Acquiror Warrants issued to Sponsor in respect of any Working Capital Loans or issuances of Acquiror Shares issuable upon, or subject to, the exercise or settlement of the Acquiror Warrants and the issuance of the Aggregate Exchange Consideration and the assumption of the Unvested Grant Shares), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i) make any change in its accounting principles or methods unless required by GAAP or applicable law;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

(l) enter into any agreement to do any action prohibited under this Section 9.4.

Section 9.5. Acquiror Public Filings. From the date hereof through the Effective Time or the earlier termination of this Agreement, Acquiror will use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. All such SEC reports (including any financial statements or schedules included therein) (i) shall be prepared in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) shall not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As used in this Section 9.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC reports which discuss or refer to the Company, this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 9.6. Shareholder Litigation. Without limiting Section 9.4, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any Acquiror Shareholders prior to the Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 9.7. Section 16 Matters. Prior to the Closing Date, Acquiror shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Acquiror Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Acquiror, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.8. Employee Matters.

(a) Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, the board of directors of Acquiror shall approve and adopt the Equity Incentive Plan which shall be solely for the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman, or the role title equivalent for each of the roles performed (the “Incentive Equity Plan”), in the form attached hereto as Exhibit H and in the manner prescribed under applicable Laws, effective as of the Closing Date, which will provide that the total awards under such Incentive Equity Plan will be 2,000,000 Acquiror Class A Ordinary Shares.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.8 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 9.9. Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the board of directors of Acquiror shall consist of (i) one director of Acquiror continuing in office from prior to the Effective Time who will be selected by Acquiror, (ii) the Chairman and the Chief Executive Officer of the Company as of immediately prior to the Effective Time and (iii) four persons who constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2) and who are mutually acceptable to Acquiror and the Company; and

(b) the officers of Acquiror shall consist of the officers of the Company as of immediately prior to the Effective Time, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 9.10. PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror shall use its reasonable commercial efforts to enter into and consummate Subscription Agreements with investors relating to a PIPE Investment, and Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror). The Acquiror shall use its reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. The Acquiror shall not terminate, amend or waive in any manner materially adverse to the Acquiror, any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Each of the Acquiror and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Subscription Agreements. Additionally, during the Interim Period, the Acquiror may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or the Acquiror reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be on materially less favorable terms to the Acquiror or the Company than those set forth in existing Subscription Agreements. If the Acquiror elects to seek such additional Subscription Agreements (with, solely with respect to any additional Subscription Agreements containing terms that are substantially different from the terms of Subscription Agreements then in effect, the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned), the Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Acquiror). The Acquiror will deliver to the Company true, correct and complete copies of each Subscription Agreement entered into by the Acquiror and any other Contracts between the Acquiror and PIPE Investors that could affect the obligation of such PIPE Investors to contribute to the Acquiror their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the Subscription Agreement of such PIPE Investor. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written consent of the Acquiror, not to be unreasonably withheld, delayed or conditioned.

Section 9.11. Support Pool. Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror shall be entitled to issue in one or more private placements (each a “Pool Offering”) to investors mutually reasonably acceptable to Acquiror and the Company (each a “Pool Investor”) Class A Ordinary Shares and/or any combination of Preference Shares convertible into Class A Ordinary Shares or warrants, options or rights that are exercisable for Class A Ordinary Shares (“Pool Securities”) all in an aggregate amount equal on a fully-diluted basis to one million (1,000,000) Class A Ordinary Shares (the “Pool Shares”) for purposes that are mutually reasonably acceptable to Acquiror and the Company and pursuant to subscription agreements and other related private placement documents in form and substance mutually reasonably acceptable to Acquiror and the Company (“Pool Subscription Documents”). The Pool Subscription Documents may provide that the Pool Securities offered pursuant thereto may be issued before, at or after the Closing as may be mutually reasonably acceptable to Acquiror and the Company. The Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Pool Offerings and use their respective reasonable efforts to cause such Pool Subscription Documents to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any Pool Investor meetings and roadshows as reasonably requested by the Acquiror). The Acquiror will deliver to the Company true, correct and complete copies of all Pool Subscription Documents entered into by the Acquiror and any other Contracts between the Acquiror and Pool Investors that could affect the obligation of such Pool Investors to contribute to the Acquiror their applicable portion of the aggregate gross proceeds of the Pool Offering as set forth in the Pool Subscription Documents of such Pool Investor.

Section 9.12. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall promptly (and in any event prior to the Closing) notify the Company in writing, upon Acquiror becoming aware (awareness being determined with reference to the knowledge of Acquiror) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by Acquiror in Article VI or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 9.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to the Company.

ARTICLE X
JOINT COVENANTS

Section 10.1. Regulatory Approvals; Other Filings.

(a) Each of the Company and Acquiror shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and Acquiror shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other party an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that neither party shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 10.2. Preparation of Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

(i)	As promptly as reasonably practicable after the execution of this Agreement, the Company and Acquiror shall prepare, and Acquiror shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the Acquiror Class A Ordinary Shares issuable to the Company Shareholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt:

A.	this Agreement, the other Transaction Documents, and the business combination contemplated in this Agreement (and, to the extent required, the issuance of any shares in connection with the PIPE Investment),

B.	the approval of the Acquiror Amended & Restated Charter,

C.	the approval for purposes of complying with applicable listing rules of Nasdaq, of the issuance of Acquiror’s Class A Ordinary Shares and Series A Convertible Preference Shares as contemplated in this Agreement and the PIPE Investment;

D.	the adoption and approval of the Incentive Equity Plan in the form attached hereto as Exhibit H which will provide that the total awards under such Equity Plan will be 2,000,000 Acquiror Class A Ordinary Shares,

E.	the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (E), and

F.	any other proposals as the SEC (or a staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (E), collectively, the “Transaction Proposals”).

(ii)	Acquiror and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, each of the Company and Acquiror shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Acquiror Class A Ordinary Shares pursuant to this Agreement. Each of the Company and Acquiror also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii)	Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(iv)	Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v)	Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror and the Company. Acquiror will advise the Company promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Acquiror Class A Ordinary Shares to be issued or issuable in connection with this Agreement (or upon exercise of any warrant under the New Crystal Technology Services Warrant Agreement) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi)	Each of Acquiror and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement, as amended or supplemented pursuant to Section 10.2(a)(vii), will, at the date it is first mailed to the Acquiror Shareholders or mailed or otherwise provided to the Company Shareholders, and at the time of the Acquiror Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)	If at any time prior to the Effective Time the Company or Acquiror becomes aware that the Proxy/Registration Statement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and the Acquiror and the Company shall cooperate to prepare and have Acquiror promptly file with the SEC an appropriate amendment or supplement to the Proxy/Registration Statement that corrects such misstatement or omission and, to the extent required by Law, shall disseminate such amendment or supplement to the Acquiror Shareholders and Company Shareholders.

(b) Acquiror Shareholder Approval.

(i)	After the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall (A) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”)) and (B) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Acquiror Shareholders, or such other date as may be agreed by Acquiror and the Company, acting reasonably, hold such Acquiror Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii)	Acquiror will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror’s Governing Documents. Acquiror (A) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (B) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii)	The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Acquiror (the “Acquiror Board”) has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

(c) Company Preference Conversion. If and to the extent that any Company Preference Shares remain outstanding as of a date five (5) Business Days prior to the date of Exchange, the Company shall with reasonable promptness (and in any event prior to the Exchange) procure that all Company Preference Shares, and any other preferred shares in the capital of the Company, are duly converted into Company Ordinary Shares in accordance with the Company’s Governing Documents.

Section 10.3. Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable; provided that the Company shall not be required to act or omit to take any action that would constitute a breach of Section 8.1 and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 9.4.

Section 10.4. Further Actions.

(a) Prior to the Closing, each of the Company and Acquiror shall take all such actions as are reasonably necessary so that the Transactions shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i)	to the extent applicable, as soon as practicable following the execution of this Agreement, each of the Company and Acquiror shall contact and engage with its secured creditors (if any) and such other creditors of the Company and/or Acquiror as may be agreed between Acquiror and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Exchange and the Transactions on terms satisfactory to the Company and the Acquiror, both acting reasonably;

(ii)	as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company and Acquiror shall so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Acquiror and the Company, respectively, to approve the Transactions;

(iii)	as soon as practicable, the Acquiror shall arrange for the payment of applicable stamp duty incurred in relation to any transfer of the Company’s shares pursuant to the Exchange to be made to the Inland Revenue Authority of Singapore; and

(iv)	the Company shall provide to Acquiror the updated electronic register of members of the Company following the filing of the transfer of existing shares with ACRA showing the Acquiror as the shareholder of all of the shares in the Company, which shall confirm that the existing shares have been successfully transferred to the Acquiror; provided that, for the purposes of determining satisfaction of the conditions in Article XI as they relate to the performance of the covenants in this Section 10.4(a)(iii), the words “in all material respects” in Section 11.2(b) shall be disregarded for purposes of determining whether the covenants set forth in this Section 10.4(a)(iii) have been performed.

(b) If at any time prior to the Effective Time the Company or Acquiror becomes aware that any Company Shareholder or Acquiror Shareholder, respectively, or any other person to whom the Company or Acquiror, respectively, is under an obligation, intends to object or has objected to the Exchange or any of the transactions contemplated under this Agreement (or the notification of publication thereof) (each, an “Exchange Objection”), (i) Acquiror and the Company shall discuss in good faith how to address any such Exchange Objection and each of Acquiror and the Company shall use its reasonable efforts to deal with such Exchange Objection so that no Company Shareholder or Acquiror Shareholder, or other person to whom the Company or Acquiror is under an obligation, is able to delay the Transactions or cause the Transactions not to be consummated and (ii) neither the Company nor Acquiror shall agree to any material settlement or accommodation in respect of any Exchange Objection without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

Section 10.5. Transfer Taxes. With the exception of all stamp duty arising in connection with the transfer of shares pursuant to the Exchange which shall be borne by the Acquiror as an Acquiror Transaction Expense, all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents shall constitute Company Transaction Expenses.

Section 10.6. No Tax Free Reorganization. The Company and the Acquiror acknowledge and agree that they have not structured this Agreement or the Transactions to be a non-taxable event pursuant to any applicable Tax Laws.

Section 10.7. Cooperation; Consultation.

(a) Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement (including the PIPE Investment) the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date hereof until the Effective Time, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of Acquiror and the Company shall keep the other reasonably informed from time to time upon reasonable request with respect to the PIPE Investment, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of the Transactions with respect to such matters.

Section 10.8. PIPE Investments. During the Interim Period, each of Acquiror and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) confer with the other party regarding timing of the expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to the counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (e) cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the applicable Subscription Agreement in accordance with their terms. Acquiror shall take all actions required under the Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing Acquiror Class A Ordinary Shares as and when required under any such Subscription Agreements.

Section 10.9. Indemnification and Insurance.

(a) From and after the Effective Time, each of Acquiror and the Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror and the Company shall, and shall cause their Subsidiaries to (A) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Acquiror or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2022; provided, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 10.9 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 10.9 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Acquiror and the Company and all of their respective successors and assigns; and (ii) in the event that Acquiror or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of Acquiror and the Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror and the Company, as applicable, shall succeed to the obligations set forth in this Section 10.9.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) The provisions of this Section 10.9: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Acquiror and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

ARTICLE XI
CONDITIONS TO OBLIGATIONS

Section 11.1. Conditions to Obligations of Acquiror and the Company at Closing. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by either or both parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) all of the Company Shareholders shall have irrevocably submitted a duly executed Share Exchange Agreement and all of his, her or its original certificates for the Company Shares for exchange for Acquiror Class A Ordinary Shares in the Exchange to Acquiror and each holder of Unvested Grant Shares shall have submitted to Acquiror and the Company a duly executed Unvested Restricted Share Amendment, in each case in accordance with the terms and provisions of this Agreement no later than the date of the Acquiror Shareholders’ Meeting;

(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) To the extent required, Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Acquiror with Nasdaq with respect to the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions;

(e) no Exchange Objection shall have been raised, or any such Exchange Objection which has been raised shall have been addressed such that no member or creditor of the Company or Acquiror, or other person to whom the Company or Acquiror is under an obligation, shall have the ability to delay the Exchange or cause the Exchange not to be consummated;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over either of the parties hereto with respect to the Transactions;

(g) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) including funds remaining in the Trust Account after accounting for Acquiror Share Redemptions and the proceeds of any PIPE Investment; and

(h) Acquiror shall have cash and cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Acquiror Share Redemption) and the proceeds of any PIPE Investment introduced by the Acquiror, after giving effect to the payment of the Acquiror Transaction Expenses and the Company Transaction Expenses pursuant to the terms of Section 3.5(c) hereof, at least equal to Twenty-Five Million U.S. Dollars ($25,000,000).

(i) Crystal Technology Services Pte. Ltd. shall have executed and delivered to the Company and Acquiror its duly signed counterparts of the New Crystal Technology Warrant Agreement and the Termination of Share Warrant Agreement Dated 17 December 2021 attached as Schedule 3 thereto.

Section 11.2. Conditions to Obligations of Acquiror at Closing. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company contained in Section 5.6 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than Section 5.6 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in Article V of this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.2(a)(iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) all Company Preference Shares, and any other preference shares in the capital of the Company, shall have been converted into Company Ordinary Shares;

(d) Each of the Restrictive Covenant Agreements with each of the Key Executives (other than Giuseppe Donagemma) shall be in full force and effect in accordance with the terms thereof as of the Closing; and

(e) if the Effective Time shall occur on a date following September 30, 2022, the Company H1 Financial Statements shall have been provided pursuant to Section 8.3(c).

Section 11.3. Conditions to the Obligations of the Company at Closing. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 6.12 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Acquiror Fundamental Representations (other than Section 6.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.3(a)(iii), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement; and

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

ARTICLE XII
TERMINATION/EFFECTIVENESS

Section 12.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions, other than any such restraint that is immaterial;

(c) by the Company or the Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if the Acquiror Board has publicly announced its proposal, or has publicly announced its resolution, to withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining the Acquiror Shareholders’ Approval, the Acquiror Board Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date falling 180 days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement;

(f) by Acquiror if (i) original certificates for less than one hundred percent (100%) of the Company Shares duly endorsed for transfer to Acquiror have been submitted for exchange along with duly executed Share Exchange Agreements from the Company Shareholders or (ii) all holders of Unvested Grant Shares shall not have submitted to Acquiror and the Company a duly executed Unvested Restricted Share Amendment, in each case by the date of the Acquiror Shareholders’ Meeting; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 11.3(a) and Section 11.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach of this Agreement.

Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 10.5, this Section 12.2 and Article XIII and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XIII
MISCELLANEOUS

Section 13.1. Trust Account Waiver. The Company hereby represents and warrants that it has read the final prospectus of Acquiror, dated as of October 12, 2021 and filed with the SEC (File No. 333-257126) on October 14, 2021 (the “Prospectus”) available at www.sec.gov, and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Acquiror Share Redemptions, (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to Acquiror’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to Acquiror after or concurrently with the consummation of a Business Combination. The Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.1), neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and each of its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 13.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 13.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other party). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to Acquiror, to:

Fat Projects Acquisition Corp 27 Bukit Manis Road Singapore 099892
Attention:	David Andrada & Nils Michaelis
Email:	david@fatprojects.com;
nils@fatprojects.com

with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001
Attention:	Andrew M. Tucker, Esq.
Eric K. Graben, Esq.
Email:	andy.tucker@nelsonmullins.com
eric.graben@nelsonmullins.com

(b)	If to the Company, to:

Avanseus Holdings Pte. Ltd.
230 Victoria Street, #15-01/08 Bugis Junction
Singapore 188024
Attention:	Bhargab Mitra
MeiLan Ng
Email:	bhargab.mitra@avanseus.com
Meilan.ng@avanseus.com

with copies to (which shall not constitute notice):

Eng and Co. LLC 7 Straits View, #11-01 Marina One East Tower
Singapore 018936
Attention:	Rachel Eng
Andrew Heng
Email:	rachel.eng@mail.engandcollc.com Andrew.heng@mail.engandcollc.com

and

Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830
Attn:	Joseph Lucosky
Email:	jlucosky@lucbro.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties may enforce Section 10.9; and (b) the Non-Recourse Parties may enforce Section 13.17.

Section 13.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Company shall pay or cause to be paid the Acquiror Transaction Expenses and the Company Transaction Expenses at the Closing in accordance with Section 3.5(d).

Section 13.7. Governing Law. This Agreement shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the board of directors of the Company and the Exchange shall in each case be governed by the laws of Singapore and the fiduciary duties of the board of directors of Acquiror shall be governed by the laws of the Cayman Islands.

Section 13.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.10. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.11. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 13.12. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Acquiror Shareholders without such approval having been obtained.

Section 13.13. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided, that no party shall be required to obtain consent pursuant to this Section 13.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.13(a).

(b) The restriction in Section 13.13(a) shall not apply to the extent the public announcement is required by applicable Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 13.13.

Section 13.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.15. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must first be brought in the federal courts located in the City and State of New York and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.15.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.16. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.17. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 13.18. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 12.2 or (b) in the case of claims against a Person in respect of such Person’s knowing and intentional fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article XIII.

Section 13.19. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Fat Projects Group”), on the one hand, and (ii) any member of the Avanseus Group, on the other hand, any legal counsel, including Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), Harney, Westwood & Riegels LP (“Harneys”) and Pinsent Masons (“Pinsent Masons”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Fat Projects Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company and, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Fat Projects Group, on the one hand, and Nelson Mullins, Harneys and/or Pinsent Masons, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Fat Projects Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Avanseus Group”), on the one hand, and (ii) the Acquiror and/or any member of the Fat Projects Group, on the other hand, any legal counsel, including Eng and Co. LLC (“Eng and Co.”) and Lucosky Brookman LLP (“LB”), that represented the Company prior to the Closing may represent any member of the Avanseus Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror and the Company, on behalf of their respective successors and assigns, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Avanseus Group, on the one hand, and Eng and Co. and/or LB, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Avanseus Group after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FAT PROJECTS ACQUISITION CORP.

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO and Director

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

EXHIBIT A

FORM OF SHARE EXCHANGE AGREEMENT

Strictly Private and Confidential

To:

[●]

[To be updated with shareholder details]

[insert address]

[Attention: [●]]

(“Seller”)

From:

FAT PROJECTS ACQUISITIONS CORP.

27 Bukit Manis Road

Singapore, 099892

Sentosa Golf Club

Attention: [●]

(“Acquiror”)

Date:

SALE OF ALL SHARES IN AVANSEUS HOLDINGS PTE. LTD. TO FAT PROJECTS ACQUISITION CORP.

Dear Seller,

1.	Pursuant to the business combination agreement entered into between Avanseus Holdings Pte. Ltd. (“Avanseus”) and the Acquiror dated [insert date] (the “BCA”), the Seller as legal and beneficial owner of the Subject Shares (as defined below in paragraph 3) has agreed to sell to the Acquiror, and the Acquiror has agreed to purchase the Subject Shares from the Seller at and subject to the occurrence of the Closing (as defined in paragraph 5 below) on the terms and conditions as set out in this share exchange agreement (the “Agreement”).

2.	The Seller acknowledges and agrees that Seller has received a copy of the BCA (including all exhibits thereto) and a copy of the Proxy Statement/Prospectus of Acquiror dated [●] (the “Prospectus”) included in the registration statement on Form S-4 filed by the Acquiror with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on [●] (Commission File No. [●])

3.	Subject Shares: The Seller is the legal and beneficial owner of the shares issued in the share capital of Avanseus set out below (the “Subject Shares”). Seller represents and warrants to Acquiror that the Subject Shares represent all of the Avanseus shares owned by Seller.

Class of Shares	Number of Shares
[to insert]	[to insert]

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4.	Conversion of Series A preference shares into ordinary shares: To the extent that any of the Subject Shares are Series A preference shares, the Seller hereby agrees to the conversion of each and every Series A preference share issued in the share capital of Avanseus held by the Seller, with each such Series A preference share being converted into one (1) ordinary share issued in the share capital of Avanseus on a date to be notified by Avanseus to the Seller on or prior to Closing (as defined in paragraph 5 below). For the avoidance of doubt, any such ordinary shares issued in the share capital of Avanseus to the Seller upon conversion of the Series A preference shares held by such Seller shall be included in the definition of “Subject Shares”.

5.	Subject Shares shall be free of Encumbrances: The Subject Shares shall be free from all claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing (“Encumbrances”) and shall be transferred with all rights, title and benefits attaching to them at or after closing of the sale and purchase of the Subject Shares in accordance with the terms and conditions of this Agreement (“Closing”).

6.	Waiver: The Seller waives all rights of pre-emption and other restrictions on transfer over the Subject Shares (or any other shares in the capital of the Avanseus) conferred on it so as to permit the sale and purchase of the Subject Shares (and the sale and purchase of any other shares in the capital of the Avanseus, where the Acquiror is the person acquiring such shares).

7.	Consideration for sale and purchase of Subject Shares: The consideration for the transfer of the Subject Shares by the Seller to the Acquiror shall be the amount of [US$3.187 per share, which shall be satisfied by the Acquiror allotting and issuing [0.3187] Class A ordinary shares in the capital of the Acquiror to the Seller for each Subject Share (the “Consideration Shares”). The Consideration Shares shall, when issued to the Seller, be free from all Encumbrances and shall rank pari passu in all respects with all ordinary shares then in issue in the capital of the Acquiror.

8.	Conditions precedent to exchange: Closing is conditional upon satisfaction of the following conditions on or before the date that is [●] Business Days after the date of the Prospectus (where “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Singapore, or New York or Governmental Authorities in the Cayman Islands are customarily closed):

a.	the Seller shall deliver to Acquiror a copy of the instrument of transfer (attached hereto as Annex A) duly executed by the Seller; and

b.	the Seller shall deliver to Acquirior:

i.	the original share certificate(s) issued by Avanseus to the Seller for the Subject Shares to hold pending Closing and for cancellation upon Closing; or

ii.	if such share certificate(s) have been lost or destroyed, the duly executed share certificate indemnity form (the form of which may be requested from Avanseus).

9.	Closing: Subject to the satisfaction or waiver by Acquiror or Avanseus, as applicable, of all of the conditions in the BCA to the obligations of the Acquiror and Avanseus to close the transactions contemplated in the BCA and the conditions precedent set out in paragraph 8 above (together, the “Conditions”) being satisfied, Closing shall take place at such time and in such manner stipulated by the BCA or such other date as notified to the Seller by Avanseus. The Seller shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary for the purposes of the satisfaction of the Conditions.

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10.	Acquiror’s and Seller’s Closing Obligations: On Closing and subject to the satisfaction of the Conditions, the Acquiror shall initiate the procedures set forth in Section 4.2 of the BCA for the issuance of the Consideration Shares to the Seller in accordance with the provisions of such Section 4.2 and Seller shall execute and deliver to the Exchange Agent (as defined in such Section 4.2) such letters of transmittal and agents messages and other deliverables as the Exchange Agent may request as a condition to Seller’s receipt of the Consideration Shares.

11.	Seller’s Warranties: The Seller warrants and represents to the Acquiror as of the date of this Agreement and on Closing that:

a.	if the Seller owns any Series A preference shares issued in the share capital of Avanseus, the Seller shall procure that these Series A preference shares shall be validly converted into ordinary shares and comprise the Subject Shares at Closing;

b.	the Seller has the legal right and full power and authority to enter into and perform this Agreement and any other ancillary documents to which it is a party, which when executed will constitute valid and binding obligations of the Seller, in accordance with their respective terms;

c.	the execution and delivery of, and the performance by, the Seller of its obligations under this Agreement and the ancillary documents to which it is a party will not:

i.	if applicable, result in a breach of any provision of the constitution or equivalent constitutional document of the Seller; or

ii.	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Seller is a party or by which the Seller or any of its assets is bound;

d.	the Seller is and will on Closing be beneficially entitled to or is otherwise able to procure the transfer of the Subject Shares to the Acquiror;

e.	the Subject Shares, and the transfer thereof to Acquiror as contemplated herein, are and will on Closing be free from any and all Encumbrances whatsoever.

f.	If the Seller is an affiliate of Acquiror immediately following the Closing, Seller acknowledges and agrees that the Consideration Shares will, for purposes of US securities laws, represent control securities and may not be offered or sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an available exemption from registration or in a transaction not subject to the registration requirements of the Securities Act and in accordance with applicable securities laws.

12.	Acquiror’s Warranties: The Acquiror warrants and represents to the Seller as of the date of this Agreement and on Closing that:

a.	the Acquiror is a company duly incorporated and validly existing under the laws of the Cayman Islands;

b.	the Acquiror has the legal right and full power and authority to enter into and perform this Agreement and any other ancillary documents to which it is a party, which when executed will constitute valid and binding obligations of the Acquiror, in accordance with their respective terms;

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c.	the execution and delivery of, and the performance by, the Acquiror of its obligations under, this Agreement and the ancillary documents to which it is a party will not:

i.	result in a breach of any provision of the constitution or equivalent constitutional document of the Acquiror; or

ii.	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Acquiror is a party or by which the Acquiror or any of its assets is bound;

d.	the Consideration Shares are and will on Closing:-

i.	be free from any and all Encumbrances whatsoever;

ii.	rank pari passu in all respects with all ordinary shares then in issue in the share capital of the Acquiror; and

iii.	be validly issued, allotted and credited as fully paid-up;

e.	all consents (if required) for the purchase of the Subject Shares and for the allotment and issuance of the Consideration Shares have been obtained or will be obtained by Closing.

13.	Covenants: If the Seller defaults on the terms of this Agreement, Avanseus shall have the right (but not the obligation) to transfer the Subject Shares (or any part thereof) to the Acquiror at the price as set out in paragraph 7 of this Agreement. In the event of such a transfer, any director or the secretary of Avanseus shall be deemed to be appointed as the Seller’s attorney with full power to do all such acts, matters, and things and to execute transfers and other documents on the Seller’s behalf to effect compliance of the Seller’s obligations under this Agreement. The Seller hereby ratifies and confirms all such actions carried out on his/her/its behalf by the attorney(s). Issuance of the Consideration Shares in the Seller’s name shall be good discharge to the Acquiror. Nothing in this paragraph shall prejudice any other legal or equitable remedy which is available to the Acquiror.

14.	Stamp duty: The Acquiror shall bear the cost of all stamp duty arising in connection with this Agreement and the transfer of shares contemplated in this Agreement.

15.	Termination: In the event that the BCA is terminated for any reason without the occurrence of the Closing, this Agreement shall be automatically terminated with immediate effect, and neither Seller nor Acquiror shall have any liability under or in connection with this Agreement to the other or to any other person.

16.	General provisions:

a.	The Seller and the Acquiror (the “Parties”) agree that the agreements made by the Parties pursuant to this Agreement are irrevocable.

b.	The Seller acknowledges, agrees and authorises any director or the secretary of Avanseus to date and release any documents executed by the Seller for the purpose of the sale and purchase of the Subject Shares pursuant to this Agreement, including for the avoidance of doubt, any instrument of transfer executed by the Seller in relation to the Subject Shares.

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c.	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.

d.	If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and no further and shall not affect the validity, legality or enforceability of any other provision of this Agreement.

e.	No variation of this Agreement shall be effective unless in writing and signed by both Parties.

f.	This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

g.	This Agreement shall constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and shall supersede and replace any previous written or oral agreement among the Parties in relation to the same.

h.	A person who is not party to this Agreement, other than Avanseus, has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement. Avanseus may enforce any right explicitly granted to Iit herein as though it were a party to this Agreement

i.	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. The Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

Signatures on following page.

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Acquiror

For and on behalf of

FAT PROJECTS ACQUISITION CORP.

Name:
Title:

Seller

[Execution block to be updated]

6

ANNEX A

TRANSFER

I/We	[insert name of shareholder] ([Company Registration No. / Identification No.]: [●]) of [Address]

hereinafter called the said Transferor

In consideration of the sum of US$[3.187] per Ordinary Share or Non-Voting Share of Avanseus Holdings Pte. Ltd. for a total of US$[●]

satisfied by	FAT PROJECTS ACQUISITIONS CORP. (Company Registration No.: 374480),
a Cayman Islands exempted company limited by shares of
27 Bukit Manis Road, Sentosa Golf Club, Singapore 099892

hereinafter called the said Transferee,

allotting and issuing [0.3187] Class A ordinary shares in the Transferee for each Ordinary Share or Non-Voting Share of Avanseus Holdings Pte. Ltd. in our name for a total of [●] Class A ordinary shares in Transferee

Do hereby bargain, sell, assign and transfer to the said Transferee

[insert number of shares] Ordinary Shares fully paid; and

[insert number of shares] Non-Voting Shares fully paid

of and in the undertaking called the AVANSEUS HOLDINGS PTE. LTD. (Company Registration No.: 201526265R)

TO HOLD unto the said Transferee Executors, Administrators, and Assigns, subject to several conditions on which held the same immediately before the execution hereof, and the said Transferee, do hereby agree to accept the said share(s) subject to the conditions aforesaid.

Date:

Transferor	Signature
Name:
Title:

Transferee	Signature
Name:
Title:

Note: This share transfer instrument may be executed in counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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EXHIBIT B

ACQUIROR AMENDED & RESTATED CHARTER

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES
AMENDED AND RESTATED Memorandum OF association

of

AVANSEUS HOLDINGS corporation

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING the date of closing))

1

THE COMPANIES act (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated MEMORANDUM of ASSOCIATION

OF

AVANSEUS HOLDINGS corporation

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING THE DATE OF closing))

1.	The name of the company is Avanseus Holdings Corporation (the “Company”).

2.	The registered office of the Company will be situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240 Grand Cayman ky1-1002 or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$30,100 divided into 300,000,000 ordinary shares with a nominal or par value of US$0.0001 and 1,000,000 preference shares with a nominal or par value of US$0.0001 provided that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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THE COMPANIES act (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated Articles OF association

of

AVANSEUS HOLDINGS

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING THE DATE of closing))

3

i

CLEARING HOUSES	16
Directors	16
Alternate Director	16
Powers And Duties Of Directors	17
Borrowing Powers Of Directors	18
The Seal	18
Disqualification Of Directors	18
Proceedings Of Directors	19
AUTHENTICATION OF DOCUMENTS	21
DESTRUCTION OF DOCUMENTS	21
Dividends	22
Accounts, Audit and annual return and declaration	23
Capitalisation Of reserves	23
Share Premium Account	24
Notices	24
Indemnity	25
Non-Recognition Of Trusts	27
BUSINESS OPPORTUNITIES	27
Winding Up	28
Amendment Of Articles Of Association	28
Closing of register or fixing record date	28
Registration By Way Of Continuation	29
INFORMATION	29
Mergers and Consolidation	29
disclosure	29

ii

THE COMPANIES act (AS AMENDED)

Company Limited by Shares

amended and restated ARTICLES OF ASSOCIATION

OF

AVANSEUS HOLDINGS CORPORATION

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Avanseus Holdings Corporation (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Audit Committee” means the audit committee of the Company formed pursuant to Article 137 hereof, or any successor audit committee.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Combination Agreement” means that certain Business Combination Agreement among the Company (f/k/a Fat Projects Acquisition Corp), Fat Amalgamation Sub Pte. Ltd, a Singapore private company limited by shares, and Avanseus Holdings Pte. Ltd, a Singapore private company limited by shares, dated as of [TBC].

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Closing” means the closing of the Exchange.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to The Nasdaq Stock Market LLC, The NYSE MKT LLC, The New York Stock Exchange LLC or any OTC market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Electronic Facility” means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

“Exchange” has the meaning ascribed to such term in the Business Combination Agreement.

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Ordinary Shares in the capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preference Shares” means the Preference Shares in the capital of the Company of US$0.0001 nominal or par value designated as Preference Shares, and having the rights provided for in these Articles.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

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“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender, and vice versa, and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or US$ (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

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3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act; provided that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

Shares

8.	Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	Where the Directors issue a Share having no preferred, deferred, redemption or other special rights, it shall be issued as an Ordinary Share and entitle the holder, subject to any other Share having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of the Company and on any Ordinary Resolution or Special Resolution;

(b)	an equal share in any dividend or other Distribution paid by the Company; and

(c)	an equal share in the distribution of the surplus assets of the Company.

10.	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

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The Directors may provide, out of the unissued shares, for a series of Preference Shares. Before any Preference Shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the Preference Shares thereof, if applicable:

a.	the designation of such series, the number of Preference Shares to constitute such series and the subscription price thereof if different from the par value thereof;

b.	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

c.	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of Preference Shares;

d.	whether the Preference Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

e.	the amount or amounts payable upon Preference Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

f.	whether the Preference Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preference Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

g.	whether the Preference Shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of Preference Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

h.	the limitations and restrictions, if any, to be effective while any Preference Shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of Preference Shares;

i.	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of Preference Shares; and

j.	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

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The powers, preferences and relative, participating, optional and other special rights of each series of Preference Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preference Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

11.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

12.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

13.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

14.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class (other than with respect to a waiver of the provisions of Article 13 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him or her. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders; provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

15.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or Shares with preferred rights or the redemption or purchase of any Shares of any Class by the Company.

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Certificates

16.	If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon; provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

17.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

18.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu of payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

19.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

20.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

Fractional Shares

21.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

22.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he or she is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or her or his or her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

23.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

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24.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he or she shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

26.	Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

27.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

28.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

29.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

30.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

31.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him or her, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

32.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

33.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

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34.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

35.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

36.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

37.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

38.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

39.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

40.	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

41.	The instrument of transfer of any Share shall be in:

k.	any usual or common form;

l.	such form as is prescribed by the Designated Stock Exchange; or

m.	in any other form the Directors may determine,

and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

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42.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

43.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

44.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

45.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

46.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

47.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered Shareholder, except that he or she shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Alteration Of SHARE Capital

48.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

49.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

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(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

50.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Purchase and Surrender Of Shares

51.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

52.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

53.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

54.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

55.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

56.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

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57.	The Company shall be entered in the Register as the holder of the Treasury Shares; provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

58.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

UNTRACEABLE MEMBERS

Without prejudice to the rights of the Company under Article 59, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

n.	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

o.	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

p.	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

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To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

General Meetings

59.	The Directors may, whenever they think fit, convene a general meeting of the Company and, for the avoidance of doubt, Members shall not have the ability to call general meetings except as provided in Article 64. Members seeking to bring business before an annual general meeting or to nominate candidates for appointment as Directors at an annual general meeting must provide written notice of such business to the Company, and otherwise satisfy the procedures and eligibility requirements of Rule 14a-8 of the Exchange Act and any other applicable laws.

60.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

61.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

62.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

63.	At least five clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place (including any Electronic Facility), the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

64.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

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Proceedings At General Meetings

65.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

66.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided in these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

67.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of any Electronic Facility/ a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

68.	The chairperson, if any, of the Directors shall preside as chairperson at every general meeting of the Company.

69.	If there is no such chairperson, or if at any general meeting he or she is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairperson, any Director or Person nominated by the Directors shall preside as chairperson, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairperson of that meeting.

70.	The chairperson may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his or her sole opinion, he or she considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and/or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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71.	A resolution put to the vote of the meeting shall only be decided on a poll in such manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the meeting.

72.	In the case of an equality of votes, the chairperson of the meeting shall be entitled to a second or casting vote.

Votes Of shareholders

73.	Except as otherwise provided in these Articles and subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or she or the Person represented by proxy is the holder.

74.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him or her, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

76.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him or her in respect of Shares carrying the right to vote held by him or her have been paid.

77.	On a poll votes may be given either personally or by proxy.

78.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised or otherwise given in such other manner as the Directors may approve. A proxy need not be a Shareholder.

79.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

80.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

81.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

82.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were an individual Shareholder or Director.

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CLEARING HOUSES

83.	If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Members of the Company; provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

Directors

84.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited. The remuneration of the Directors may be determined by the Directors.

85.	There shall be no shareholding qualification for Directors.

86.	The Company may by Ordinary Resolution (of all Shareholders entitled to vote) appoint or remove any Director in accordance with these Articles.

87.	The Directors by affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum, may appoint any person to be a Director, either to fill a vacancy or as an additional Director; provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

Alternate Director

88.	Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him or her and where he or she is a Director to have a separate vote in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall not be an Officer solely as a result of his or her appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

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Powers And Duties Of Directors

89.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

90.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any Chairperson of the board of Directors, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Treasurer, or any other Officers as may be determined by the Directors), and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors.

91.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company.

92.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

94.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

95.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

96.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

97.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

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98.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

99.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

Borrowing Powers Of Directors

100.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

101.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

102.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

103.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

104.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his or her office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(e)	is removed from office pursuant to any other provision of these Articles.

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Proceedings Of Directors

105.	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairperson shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

106.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

107.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

108.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

109.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

110.	Any Director may act by himself or herself or his or her firm in a professional capacity for the Company, and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorise a Director or his or her firm to act as auditor to the Company.

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111.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112.	When the chairperson of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

113.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

114.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

115.	The Directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office but if no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairperson of the meeting.

116.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairperson of its meetings. If no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairperson of the meeting.

117.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairperson shall have a second or casting vote.

118.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

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AUTHENTICATION OF DOCUMENTS

Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

The Company shall be entitled to destroy the following documents at the following times:

q.	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

r.	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

s.	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

t.	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

u.	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

v.	and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

i.	the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

ii.	nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (i) above are not fulfilled; and

iii.	references in this Article to the destruction of any document include references to its disposal in any manner.

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Notwithstanding any provision contained in these Articles, the Directors may, if permitted by Applicable Law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of Article 123 and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

Dividends

119.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

120.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

121.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

122.	Any dividend may be paid in any manner as the Directors may determine. If paid by check it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his or her registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such check shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

123.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

124.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

125.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

126.	No dividend shall bear interest against the Company.

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Accounts, Audit and annual return and declaration

127.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

128.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

130.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

131.	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “Audit Committee”) as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange.

132.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

133.	Subject to the Companies Act and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

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(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

Share Premium Account

134.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

135.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price; provided that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Notices

136.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail, or by facsimile should the Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

137.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

138.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

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(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

139.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him or her) in the Share.

140.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

141.	To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction:

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w.	in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment);

x.	arising as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”;

y.	in the execution or discharge of his or her duties, powers, authorities or discretions; or

z.	in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, wilful default or wilful neglect which may attach to such Director.

142.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any liability, obligation or duty to the Company that may arise as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”; or

(g)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

143.	The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

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144.	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

145.	The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Company or otherwise.

Non-Recognition Of Trusts

146.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS OPPORTUNITIES

147.	In recognition and anticipation of the facts that:

aa.	directors, managers, officers, members, partners, managing members, employees and/or agents of one or more other organizations (each of the foregoing, an “Officer and Director Related Person”) may serve as Directors and/or Officers of the Company; and

bb.	such organizations (the “Officer and Director Related Entities”) engage, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the Articles under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Officer and Director Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

148.	To the fullest extent permitted by law the Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company, except and to the extent expressly assumed by contract. To the fullest extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which:

cc.	may be a corporate opportunity for any of the Officer and Director Related Entities, on the one hand, and the Company, on the other; or

dd.	the presentation of which would breach an existing legal obligation of a Director or Officer to any other entity.

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To the fullest extent permitted by law, the Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company and further, the Company hereby waives any claim or cause of action it may have with respect to the foregoing.

149.	Except as provided elsewhere in these Articles, to the fullest extent permitted by applicable law, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and another entity, including any of the Officer and Director Related Entity, about which a Director and/or Officer of the Company acquires knowledge.

150.	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Winding Up

151.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors’ claims.

152.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

153.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Closing of register or fixing record date

154.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

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155.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

156.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

157.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

INFORMATION

158.	No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the Member or to the public.

Mergers and Consolidation

159.	The Company may merge or consolidate in accordance with the Companies Act.

160.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

161.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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This is the Form of Company Holder Support Agreement executed by Avanseus Holdings Pte. Ltd., Fat Projects Acquisition Corp. and each of the following persons: Giuseppe Donagemma; Darryl Mark Rodrigues; Bhargab Mitra; Ng Mei Lan; Apollo Consulting Srl; Rajendra Narayan Panda; Crystal Technology Services Pte. Ltd; and Chiranjib Bhandary.

EXHIBIT C

FORM OF Company Holders Support AGREEMENT

This COMPANY HOLDERS SUPPORT AGREEMENT, dated as of August 25, 2022, (this “Agreement”), is made and entered into by and among Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares with company registration number: 201526265R (the “Company”), Fat Projects Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands with company registration number 377480 (“Acquiror”), and the Person listed on Schedule A to this Agreement (a “Shareholder”).

WHEREAS, the Company and Acquiror are on or around the date of this Agreement entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the shareholders of the Company will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the shareholders of the Company will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit A to the Business Combination Agreement;

WHEREAS, the Shareholder is, as of the date of this Agreement, the sole legal owner of the number of Company Shares and Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto (such Company Shares, together with any Company Shares (a) issued or otherwise distributed to the Shareholder pursuant to any stock dividend or distribution, (b) resulting from any change in any of the Company Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by the Shareholder, including by exchange or conversion of any other security, or (d) as to which the Shareholder acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, inclusive of the Share Exchange, the Acquiror and the Company have requested that certain Shareholders enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS; INTERPRETATION; EFFECTIVE DATE

1.1 Definitions; Interpretation. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

1.2 Effective Date. This Agreement shall become effective on the date of the Business Combination Agreement, which date shall be notified to the Shareholder.

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2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholder hereby represents and warrants to Acquiror and the Company as of the date of this Agreement as follows:

2.1 Organization. If the Shareholder is not a natural person, the Shareholder has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Shareholder is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization) as a foreign corporation or company (or other entity, if applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization), as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

2.2 Due Authorization. If the Shareholder is not a natural person, the Shareholder has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. If the Shareholder is not a natural person, the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors (or an equivalent body) and/or shareholders of the Shareholder and no other company proceeding on the part of the Shareholder is necessary to authorize this Agreement and the documents contemplated hereby. If the Shareholder is a natural person, the Shareholder has full legal capacity, right and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Shareholder, and this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If the Shareholder is a natural person who is married and resides in a community property jurisdiction, then the Shareholder’s spouse has executed and delivered to the Company and Acquiror a spousal consent, in the form attached as Schedule B, concurrently with the execution and delivery of this Agreement.

2.3 No Conflict. The execution and delivery of this Agreement by the Shareholder and the other documents contemplated hereby by the Shareholder and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of the Shareholder (if the Shareholder is not a natural person);

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to the Shareholder;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which the Shareholder is a party or by which the Shareholder may be bound; or

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(d) result in the creation of any Lien upon any of the properties or assets of the Shareholder;

except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

2.4 Company Securities. The Shareholder is the sole legal and beneficial owner of the Company Shares and Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto, and all such Company Shares and, if applicable, Company Warrants are owned by the Shareholder free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to Acquiror or its counsel or Liens pursuant to the Company’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. The Shareholder does not own legally or beneficially any shares or warrants of the Company other than the Company Shares and, if applicable, Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto. The Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by the Governing Documents of the Company, the Shareholders’ Agreement or this Agreement.

2.5 Business Combination Agreement. The Shareholder understands and acknowledges that Acquiror and the Company will be entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder has received a copy of the substantially finalized Business Combination Agreement delivered to the Shareholder on August [∙], 2022, is familiar with the provisions of the Business Combination Agreement, and has consented to (and hereby consents to) the Company’s entry into the Business Combination Agreement.

2.6 Adequate Information. The Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to the Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. The Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Shareholder are irrevocable.

2.7 Restricted & Control Securities. The Shareholder understands that the Acquiror Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if the Shareholder is an affiliate of Acquiror, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, the Shareholder must hold such Acquiror Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.8 Litigation and Proceedings.

(a) There are no pending Legal Proceedings against the Shareholder; and

(b) There is no outstanding Governmental Order imposed upon the Shareholder or any of the Shareholder’s Subsidiaries (if applicable); nor are any properties or assets of the Shareholder or any of the Shareholder’s Subsidiaries’ respective businesses (if applicable) bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

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2.9 Brokers Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from Acquiror, the Company or any of the Company’s Subsidiaries in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Shareholder or any of its Affiliates.

3. SUPPORT FOR BUSINESS COMBINATION

The Shareholder hereby covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

3.1 Agreement to Conversion of Preference Shares into Ordinary Shares. To the extent that the Shareholder holds any preference shares issued in the share capital of the Company, to irrevocably agree to the conversion of each and every preference share issued in the share capital of the Company held by the Shareholder into one ordinary share issued in the share capital of the Company on a date to be notified to the Shareholder by the Company (which shall be a date on or prior to the Closing Date).

3.2 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of the Company called, held or convened to seek the approval of the shareholders of the Company, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, the Share Exchange, or any other Transaction Document is sought or required (a “Company Shareholder Approval”), the Shareholder shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause its Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent or resolution, if applicable) the Subject Shares in favor of granting the Company Shareholder Approval or, if there are insufficient votes in favor of granting the Company Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date; and

(c) in other circumstances in which a vote, consent, election or approval is required or sought under the Governing Documents or any Contract of the Company or otherwise, in respect of any Transaction, so vote (in person or by proxy), consent, elect or approve including with respect to any conversion of its Subject Shares.

3.3 Agreement to Vote Against Other Matters. At any meeting of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of Equity Securities of the Company (in each case, other than in connection with the Business Combination Agreement, the Share Exchange and related Transactions;

(b) any Alternative Proposal; and

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(c) any amendment of the Company’s Governing Documents or Contracts, or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Share Exchange or change in any manner the voting rights of any class of the Company’s share capital.

3.4 Revoke Other Proxies. The Shareholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

3.5 Irrevocable Power of Attorney. The Shareholder hereby irrevocably and unconditionally grants to, and appoints, in the event that the Shareholder shall for whatever reason fail to perform any of its obligations under Section 3.2 or Section 3.3, the Company and any individual designated in writing by the Company, and each of them individually, as the Shareholder’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with Section 3.2 or Section 3.3, as applicable (the “Irrevocable Power of Attorney”), and execute, deliver and take on each the Shareholder’s behalf and in the name of the Shareholder, all deeds, documents, and steps necessary for obtaining the Company Shareholder Approval as contemplated in Section 3.2. The Shareholder understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the Irrevocable Power of Attorney is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the Irrevocable Power of Attorney is coupled with a proprietary interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that the Irrevocable Power of Attorney may lawfully do or cause to be done by virtue hereof. The Irrevocable Power of Attorney granted hereunder shall only terminate upon the termination of this Agreement.

3.6 Waiver of Dissent Rights. The Shareholder shall not apply to any Governmental Authority claiming that any Company Shareholder Approval, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company or any other Person. The Shareholder shall not commence, join in, facilitate, assist or encourage any claim or action challenging the validity of this Agreement, or alleging any breach of any Law or duty in connection with the Transactions or alleging that any Company Shareholder Approval, Share Exchange, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company or any other Person.

3.7 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date hereof and until the Closing under the Business Combination Agreement or, if earlier, termination of this Agreement, the Shareholder shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

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(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect, or have the effect of preventing or disabling the Shareholder or the Company from performing its obligations hereunder;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying the Shareholder from performing any of its obligations hereunder; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. The Shareholder agrees with, and covenants to, Acquiror and the Company (or any of its directors, secretaries or authorized representatives) that the Shareholder shall not request that the Company register the Transfer (by book-entry, by lodging a notice of transfer with the Accounting and Corporate Regulatory Authority of Singapore or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

3.8 No Solicitation by Shareholders. From the date hereof until the Closing Date or, if earlier, the termination of the Business Combination Agreement in accordance with Article XII thereof, the Shareholder shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly

(a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal;

(b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal.

From and after the date hereof, the Shareholder shall, and shall instruct its officers and directors to, and the Shareholder shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

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4. POST-CLOSING LOCK-UP ARRANGEMENT

4.1 Certain Definitions. As used in this Article 4, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b) “Applicable Period” shall be the period commencing on the Closing Date and ending on the earlier of:

(i) the date falling 180 days after the Closing Date; or

(ii) the date on which Acquiror completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Shares for cash, securities or other property following the Closing Date.

(c) “Immediate Family” shall mean, as to a natural person, such individual’s spouse, former spouse, domestic partner, child (including by adoption), father, mother, brother or sister, and lineal descendant (including by adoption) of any of the foregoing persons;

(d) “Lock-Up Securities” shall mean (i) any Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror held by a Shareholder (or which a Shareholder is entitled to receive by virtue of the Transactions) immediately after the Closing, excluding any securities acquired in open market transactions after the Closing, (ii) any Acquiror Shares received by a Shareholder upon the exercise, conversion or settlement of options for Acquiror Shares or warrants for Acquiror Shares (including the Acquiror Warrants) or any securities convertible into or exercisable or exchangeable for Acquiror Shares, in any such case, held by a Shareholder immediately after the Closing and (iii) any other equity security of Acquiror issued or issuable to a Shareholder with respect to any securities referenced in clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(e) “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and

4.2 Lock-Up Restriction. Subject to the consummation of the Share Exchange, the Shareholder covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of Acquiror, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, the Shareholder shall retain all of its rights as a shareholder of Acquiror with respect to the Lock-Up Securities during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

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4.3 Authorization. The Shareholder hereby:

(a) authorizes Acquiror during the Applicable Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which the Shareholder is the record holder; and

(b) in the case of Lock-Up Securities for which the Shareholder is the beneficial but not the record holder, agrees during the Applicable Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities;

in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. Acquiror agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to the Lock-Up Securities within 3 Business Days of a request by a Shareholder the expiration of the Applicable Period.

4.4 Legend. During the Applicable Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A COMPANY HOLDERS SUPPORT AGREEMENT, DATED AS OF AUGUST 25, 2022, BY AND AMONG AVANSEUS HOLDINGS PTE. LTD. (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

4.5 Lock-Up Exceptions. Section 4.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which the Shareholder is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) if the Shareholder is a natural person, (i) by bona fide gift to any member of the Shareholder’s Immediate Family, (ii) to a family trust, established for the exclusive benefit of the Shareholder or any of his Immediate Family for estate planning purposes, (iii) by virtue of laws of descent and distribution upon death of the Shareholder or (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(c) Lock-Up Transfers of Acquiror Shares acquired in open market transactions after the Closing; the exercise of share options or warrants to purchase Acquiror Shares (including Acquiror Warrants) and any related transfer of Acquiror Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any the options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all Acquiror Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Article 4 during the Applicable Period;

(d) the entry, at any time after the Closing, into any trading plan providing for the sale of Acquiror Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any Acquiror Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

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(e) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of Acquiror’s security holders having the right to exchange their Acquiror Shares or Acquiror Warrants for cash, securities or other property;

(f) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of the Shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Shareholder or affiliates of the Shareholder or who shares a common investment advisor with the Shareholder or (ii) as part of a distribution to members, partners or shareholders of the Shareholder;

(g) in the case of an entity, Lock-Up Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(h) Lock-Up Transfers to a director or advisor of the Shareholder or its affiliates as part of such director’s or advisor’s remuneration for services provided to the Shareholder, pursuant to remuneration arrangements in existence and disclosed to the Company prior to the date of this Agreement; and

(i) Lock-Up Transfers made in connection with any forward purchase agreement or similar arrangements in existence prior to the date of this Agreement and the material terms of which have been disclosed to Acquiror or its counsel;

(j) Sales of Lock-Up Securities made solely to cover tax liabilities of the Shareholder arising solely from the execution of the Business Combination Agreement or the effectuation of the Share Exchange, which sales are subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld;

provided, however, that in the case of clauses (a), (b), and (f) to (i), these permitted transferees shall enter into a written agreement, in substantially the same form of this Article 4, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer.

4.6 Waiver of Other Shareholders. Except as otherwise provided herein, neither the Company nor Acquiror shall amend or waive, terminate, modify or abrogate (“Change”) the lock-up restriction agreed with the Shareholder hereunder, in each case, unless the Company and/or Acquiror extends such Change to all shareholders of the Company party to a similar company holders support agreement with the Acquiror and the Company, under the same terms and conditions (including, for the avoidance of doubt, the timing of any release from such lock-up restriction) and on a pro rata basis. The Company and/or Acquiror shall provide at least 10 Business Days advance written notice to all shareholders of the Company party to a similar company holders support agreement with the Acquiror and the Company of any such Change.

4.7 Effect of Article 4. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Article 4, such purported Lock-Up Transfer shall be null and void ab initio.

5. OTHER AGREEMENTS

5.1 For avoidance of doubt, nothing in any Transaction Document shall affect the continuing validity, in accordance with their respective terms, of any rights that the Shareholder or the Company or its Subsidiaries may have in relation to (i) any employment agreements or arrangements between a Shareholder and the Company or any Subsidiary thereof, (ii) ordinary course agreements between the Company or any of its Subsidiaries and a Shareholder as a consumer of the Company’s services on arm’s length terms in ordinary course of business consistent with past practice, or (iii) any indemnification, advancement of expenses and exculpation rights of any party set forth in the documents described in the foregoing clauses (i) and (ii).

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5.2 Disclosure.

(a) The Shareholder shall be bound by and comply with the Confidentiality Agreement, dated 28 April, 2022, by and Among Acquiror and the Company (the “Confidentiality Agreement”) and Section 13.13 (Publicity) of the Business Combination Agreement (including any relevant defined terms used in such Confidentiality Agreement and provision) as if the Shareholder was an original signatory to the Confidentiality Agreement and Business Combination Agreement with respect to such provisions.

(b) The Shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the Commission or pursuant to any applicable Law the Shareholder’s identity and ownership of Subject Shares and Lock-Up Securities, the nature of the Shareholder’s obligations under this Agreement and (if deemed appropriate by the Company and Acquiror) a copy of this Agreement. The Shareholder will promptly provide any information reasonably requested by the Company and Acquiror for any regulatory application or filing made or approval sought in connection with the Transactions.

5.3 Effectiveness; Termination.

(a) As regards the Company, the Acquiror and the Shareholder, this Agreement shall have effect from the date first written above.

(b) This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Section 3.6 and Article 4 shall survive in accordance with its terms, and this Article 5 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

5.4 Further Assurances. The Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under the Company’s Governing Documents which would materially impede, disrupt, prevent or otherwise adversely affect the consummation of the or any other Transaction. If any Shareholder acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), the Shareholder shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect the Shareholder’s ownership of such additional Subject Shares.

5.5 Shareholder Parties. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity.

5.6 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror or the Company in accordance with Section 13.3 of the Business Combination Agreement and to the Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

5.7 Miscellaneous. The provisions of Article XIII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

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SCHEDULE A:

Details of the Shareholder executing this Agreement

Name of Shareholder	Number and Class of Company Shares	Number of Company Warrants
[●]	[●]	[●]
[●]

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SCHEDULE B

FORM OF SPOUSAL CONSENT

Dated ___________________, 2022

The undersigned represents and warrants that the undersigned is the spouse of:

[Name of Shareholder]

and that the undersigned is familiar with the terms of (a) the Company Holders Support Agreement (the “Agreement”), dated as of August 25, 2022, by and among Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a Singapore private company limited by shares (the “Company”), Fat Projects Acquisition Corp. (Company Registration Number: 374480), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Acquiror”), and the other parties signatory thereto from time to time, and (b) the Business Combination Agreement date as of August [●], 2022, by and among Acquiror and the Company.

The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse.

The undersigned further agrees that the undersigned’s community property interest or quasi community property interest in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned.

The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest or quasi community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

SIGNED by:

Signature:

Print Name:

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

The Acquiror:

FAT PROJECTS ACQUISITION CORP.

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

The Company:

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

The Shareholder:

By:	/s/ Signing Shareholder

Name:	Signing Shareholder

Title:

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EXHIBIT D

FORM OF SPONSOR SUPPORT AND LOCK-UP AGREEMENT

This SPONSOR SUPPORT AND LOCK-UP AGREEMENT, dated as of August 25, 2022, (this “Agreement”), is made and entered into by and among Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”), Fat Projects Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Acquiror”), and Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares with company registration number 202108160N (“Sponsor”).

WHEREAS, the Company and Acquiror are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the Company Shareholders will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the Company Shareholders will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit I to the Business Combination Agreement;

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of such number of Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto (such Acquiror Shares, together with any Acquiror Shares (a) issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, (b) resulting from any change in any of the Acquiror Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by Sponsor, including by exchange or conversion of any other security, or (d) as to which Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Acquiror, the Company have requested that Sponsor enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	DEFINITIONS; INTERPRETATION

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to Acquiror and the Company, as of the date of this Agreement as follows:

2.01 Organization. Sponsor has been duly organized and is validly existing as a private company limited by shares in good standing under the Laws of Singapore and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

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2.02 Due Authorization. Sponsor has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Sponsor. No other company proceeding on the part of Sponsor is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been duly and validly executed and delivered by Sponsor, and this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.03 No Conflict. The execution and delivery of this Agreement by Sponsor and the other documents contemplated hereby by Sponsor and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Sponsor;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to Sponsor;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Sponsor is a party or by which Sponsor may be bound, or terminate or result in the termination of any such Contract; or

(d) result in the creation of any Lien upon any of the properties or assets of Sponsor; except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

2.04 Acquiror Securities. Sponsor is the sole legal and beneficial owner of the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto, and all such Acquiror Shares and Acquiror Warrants are owned by Sponsor free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel or Liens pursuant to Acquiror’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. Sponsor does not own legally or beneficially any shares or warrants of Acquiror other than the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Governing Documents of Acquiror.

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2.05 Business Combination Agreement. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement, is familiar with the provisions of the Business Combination Agreement and has consented to (and hereby consents to) Acquiror’s entry into the Business Combination Agreement.

2.06 Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by Sponsor are irrevocable.

2.07 Restricted Securities. Sponsor understands that the Acquiror Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if Sponsor is an affiliate of Acquiror, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, Sponsor would be required to hold such Acquiror Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.08 Litigation and Proceedings.

(a) There are no pending or, to the knowledge of the Sponsor, threatened, Legal Proceedings against the Sponsor or its properties or assets; and

(b) there is no outstanding Governmental Order imposed upon the Sponsor; nor are any properties or assets of the Sponsor or its businesses bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

Each of the Company and Acquiror, severally and not jointly, hereby represents and warrants to each other party to this Agreement as follows:

3.01 Organization. It has been duly incorporated, organized or formed and is validly existing as a company or corporation in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. It is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or equivalent status, to the extent that such concept exists) except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

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3.02 Due Authorization. It has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder (other than, in respect of Acquiror, the Acquiror Shareholder Approval). The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by its Board of Directors. No other company proceeding on its part is necessary to authorize this Agreement and the documents contemplated hereby (other than, in respect of Acquiror, the Acquiror Shareholder Approval). This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.03 No Conflict. The execution and delivery of this Agreement by it and the other documents contemplated hereby by it and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under its Governing Documents, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to it, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which it is a party or by which it may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of its properties or assets, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

4.	SUPPORT FOR BUSINESS COMBINATION

Sponsor hereby covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

4.01 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of Acquiror called to seek the Acquiror Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, any other Transaction Document or any other Transaction is sought or required, Sponsor shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Acquiror Shareholder Approval, or, if there are insufficient votes in favor of granting the Acquiror Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of Acquiror to a later date; and

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(c) in other circumstances in which a vote, consent or approval is required or sought under the Governing Documents or any Contract of Acquiror or otherwise, in respect of any Transaction, so vote, consent or approve including with respect to the Subject Shares.

4.02 Agreement to Vote Against Other Matters. At any meeting of shareholders of Acquiror or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of Equity Securities of Acquiror (in each case, other than in connection with the Business Combination Agreement, the Merger and the other Transactions);

(b) any Acquiror Acquisition Proposal (other than in connection with the Business Combination Agreement and the other Transactions); and

(c) any amendment of Acquiror’s Governing Documents or Contracts, or other proposal or transaction involving Acquiror, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document or the Share Exchange or change in any manner the voting rights of any class of Acquiror’s share capital.

4.03 Revoke Other Proxies. Sponsor represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

4.04 Irrevocable Proxy. Sponsor hereby irrevocably and unconditionally grants to, and appoints, in the event that Sponsor shall for whatever reason fail to perform any of its obligations under Section 4.1 or 4.2, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with this Section 4. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy set forth in this Section 4.4 is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy is coupled with a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy granted hereunder shall only terminate upon the termination of this Agreement.

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4.05 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date hereof and until the Closing or, if earlier, termination of this Agreement, Sponsor shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Acquiror and the Company that Sponsor shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.06 No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

4.07 No Solicitation by Sponsor. From the date hereof until the Closing Date under the Busines Combination Agreement or, if earlier, the termination of the Business Combination Agreement in accordance with Article XII thereof, Sponsor shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly:

(a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal;

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(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal.

From and after the date hereof, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

5.	POST-CLOSING LOCK-UP ARRANGEMENT

5.01 Certain Definitions. As used in this Article 5, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b) “Applicable Period” shall be the period commencing on the Closing Date and ending on the earlier of:

(i)	the date falling 180 days after the Closing Date; or

(ii)	the date on which Acquiror completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Shares for cash, securities or other property following the Closing Date;

(c) “Lock-Up Securities” shall mean (i) any Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror held by Sponsor (or which Sponsor is entitled to receive by virtue of the Transactions) immediately after the Closing and any Acquiror Shares acquired in open market transactions after the Closing, (ii) any Acquiror Shares received by Sponsor upon the exercise, conversion or settlement of options for Acquiror Shares or warrants for Acquiror Shares (including the Acquiror Warrants) or any securities convertible into or exercisable or exchangeable for Acquiror Shares, in any such case, held by Sponsor immediately after the Closing and (iii) any other equity security of Acquiror issued or issuable to Sponsor with respect to any securities referenced in clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; and

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(d) “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

5.02 Lock-Up Restriction. Subject to the consummation of the Share Exchange, Sponsor covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of Acquiror, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of Acquiror with respect to the Lock-Up Securities during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

5.03 Authorization. Sponsor hereby authorizes Acquiror during the Applicable Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which Sponsor is the record holder, in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. Acquiror agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to the Lock-Up Securities within 2 Business Days of a request by Sponsor following the expiration of the Applicable Period.

5.04 Legend. During the Applicable Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AND LOCK-UP AGREEMENT, DATED AS OF AUGUST 25, 2022, BY AND AMONG AVANSEUS HOLDINGS PTE. LTD. (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.05 Lock-Up Exceptions. Section 5.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which Sponsor is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) Lock-Up Transfers of Acquiror Shares acquired in open market transactions after the Closing;

(c) the exercise of share options or warrants to purchase Acquiror Shares (including Acquiror Warrants) and any related transfer of Acquiror Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all Acquiror Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Section 5 during the Applicable Period;

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(d) the entry, at any time after the Closing, into any trading plan providing for the sale of Acquiror Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any Acquiror Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

(e) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of Acquiror’s security holders having the right to exchange their Acquiror Shares or Acquiror Warrants for cash, securities or other property;

(f) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with Sponsor or affiliates of Sponsor or who shares a common investment advisor with the Sponsor or any of the foregoing or (ii) as part of a distribution to members, partners or shareholders of Sponsor;

(g) in the case of an entity, Lock-Up Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or

(h) Lock-Up Transfers to an individual who, as of the date of this Agreement, is a director, officer or advisor of Sponsor or its affiliates as part of such director’s or advisor’s remuneration for services provided to Sponsor; and

(i) Lock-Up Transfers made in connection with a forward purchase agreement or similar arrangement in existence prior to the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel;

provided, however, that in the case of clauses (a), and clauses (f) through (i), these permitted transferees shall enter into a written agreement, in substantially the form of this Article 5, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer.

5.06 Waiver of Other Lock-Up Shareholders. Neither the Company nor Acquiror shall amend or waive, terminate, modify or abrogate (“Change”) the lock-up restriction agreed with any of the Lock-Up Shareholders (as defined in the Company Holders Support Agreement) pursuant to Section 4 of the Company Holders Support Agreement, in each case, unless the Company and/or Acquiror extends such Change to Sponsor, under the same terms and conditions (including, for the avoidance of doubt, the timing of any release from such lock-up restriction) and on a pro rata basis. The Company and/or Acquiror shall provide at least 10 Business Day advance written notice to Sponsor of any such Change.

5.07 Termination of Existing Lock-Up Restriction. The parties hereto agree that the lock-up and transfer provisions in this Agreement shall supersede and replace Sponsor’s obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement (as defined below) effective upon the Effective Time.

5.08 Effect of Article 5. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Article 5, such purported Lock-Up Transfer shall be null and void ab initio.

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6.	OTHER AGREEMENTS

6.01 Sponsor Affiliate Agreements.

(a) Each of Sponsor and Acquiror hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement, dated October 12, 2021, by and among Sponsor and Acquiror (the “Sponsor Letter Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

(b) Each of Sponsor and Acquiror hereby agree that each agreement as of the Effective Time between Acquiror (or any of its Subsidiaries), on the one hand, and Sponsor or any of Sponsor’s Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries), on the other hand, (but excluding any Transaction Document, the Sponsor Letter Agreement, and any agreements with respect to the indemnification of the Acquiror’s directors and officers, advancement of expense or exculpation or contribution of the Acquiror’s directors and officers, or relating to reimbursements for reasonable and necessary business expenses incurred prior to the Effective Time) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of Acquiror or Sponsor, and on and from the Effective Time, neither Acquiror, Sponsor, nor any of their respective Affiliates or Subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Acquiror and Sponsor (for and on behalf of its Affiliates and Subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Effective Time. Notwithstanding the foregoing of this Section 6.01(b), Sponsor and Acquiror shall, and shall ensure that their Affiliates shall, perform their respective duties, liabilities or obligations under and in accordance with the terms of the Sponsor Affiliate Agreements prior to the Effective Time. Additionally, Sponsor agrees that the lock-up and transfer provisions in this Agreement shall supersede and replace its obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement effective upon the Effective Time.

6.02 Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Article 5 shall survive in accordance with its terms, and this Article 6 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

6.03 Further Assurances. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under Acquiror’s Governing Documents which would materially, impede, disrupt, prevent or otherwise adversely affect the consummation of the Share Exchange or any other Transaction. If Sponsor acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), Sponsor shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect Sponsor’s ownership of such additional Subject Shares.

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6.04 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror, or the Company in accordance with Section 13.3 of the Business Combination Agreement and to Sponsor at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.05 Miscellaneous. The provisions of Article XIII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Avanseus Holdings Pte. Ltd.,
a Singapore private company limited by shares, with company registration number 201526265R

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

Fat Projects Acquisition Corp.,
an exempted company limited by shares incorporated under the laws of the Cayman Islands

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

Fat Projects SPAC Pte. Ltd.,
a Singapore private company limited by shares, with company registration number 202108160N

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

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SCHEDULE A

Name and Address of Sponsor:	Fat Projects SPAC Pte. Ltd.,
a Singapore private company limited by shares,
with company registration number 202108160N
27 Bukit Manis Road
Singapore 099892
Attention: David Andrada & Nils Michaelis
david@fatprojects.com
nils@fatprojects.com

Total Acquiror Warrants Held:	2,865,000

Total Acquiror Class B Ordinary Shares Held:	2,070,000

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EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of August 25, 2022 is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (the “Acquiror”), Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares, with company registration number 202108160N (the “Sponsor”), the undersigned parties listed on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the (“Holders”) and solely for the purposes of Section 5.10 Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a Singapore private company limited by shares (the “Company.”).

WHEREAS, the Company and Acquiror are on or around the date of this Agreement entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the shareholders of the Company will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the shareholders of the Company will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit A to the Business Combination Agreement;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS, EFFECTIVE DATE

1.1 The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Acquiror” shall have the meaning given in the Preamble.

“Acquiror Warrants” means the warrants to acquire Acquiror Shares pursuant to the warrant agreement in the form attached to the Business Combination Agreement as Exhibit G to be issued to Crystal Technology Services Pte. Ltd. a Singapore private company limited by shares, upon the termination of the Company Warrant Agreement at the Closing as contemplated in the Business Combination Agreement.

“Acquiror Shares” shall mean Acquiror’s Class A Ordinary shares, of US$ 0.0001 par value per share.

“Addendum Agreement” shall have the meaning given in subsection 5.2.6.

“Agreement” shall have the meaning given in the Preamble.

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“Block Trade” shall have the meaning given in subsection 2.9.1.

“Board” shall mean the Board of Directors of Acquiror.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” shall mean a day on which commercial banks are open for business in New York, the Cayman Islands and the Republic of Singapore, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Closing” shall mean the completion of the Share Exchange.

“Commission” shall mean the Securities and Exchange Commission of the United States of America.

“Company” shall have the meaning given in the Recitals hereto.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company.

“Company Warrants” means the warrants to purchase Company Ordinary Shares contemplated in the Company Warrant Agreement.

“Company Warrant Agreement” means that certain Share Warrant Agreement dated 17 December 2021 between the Company and Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares.

“Demanding Holder” shall have the meaning given in Section 2.4.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that permits forward incorporation of substantial information by reference to other documents filed by Acquiror with the Commission.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.3.

“Holder Indemnified Party” shall have the meaning given in subsection 4.1.

“IPO Prospectus” means the prospectus for the Acquiror’s initial public offering of its securities.

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“IPO Warrant Agreement” means that certain Warrant Agreement dated October 12, 2021 by and between the Acquiror and Continental Stock Transfer & Trust Company.

“IPO Warrant Shares” means the shares of Acquiror issuable upon exercise of IPO Warrants.

“IPO Warrants” means the warrants exercisable for shares of the Acquiror included in the units issued in the Acquiror’s initial public offering of securities (including such warrants that have separated from such units and warrants that remain part of unseparated units).

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Agreement” shall mean, as applicable, the agreements and undertakings of the Holder set forth in Section 4 of each Company Holder Support Agreement dated as of the date hereof, each by and among the Company, the Acquiror, and the other parties listed in Schedule A thereto, and Section 4 of that certain Sponsor Support Agreement dated as of the date hereof, by and among the Company, the Acquiror, and Sponsor, in each case pursuant to which a Holder has agreed (subject to certain exceptions) not to transfer the Registrable Securities held by such Holder for a certain period of time after the Closing.

“Maximum Number of Securities” shall mean, as to a given Underwritten Offering, the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering, in the reasonable determination of the managing Underwriter(s), without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in subsection 2.2.1.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period under the applicable Lock-Up Agreement, and to any transferee thereafter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in subsection 2.8.1.

“PIPE Securities” shall mean those securities issued pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreements” shall mean the agreements in form and substance reasonably mutually acceptable to Acquiror and the Company that may be entered into by and among the Acquiror and the other parties thereto, pursuant to which such other parties will subscribe for Acquiror Shares in a private offering of public equity or PIPE, which shall close in conjunction with the Closing.

“Private Placement Warrants” shall mean the warrants exercisable for shares of the Acquiror issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated October 12, 2021, between the Acquiror and the Sponsor.

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“Pro Rata” shall mean, with respect to a given Registration, offering or Transfer of Registrable Securities pursuant to this Agreement, pro rata based on (A) the number of Registrable Securities that each Holder, as applicable, has requested or proposed to be included in such Registration, offering or Transfer and (B) the aggregate number of Registrable Securities that all Holders have requested or proposed to be included in such Registration, offering or Transfer.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean:

(A) any outstanding Acquiror Shares or the Acquiror Warrants that are held by a Holder as of immediately following the Closing;

(B) any Acquiror Shares that may be acquired by a Holder upon the exercise of an Acquiror Warrant or Private Placement Warrant (or any other option or right to acquire Acquiror Shares) that is held by a Holder as of immediately following the Closing; and

(C) any other equity security of Acquiror issued or issuable with respect to any securities referenced in clauses (A) or (B) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Acquiror and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Underwritten Takedown, effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Acquiror Shares are then listed:

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for Acquiror;

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(E) reasonable fees and disbursements of all independent registered public accountants of Acquiror incurred specifically in connection with such Registration;

(F) Acquiror’s roadshow and travel expenses, if any;

(G) the fees and expenses of any special experts retained by Acquiror in connection with such Registration;

(H) Acquiror ‘s internal expenses (including, without limitation, all salaries and expenses of Acquiror’s and its subsidiaries’ officers and employees and all overhead costs of Acquiror and its subsidiaries);

(I) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Underwritten Takedown; and

(J) all other expenses of Registration, in each case, other than Underwriters’ commissions and any related transfer taxes attributable to the sale of Registrable Securities by a Holder in an Underwritten Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” shall have the meaning given in Section 2.5.

“SEC Guidance” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the United States Securities Act of 1933, as amended from time to time.

“Share Exchange” shall have meaning given in the Recitals hereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf, as the case may be.

“Shelf Registration” shall mean a Registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Party” means the (A) Sponsor; and (B) (i) any Person to whom Sponsor Transfers Registrable Securities in accordance with the terms of any forward purchase agreement or similar arrangements in existence as of the date of this Agreement (the material terms of which have been disclosed to the Company or its counsel); and (ii) any Person to whom Sponsor has transferred Class B shares in the capital of Acquiror or Private Placement Warrants prior to the date of this Agreement.

“Sponsor Registration Rights Agreement” means that certain Registration Rights Agreement dated October 12, 2021 by and between Acquiror, the Sponsor and the other parties thereto.

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“Sponsor Specific Rights” shall have the meaning in subsection 5.2.3.

“Subsequent Shelf” shall have the meaning given in subsection 2.3.2.

“Takedown Demand” shall have the meaning given in subsection 2.4.1.

“Takedown Threshold” shall have the meaning given in Section 2.4.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Acquiror are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Takedown” shall mean an Underwritten Offering of Registrable Securities pursuant to the Shelf, as amended or supplemented.

1.2 Effective Date. This Agreement shall become effective on the date of the Business Combination Agreement, which date shall be notified to the Holder.

ARTICLE II

REGISTRATIONS

2.1 Resale Shelf Registration.

2.1.1 Acquiror shall use its reasonable best efforts to (a) file within 30 days following the Closing, and use reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and (b) keep such Form S-1 Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as a Form S-3 Shelf is declared effective pursuant to Section 2.1.3.

2.1.2 Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

2.1.3 Following the filing of a Form S-1 Shelf, Acquiror shall use reasonable efforts to either (a) convert the Form S-1 Shelf (and each Subsequent Shelf) to a Shelf Registration on Form S-3 or (b) file and to cause to become effective a Shelf Registration on Form S-3 (in each case, the “Form S-3 Shelf”) as soon as practicable after Acquiror is eligible to use Form S-3.

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2.2 Rule 415 Cutback.

2.2.1 Notwithstanding the registration obligations set forth in Section 2.1, in the event the Commission informs Acquiror that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, Acquiror agrees to promptly (a) inform each of the Holders and use its reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new Registration Statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to Acquiror for such Registration Statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Acquiror shall use its reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including the Manual of Publicly Available Telephone Interpretations D.29.

2.2.2 Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that Acquiror used reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities and subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders, (a) Acquiror shall prioritize the Registration of all of the PIPE Securities on such Registration Statement, and (b) if all of the PIPE Securities (but not all of the Registrable Securities) may be registered on such Registration Statement, any remaining number of Registrable Securities permitted to be registered on such Registration Statement as a secondary offering shall be allocated Pro Rata among the other Holders.

2.2.3 If Acquiror amends the Shelf Registration or files a New Registration Statement, as the case may be, under this Section 2.2, Acquiror shall use its reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities (a) that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement and (b) are no longer restricted by any Lock-Up Agreement.

2.3 Maintenance, Amendment, Supplement and Subsequent Shelf.

2.3.1 Acquiror shall use reasonable efforts to maintain each Shelf in accordance with the terms of this Agreement, and shall prepare and file with the Commission from time to time such amendments and supplements to the Shelf as may be necessary to keep the Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

2.3.2 If a Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Acquiror shall, subject to Section 3.4 use reasonable efforts to as promptly as is reasonably practicable (a) cause such Shelf to again become effective under the Securities Act (including using reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), (b) amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf, or (c) prepare and file an additional Registration Statement for a Shelf Registration (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

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2.3.3 If a Subsequent Shelf is filed pursuant to Section 2.3.2, Acquiror shall use reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form S-3 to the extent that Acquiror is eligible to use such form and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if Acquiror is a well-known seasoned issuer as defined in Rule 405 promulgated under the Securities Act at the most recent applicable eligibility determination date.

2.4 Demand for Underwritten Takedown. Subject to the Lock-Up Agreements and to the provisions of this Section 2.4, Sections 2.5 and Article III, at any time and from time to time when an effective Shelf is on file with the Commission, either (y) Holders owning at least 50% of the then-outstanding number of Registrable Securities or (z) the Sponsor (acting on behalf of the Sponsor Parties) (in each case, the “Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an Underwritten Takedown in accordance with this Section 2.4 (the “Demand Registration”); provided that, Acquiror shall only be obligated to effect an Underwritten Takedown if such Underwritten Offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate, either (x) US$ 15,000,000 or (y) where the Demanding Holder is the Sponsor (acting on behalf of the Sponsor Parties), all remaining Registrable Securities held by such Demanding Holder (the “Takedown Threshold”).

2.4.1 Takedown Demand Notice. All requests for an Underwritten Takedowns shall be made by giving written notice to Acquiror, which notice shall specify the number of Registrable Securities proposed to be sold in the Underwritten Takedown (such written notice, a “Takedown Demand”).

2.4.2 Underwriters. The majority-in-interest of the Demanding Holders initiating an Underwritten Takedown shall have the right to select the Underwriter(s) for such Underwritten Offering (which shall consist of one or more nationally recognized investment banks). Acquiror shall not be required to include any Holder’s Registrable Securities in such Underwritten Takedown unless such Holder accepts the terms of the underwriting as agreed between Acquiror and its Underwriter(s) in customary form and enters into and complies with an underwriting agreement with such Underwriter(s) in customary form (after having considered and taken reasonable account of comments of a single U.S. counsel for the Holders which are selling in the Underwritten Takedown). Notwithstanding anything to the contrary in this Agreement, Acquiror may effect any Underwritten Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.4.3 Number and Frequency of Underwritten Takedowns. Notwithstanding anything to the contrary in this Section 2.4, under no circumstances shall Acquiror be obligated to effect (a) more than an aggregate of two (2) Underwritten Takedowns within the first year following the Closing, (b) for the period commencing one year after the Closing, more than one (1) Underwritten Takedown within any three-month period or (c) more than three (3) Underwritten Takedowns where the Sponsor (acting on behalf of the Sponsor Parties) is the sole or lead Demanding Holder.

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2.5 Reduction of Underwritten Takedown. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Takedown Demand advises Acquiror and the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Offering (such Demanding Holders and other requesting Holders, the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Acquiror Shares or other equity securities that Acquiror desires to sell and the Acquiror Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the Maximum Number of Securities, then Acquiror shall include in such Underwritten Offering:

2.5.1 First, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) that can be sold without exceeding the Maximum Number of Securities (to be allocated Pro Rata among the Demanding Holders and Requesting Holders if the Registrable Securities desired to be sold by such Holders in the aggregate would exceed the Maximum Number of Securities);

2.5.2 Second, to the extent that the Maximum Number of Securities has not been reached under the foregoing subsection 2.5.1, the Acquiror Shares or other equity securities that Acquiror desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

2.5.3 third, to the extent that the Maximum Number of Securities has not been reached under the foregoing subsections 2.5.1 and 2.5.2, any Acquiror Shares or other equity securities of other persons or entities that Acquiror is obligated to register pursuant to any separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.6 Effective Registration. Notwithstanding any other provision in this Agreement, a Registration will not count as an Underwritten Takedown until the Registration Statement filed with the Commission with respect to such Underwritten Takedown has been declared effective and Acquiror has complied with all of its obligations under this Agreement with respect to such Underwritten Takedown; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to such Underwritten Takedown is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority in interest of the Demanding Holders, thereafter elects to continue the offering; provided, further, that Acquiror shall not be obligated to file a second Registration Statement until the Registration Statement that has been previously filed with respect to such Demand Registration becomes effective or is subsequently terminated.

2.7 Withdrawal of Underwritten Takedown.

2.7.1 Prior to the filing of the applicable preliminary or “red herring” Prospectus used for marketing an Underwritten Takedown, a majority-in-interest of the relevant Demanding Holders shall have the right to withdraw from such Underwritten Takedown for any or no reason whatsoever upon written notification to Acquiror, each other Demanding Holder and Requesting Holder, and the applicable Underwriter(s).

2.7.2 Following the receipt of any notice of withdrawal pursuant to subsection 2.7.1, the other Demanding Holders and Requesting Holders, provided they collectively qualify as Demanding Holders pursuant to clauses (x), (y) or (z) of Section 2.4 and the Takedown Threshold would still be satisfied, may elect to continue with the Underwritten Offering and such continued Takedown Demand shall count as a Takedown Demand of the continuing Demanding Holders for purposes of subsection 2.4.3 and not of the withdrawing Demanding Holders.

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2.7.3 If following a request under subsection 2.7.1 an Underwritten Takedown is withdrawn and not continued pursuant to subsection 2.7.2, then the withdrawn Takedown Demand shall count as an Underwritten Takedown for purposes of subsection 2.4.3 (unless one or more of the Demanding Holders reimburse Acquiror for all Registration Expenses with respect to such Underwritten Takedown, in which case it shall not count as an Underwritten Takedown).

2.8 Piggyback Registration.

2.8.1 Piggyback Rights. If Acquiror or any Holder proposes to conduct a registered offering of, or if Acquiror proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of Acquiror (or by Acquiror and by the shareholders of Acquiror, including an Underwritten Takedown pursuant to Section 2.4 or a Block Trade pursuant to Section 2.9), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to Acquiror’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of Acquiror, (d) for a dividend reinvestment plan or (e) for a rights offering, then Acquiror shall give written notice of such proposed filing or offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) Business Days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable preliminary “red herring” Prospectus or prospectus supplement used for marketing such offering, which notice shall (x) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to subsection 2.8.2, Acquiror shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.8.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of Acquiror included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into and comply with an underwriting agreement in customary form with the Underwriter(s) duly selected for such Underwritten Offering.

2.8.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration advises Acquiror and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Acquiror Shares or other equity securities that Acquiror desires to sell, taken together with (x) the Acquiror Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (y) the Registrable Securities as to which registration has been requested pursuant to Section 2.8 hereof, and (z) the Acquiror Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of Acquiror, exceeds the Maximum Number of Securities, then:

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(a) If the Registration or registered offering is undertaken for Acquiror’s account, Acquiror shall include in any such Registration or registered offering:

(i) first, the Acquiror Shares or other equity securities that Acquiror desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.8.1 that can be sold without exceeding the Maximum Number of Securities (to be allocated Pro Rata among such Holders if the Registrable Securities desired to be sold by such Holders in the aggregate, when combined with those desired to be sold by Acquiror, would exceed the Maximum Number of Securities); and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Acquiror Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other shareholders of Acquiror, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then Acquiror shall include in any such Registration or registered offering:

(i) first, the Acquiror Shares or other equity securities, if any, of such demanding persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Acquiror Shares or other equity securities that Acquiror desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.8.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Acquiror Shares or other equity securities for the account of other persons or entities that Acquiror is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.4, then Acquiror shall include in any such Registration or registered offering securities pursuant to Section 2.5.

2.8.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Acquiror and the Underwriter or Underwriters (if any) prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or in the case of a Shelf Registration, prior to the filing of the applicable preliminary or “red herring” Prospectus used for marketing of the relevant offering or takedown thereunder. Acquiror (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (excluding a Piggyback Registration by Holder(s) in connection with an Underwritten Takedown under Sections 2.1 to 2.6) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Acquiror shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.8.3.

2.9 Block Trades.

2.9.1 Notwithstanding the foregoing (but subject to the Lock-Up Agreements and to Section 3.4), at any time and from time to time when an effective Shelf is on file with the Commission, if the Demanding Holders wish to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) US$15,000,000 or (y) where the Demanding Holder is the Sponsor (acting on behalf of the Sponsor Parties), all remaining Registrable Securities held by the Sponsor (acting on behalf of the Sponsor Parties), then such Demanding Holders shall notify Acquiror, the other Demanding Holders and the Requesting Holders (if any) of the Block Trade at least five (5) Business Days prior to the day such offering is to commence and Acquiror shall as expeditiously as possible use reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use reasonable efforts to work with Acquiror and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

2.9.2 Prior to the filing of the applicable “red herring” Prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to withdraw upon written notification to Acquiror and the Underwriter or Underwriters (if any). Notwithstanding anything to the contrary in this Agreement, Acquiror shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.9.2.

2.9.3 Notwithstanding the time periods provided for in Section 2.8 in a Sponsor’s (acting on behalf of the Sponsor Parties), Demanding Holders’ or Requesting Holders’ exercise of Piggyback Registration rights in connection with a Block Trade, Acquiror and the Demanding Holders or Sponsor, as applicable, shall not be obligated to include the Sponsor’s (acting on behalf of the Sponsor Parties), Demanding Holders’ or Requesting Holders’, as applicable, Registrable Securities in such Block Trade unless requested to do so in writing within the Business Day immediately following the date on which notice of the Block Trade is given pursuant to subsection 2.9.1.

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2.9.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.9.5 Holders in the aggregate may demand no more than one (1) Block Trade pursuant to this Section 2.9 in any three (3) month period, and no more than three (3) Block Trades pursuant to this Section 2.9 within the first twelve (12) months following the Closing. For the avoidance of doubt, any Block Trade pursuant to this Section 2.9 shall not be counted as an Underwritten Takedown for purposes of subsection 2.4.3.

2.10 Market Stand-Off Agreement. Acquiror and each Holder given an opportunity to participate in an Underwritten Offering of equity securities of Acquiror pursuant to the terms of this Agreement agrees that it shall not Transfer any Acquiror Shares or other equity securities of Acquiror (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriters, during the 90-day period beginning on the date of pricing of such offering. Acquiror and each Holder agrees to execute a customary lock-up agreement in favor of the relevant Underwriters to such effect (in the case of a Holder, in each case on substantially the same terms and conditions as all such Holders).

ARTICLE III

ACQUIROR PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Underwritten Takedown, Acquiror shall use reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Acquiror shall, as expeditiously as possible:

3.1.1 Prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use reasonable efforts to cause such Registration Statement to become effective and remain effective until such time as there are no longer any Registrable Securities;

3.1.2 Prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement, or in the case of an Underwritten Takedown where the Sponsor (acting on behalf of the Sponsor Parties) is a Demanding Holder, the Sponsor (acting on behalf of the Sponsor Parties), or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Acquiror or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 Prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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3.1.4 Prior to any public offering of Registrable Securities, use reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Acquiror and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Acquiror shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 Cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Acquiror are then listed;

3.1.6 Provide a transfer agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 Advise each seller of such Registrable Securities, promptly, and in no event later than one Business Day, after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly take all actions reasonably required to prevent the entry of any stop order or to obtain its withdrawal if such stop order should be entered;

3.1.8 At least five (5) Business Days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein) and thereafter, take reasonable account of comments of counsel to such seller;

3.1.9 Notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to promptly correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 Permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense (other than with respect to Registration Expenses), in the preparation of the Registration Statement, and cause Acquiror’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative, or Underwriters enter into a confidentiality agreement, in customary form and substance reasonably satisfactory to Acquiror, prior to the release or disclosure of any such information;

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3.1.11 Obtain a “comfort” letter from Acquiror’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 In the event of an Underwritten Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain (a) an opinion, dated such date, of counsel representing Acquiror for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (b) a negative assurance (“10b-5”) letter, dated such date, of counsel representing Acquiror for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such 10b-5 letter is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such 10b-5 letters;

3.1.13 In the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Acquiror’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 With respect to an Underwritten Offering pursuant to Section 2.4, use reasonable efforts to make available senior executives of Acquiror to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 Otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Acquiror. It is acknowledged by the Holders that each Holder shall bear any Underwriters’ commissions and any related transfer taxes attributable to the sale of such Holder’s Registrable Securities in connection with any Underwritten Takedown.

3.3 Requirements for Participation in Underwritten Offerings. Each Holder shall provide such information as may reasonably be required by Acquiror, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with Acquiror’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, Acquiror may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if Acquiror determines, based on the advice of reputable external counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of Acquiror pursuant to a Registration initiated by Acquiror hereunder unless such person:

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3.3.1 Agrees to sell such person’s securities on the basis provided in any customary underwriting arrangements approved by Acquiror (after having considered and taken reasonable account of comments of a single U.S. counsel for the Holders which are selling in the Underwritten Offering); and

3.3.2 Completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Notwithstanding any provision of this Agreement to the contrary, upon written notice to the Holders, Acquiror shall have the right to defer any registration of Registrable Securities hereunder or suspend the disposition of Registrable Securities pursuant to an existing Registration Statement covering such Registrable Securities for such period as may be applicable, in each case if Acquiror determines, in the good faith judgment of the Board of Directors of Acquiror (as certified to the Holders in a certificate signed by the Chairman of the Board), that it would be materially detrimental to Acquiror and its shareholders for such registration of Registrable Securities to be effected or for a party to dispose of Registrable Securities pursuant to an existing Registration Statement at such time; provided, however, that Acquiror shall not have the right to exercise the right set forth in this Section 3.4 more than twice or for more than 60 consecutive days or more than a total of 120 days in any 12-month period hereunder.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, Acquiror, at all times covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Acquiror after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval system shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. Acquiror further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Acquiror Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, Acquiror shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification by Acquiror. To the extent permitted by law, Acquiror agrees to indemnify and hold harmless each Holder of Registrable Securities, its officers, employees, directors, affiliates, partners, members, attorneys and agents, and each person, if any, who controls such Holder (within the meaning of the Securities Act) (each, a “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and expenses (including without limitation reasonable outside attorneys’ fees), whether joint or several, arising out of or that are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or that are based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Acquiror of the Securities Act or any rule or regulation promulgated thereunder applicable to Acquiror and relating to action or inaction required of Acquiror in connection with any such registration, Acquiror shall promptly reimburse the Holder Indemnified Party for any reasonable expenses properly incurred by such Holder Indemnified Party in connection with investigating and defending any proceeding or action to which this Section 4.1 applies (including the reasonable fees and disbursements of legal counsel), loss, judgment, claim, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to Acquiror by such Holder expressly for use therein. Acquiror shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder Indemnified Party.

4.2 Information Provided by Holders. To the extent permitted by law, each Holder shall indemnify and hold harmless Acquiror, its officers, employees, directors, affiliates, partners, members, attorneys and agents and each person, if any, who controls Acquiror (within the meaning of the Securities Act) from and against all losses, judgements, claims, damages, liabilities and expenses (including without limitation reasonable outside attorneys’ fees), whether joint or several, arising out of or that are based upon any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing by such Holder to Acquiror expressly for use therein; provided, however that the obligation to indemnify shall be several, not joint or joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Acquiror.

4.3 Indemnification Process.

4.3.1 Any person entitled to indemnification herein shall:

(a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party); and

(b) permit an indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.

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4.3.2 If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed).

4.3.3 The indemnified party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the indemnifying party) to represent the indemnified party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party against the indemnifying party, with the reasonably incurred fees and expenses of such counsel to be paid by such indemnifying party if the indemnified party and the indemnifying party are named as defendants and, based upon the written opinion of counsel of such indemnified party, representation of both the indemnified party and the indemnifying party by the same counsel would be inappropriate due to actual or potential differing interests between them.

4.3.4 No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party which (i) cannot be settled in all respects by the payment of money (and if any such money is required to be paid under such judgment or settlement it shall be so paid by the indemnifying party pursuant to the terms of such judgment or settlement), or (ii) settlement includes a statement or admission of fault or culpability on the part of an indemnified party or (iii) settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation.

4.3.5 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.4 Contribution. If the indemnification provided under Sections 4.1, 4.2, and 4.3 from the indemnifying party is judicially determined to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any indemnifying party and any indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or omitted to be made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the liability of any Holder under this subsection 4.4 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability, and no Holder shall have any liability for contribution to the extent that such Holder would not have been liable for indemnification pursuant to this Agreement. The amount paid or payable by an indemnified party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1, 4.2 and 4.3 above, legal or other fees, charges or out-of-pocket expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.4 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.4. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(1) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.4 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder (“Notices”) shall be in writing and delivered personally or sent by courier or sent by electronic mail to the intended recipient thereof. Any such Notice shall be deemed to have been duly served (a) if given personally or sent by local courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; or (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt). Any notice or communication under this Agreement must be addressed, if to Acquiror, to: Fat Projects Acquisition Corp., 27 Bukit Manis Road, Singapore 099892, Attention: David Andrada and Nils Michaelis (email: david@fatprojects.com and nils@fatprojects.com, with a copy to Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001, Attention Andrew M. Tucker and Eric K. Graben, andy.tucker@nelsonmullins.com and eric.graben@nelsonmullins.com), and if to any Holder, at such Holder’s address or contact information as set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in Acquiror’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1. Any Holder not desiring to receive Notices at any time and from time to time may so notify the other parties, who shall thereafter not make, give or deliver any Notice to such Holder until duly notified otherwise (or until the expiry of any period specified in such Holder’s notice).

5.2 Assignment; No Third Party Beneficiaries; Exercise of Sponsor Rights.

5.2.1 This Agreement and the rights, duties and obligations of Acquiror hereunder may not be assigned or delegated by Acquiror in whole or in part.

5.2.2 Prior to the expiration of the lock-up period applicable to such Holder pursuant to any Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the terms and conditions of this Agreement. After the expiration of the lock-up period applicable to such Holder pursuant to any Lock-Up Agreement, the Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer, and such person agrees to be bound by the terms and conditions of this Agreement.

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5.2.3 Where a reference is made to Sponsor exercising any right with respect to, or acting on behalf of the Sponsor Parties, the Sponsor shall have the right to exercise the rights of the Sponsor with respect to any or all Registrable Securities held by any or all of the Sponsor Parties and any threshold applicable to the exercise of such rights shall be deemed to include all such Registrable Securities held by any of the Sponsor Parties which are the subject to the relevant demand, exercise of rights or other action. Notwithstanding the provisions of Section 5.2.2, the rights set forth in this Agreement as rights of “the Sponsor (acting on behalf of the Sponsor Parties)”, including under Sections 2.4, 2.9 and 3.1 (the “Sponsor Specific Rights”) shall only be exercisable by the Sponsor (acting on behalf of the Sponsor Parties and for and with respect to any Registrable Securities of any of the Sponsor Parties) and not by any other Sponsor Party unless and until Sponsor no longer holds any Registrable Securities, following which time the Sponsor Party holding the largest number of Registrable Securities at any given time shall be deemed to have been assigned the Sponsor Specific Rights as “Sponsor” and such Sponsor Party shall be the sole Sponsor Party with the power to exercise the Sponsor Specific Rights as “Sponsor” for and on behalf of any then remaining Sponsor Parties, and the provisions of this sentence shall also apply subsequently if any such Sponsor Party ceases to hold Registrable Securities.

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Acquiror unless and until Acquiror shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in the form attached as an Exhibit A hereto (an “Addendum Agreement”), to be bound by the terms and conditions of this Agreement. Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void. The execution of an Addendum Agreement by the parties thereto shall constitute a permitted amendment of this Agreement notwithstanding the provisions of Section 5.8.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including by electronic means), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. Each party expressly agrees that this Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the applicable of laws of another jurisdiction. Any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court, waives any obligation it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of any cause of action may be heard and determined only in any such court, and agrees not to bring any cause of action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.4. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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5.5 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

5.6 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings among the parties with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.7 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified; (d) the term “including” is not limiting and means “including without limitation”; (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; (f) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications or supplements thereto; and (g) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.8 Amendments and Modifications. Upon the written consent of Acquiror and the Holders of at least a majority of the Registrable Securities at the time in question and the Sponsor, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of Acquiror, in a manner that is materially different from the other Holders (in such capacity) shall require the prior written consent of the Holder so affected. No course of dealing between any Holder or Acquiror and any other party hereto or any failure or delay on the part of a Holder or Acquiror in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Acquiror. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.9 Other Registration Rights. Acquiror represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) a holder of IPO Warrants or IPO Warrant Shares, (c) a holder of Founder Shares, Private Placement Warrants, Working Capital Warrants or Extension Warrants, each as defined in the Sponsor Registration Rights Agreement or (d) a holder of PIPE Securities, has any right to require Acquiror to register any securities of Acquiror for sale or to include such securities of Acquiror in any Registration filed by Acquiror for the sale of securities for its own account or for the account of any other person. The Holders hereby acknowledge that (i) holders of the IPO Warrants and IPO Warrant Shares have registration rights as contemplated in the IPO Prospectus and the IPO Warrant Agreement, (ii) holders of Founder Shares, Private Placement Warrants, Working Capital Warrants and Extension Warrants have the registration rights as contemplated in the Sponsor Registration Rights Agreement and (iii) Acquiror is entitled to grant resale registration rights to holders of PIPE Securities in the PIPE Subscription Agreements. As of the Closing there will not be any registration rights related to securities of Acquiror other than under this Agreement, the IPO Prospectus and the IPO Warrant Agreement, the Sponsor Registration Rights Agreement and the PIPE Subscription Agreements.

5.10 Termination of Prior Agreements and Effectiveness of this Agreement.

5.10.1 This Agreement shall take effect as of and from the Closing; provided, that if the Business Combination Agreement is terminated prior to the Closing, this Agreement shall not become effective and shall be deemed void.

5.10.2 With effect from the Closing, each party to this Agreement hereby irrevocably waives and agrees not to exercise or enforce any rights it may have in respect of the registration of Registrable Securities pursuant to any other agreement including, without limitation, any PIPE Subscription Agreement.

5.11 Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. Notwithstanding the foregoing, the provisions of Section 3.2, Section 3.5, and Section 4 shall survive any termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

FAT PROJECTS ACQUISITION CORP.

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO and Director

FAT PROJECTS SPAC PTE. LTD.

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

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HOLDER

APOLLO CONSULTING SRL

By:	/s/ Giuseppe Donagemma

Name:	Giuseppe Donagemma

Title:	Managing Director

HOLDER

BHARGAB MITRA

/s/ Bhargab Mitra

HOLDER

CHIRANJIB BHANDARY

/s/ Chiranjib Bhandary

HOLDER

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

By:	/s/ Srinivasan Thukkaram

Name:	Srinivasan Thukkaram

Title:	Director

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HOLDER

Darryl Mark Rodrigues

/s/ Darryl Mark Rodrigues

HOLDER

GIUSEPPE DONAGEMMA

/s/ Giuseppe Donagemma

HOLDER

NG MEI LAN (NG MEI CHIN)

/s/ Ng Mei Lan

HOLDER

RAJENDRA NARAYAN PANDA

/s/ Rajendra Narayan Panda

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EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on [●] by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of August 25, 2022 (the “Agreement”), by and among Fat Projects Acquisition Corp., a Cayman Islands exempted company limited by shares, Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares, certain parties identified as Holders therein, and solely for the purposes of Section 5.10 of the Agreement, Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Registrable Securities (as defined in the Agreement) as a transferee of such Registrable Securities from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a “Holder” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Registrable Securities shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

ACCEPTED AND AGREED:

FAT PROJECTS ACQUISITION CORP.

By:

Name:

Title:

NEW HOLDER

Name:

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EXHIBIT F

FORM OF UNVESTED RESTRICTED SHARE AMENDMENT

This Amendment (the “Amendment”) is entered into as of [●], 20[●] by and between:

1.	AVANSEUS HOLDINGS PTE. LTD. (Company Registration Number: 201526265R), a Singapore private company limited by shares, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024 (the “Company”);

2.	FAT PROJECTS ACQUISITION CORP. (Company Registration Number: 374480) a Cayman Islands exempted company limited by shares whose office address is at 27 Bukit Manis Road, Singapore 099892 and whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Acquiror”); and

3.	[Insert Grantee Name and Address] (“Grantee”);

(each a “Party” and together the “Parties”).

RECITALS

A.	The Company and Grantee are parties to that certain [insert agreement] dated [insert date of agreement] (the “Grant Agreement”) pursuant to which the Company granted to Grantee [●] restricted shares (“Restricted Shares”) of (i) the Non-Voting Shares and/or (ii) Ordinary Shares of the Company’s share capital subject to the vesting conditions set forth therein of which [●] Non-Voting Shares and [●] Ordinary Shares remain unvested as of the date hereof (the “Unvested Grant Shares”).

B.	Acquiror and the Company have entered into that certain Business Combination Agreement dated August [●], 2022 (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the holders of all of the Company’s outstanding shares will exchange all of the issued and outstanding share capital of the Company (including without limitation Restricted Shares that are vested or that will vest at the time of and as a consequence of the Closing but excluding all Restricted Shares that will not be vested at and after the Closing) for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”).

C.	Section 4.1(b) of the Business Combination Agreement provides that the Grant Agreement will be assumed by the Acquiror and amended at the Effective Time to provide that the number of Unvested Grant Shares receivable thereunder shall be converted to a number of Acquiror Class A Ordinary Shares equal to the number of Unvested Grant Shares multiplied by the Exchange Ratio set forth in the Business Combination Agreement (rounded down to the nearest whole share) but that the Grant Agreement will otherwise have and be subject to substantially the same terms and conditions (including vesting, settlement and termination-related terms) as were set forth therein immediately prior to the Effective Time.

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D.	This Amendment is effective upon the Closing under the Business Combination Agreement (the “Effective Time”), and the Parties are entering into this Amendment to implement the assumption and amendment, at the Effective Time, of the Grant Agreement as contemplated in Section 4.1(b) of the Business Combination Agreement.

NOW THEREFORE, in consideration for the mutual covenants and agreements set forth in the Business Combination Agreement and set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Business Combination Agreement. From and after the date of this Amendment, references to the Grant Agreement shall mean the Grant Agreement as amended by this Amendment.

2.	Amendments to Grant Agreement. Effective as of the Effective Time:

a.	Acquiror hereby assumes from the Company, and the Company hereby assigns to the Acquiror, all of the rights, obligations and liabilities of the Company under the Grant Agreement with respect to the obligation to issue securities upon the satisfaction of the vesting criteria applicable to the Unvested Grant Shares set forth in the Grant Agreement, and the Grantee hereby consents to such assignment and assumption and releases the Company from any and all obligation to issue additional shares under the Grant Agreement;

b.	The Grantee’s right to receive Unvested Grant Shares under the Grant Agreement upon the satisfaction of the vesting criteria with respect to the Unvested Grant Shares set forth therein is hereby replaced with the right to receive the number of Acquiror Class A Ordinary Shares equal to the number of Unvested Grant Shares multiplied by the Exchange Ratio; provided that no fraction of an Acquiror Class A Ordinary Share will be issued under the Grant Agreement, and instead the number of Acquiror Class A Ordinary Shares to be issued to the Grantee under the Grant Agreement as amended hereby shall be rounded down in the aggregate to the nearest whole Acquiror Class A Ordinary Shares and the Grantee shall receive cash in lieu of any fractional share in an amount equal to the value of such fraction share based on a share value of $10.00 per share.

3.	No other Amendments. Except as set forth in Section 2 of this Amendment above, the Grant Agreement remains in full force and effect and unamended.

4.	Termination: In the event that the Business Combination Agreement is terminated, this Amendment shall be automatically terminated with immediately effect, and the terms of the Grant Agreement shall continue in full force and effect and unamended.

5.	Governing Law. This Amendment shall be governed by the law that governs the Grant Agreement as set forth in the Grant Agreement, provided that if the Grant Agreement does not specify the law by which it is governed, this Amendment shall be governed by the laws of Singapore.

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6.	Notices. All notices, demands or other communications required or permitted to be given or made under this Amendment shall be in writing and in the English language and shall be sent to the recipient at its address, or electronic mail address set out below, or as otherwise directed by the recipient by notice given in accordance with this Section 6:

The Company:	Avanseus Holdings Pty. Ltd.
230, Victoria Street, #15-01/08, Bugis
Junction, Singapore 188024
bhargab.mitra@avanseus.com
Attention: Chief Executive Officer

The Acquiror:	Fat Projects Acquisition Corp.
27 Bukit Manis Road
Sentosa Golf Course
Singapore 099892
david@fatprojects.com; nils@fatporjects.com
Attention: Chief Executive Officer & Chief Operating Officer

The Grantee:	[insert name]
[insert address]
[insert e-mail address]

7.	Counterparts. This Amendment may be executed in multiple counterparts, either manually or electronically, such as by DocuSign®, each of which may be signed by one or more of the Parties and shall constitute an original but all of which together shall constitute but a single Amendment. A copy of this Amendment bearing the electronic or PDF, facsimile, photostatic or other copy of the signature of a Party shall be as valid for all purposes as a copy of this Amendment bearing that Party’s original manual signature.

Signatures on following page.

3

IN WITNESS WHEREOF, the Parties to this Amendment have set their signatures below.

The Company:

For and on behalf of
AVANSEUS HOLDINGS PTE. LTD.
(Company Registration Number: 201526265R), a Singapore private company limited by shares

Name:
Title:

Acquiror:

For and on behalf of
FAT PROJECTS ACQUISITION CORP.
(Company Registration Number: 374480) a Cayman Islands exempted company limited by shares

Name:
Title:

Grantee:

Signature

Print Name

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EXHIBIT G

NEW CRYSTAL TECHNOLOGY SERVICES WARRANT AGREEMENT

FAT PROJECTS ACQUISITION CORP.

and

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

SHARE WARRANT AGREEMENT

i

THIS AGREEMENT (the “Agreement”) is dated August [●] 2022 BETWEEN:

(1) FAT PROJECTS ACQUISITION CORP. (Company Registration Number: 374480) a Cayman Islands exempted company limited by shares whose office address is at 27 Bukit Manis Road, Singapore 099892 and whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”); and

(2) CRYSTAL TECHNOLOGY SERVICES PTE. LTD. (Company Registration Number: 201802980W), a Singapore private company limited by shares, whose registered office is at 446 Hougang Avenue 08, #08-1633, Singapore 530446 (the “Warrantholder”),

(each a “Party” and together the “Parties”).

RECITALS:

(A) The Company is a Cayman Islands exempted company limited by shares.

(B) The Company has determined to create and issue Warrants to subscribe for Warrant Shares on the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules unless the context requires otherwise:

“Avanseus” means Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a company incorporated under the laws of Singapore, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024.

“Avanseus Solution” means artificial intelligence software written and developed by Avanseus (as defined below) that monitors a communications or manufacturing system and predicts pending failures so that they can be prevented before they fail instead of being fixed after they fail or that monitors inventory and customer demand and predicts customer demand to optimize inventory;

“Board” means the board of directors of the Company;

“Business Combination Agreement” means the Business Combination Agreement entered into on or about the date hereof between the Company and Avanseus;

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Singapore are required or permitted to be closed;

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“Change of Control” means any merger, acquisition, disposal, joint venture, reorganisation or other transaction that results in a (direct or indirect) change of control of the Company;

“Channel Partner” means a vendor of communications or manufacturing products, services or Solutions who is party to a contract or agreement with Avanseus pursuant to which the products, services or solutions of the vendor either (i) contain Embedded Avanseus Solutions and are marketed and sold through the joint efforts and cooperation of the vendor and Avanseus or (ii) are marketed and sold with Custom Avanseus Solutions through the joint efforts and cooperation of the vendor and Avanseus and such contract or agreement is referred to herein as a “Channel Partner Agreement”;

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“Channel Partner Purchase Order” means Contracts and / or purchase orders received by Avanseus for sales of Custom Avanseus Solutions or products, services or solutions that contain Embedded Avanseus Solutions pursuant to a Channel Partner Agreement;

“Constitution” means the Third Amended and Restated Memorandum of Association of the Company;

“Contract” means a binding contract or agreement between a vendor and a customer or a purchase order issued to a vendor by a customer that is binding on the customer if accepted without change by the vendor;

“Crystal Technology” means the initial Warrantholder to whom the Warrants were originally issued pursuant to this Agreement;

“Custom Avanseus Solutions” means an Avanseus Solution or other Avanseus services / solutions, including such solutions as envisaged under Clause 4.1(c)(i), that is designed and installed or implemented directly into a Customer’s existing software or existing communications, manufacturing, inventory control or other Customer system, for the provision of services / solutions as mutually agreed;

“Customer” means a legal entity who purchases as an end user, software, services or solutions from Avanseus or from a third-party vendor;

“C-level Officer” means an executive officer of an organization who is or reports directly to the organization’s chief executive officer, chief operating officer or chief marketing officer;

“Embedded Avanseus Solution” means an Avanseus Solution that is embedded in or integrated with a third-party software solution, such as but not limited to Amazon Web Services®, Microsoft Azure® or Google Cloud Platform®;

“Excluded Purchase Orders” has the meaning ascribed to it in Clause 4.1(d);

“Exercise Conditions” has the meaning ascribed to it in Clause 4.1;

“Exercise Notice” a notice in writing in the form, or substantially in the form, set out in Schedule 1;

“Expert Accountant” means an audit partner who at the relevant time is from Avanseus’ audit firm (or such other accounting professional as may be mutually agreed between the parties), acting as an arbitrator;

“Hyperscaler” means a provider of software, hardware and facilities that scale a distributed computing environment (where examples of Hyperscalers include but are not limited to Amazon Web Services®, Microsoft Azure® or Google Cloud Platform®);

“Liquidity Event” means any of the following:

(a)	a sale, lease, transfer, exclusive license (without retaining any rights other than the right to license fees) or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; or

(b)	an acquisition, whether by merger, amalgamation, restructuring, reconstruction, consolidation or other reorganization, in which:

(i) the Company is a constituent party;

(ii) a subsidiary of the Company is a constituent party and the Company issues shares in the capital of the Company pursuant to such transaction, and shareholders of the Company immediately prior to such transaction will, immediately after such transaction, hold less than fifty per cent. (50%) of the voting shares in the capital of the surviving or resulting corporation; or

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(iii) a sale, in a single transaction or series of related transactions, of fifty per cent. (50%) or more of the voting shares in the capital of the Company;

“Ordinary Shares” means the Class A ordinary shares of the Company;

“Originate” means to introduce Avanseus to a third party and exert material commercial efforts on behalf of Avanseus that results in a Contract with Avanseus (which is evidenced by a written acknowledgement signed by a C-level Officer of Avanseus prior to the execution of such Contract, confirming the Warrantholder was to target and exert such efforts in respect of such Contract), and “Originated” and “Originates” and similar terms have correlative meanings;

“Register” has the meaning ascribed to it in Clause 3.4;

“Representatives” has the meaning ascribed to it in Clause 9.1(c);

“Singapore Companies Act” means the Companies Act 1967 of Singapore;

“Subscription Price” means US$0.01 per share;

“Systems Integrator” means a company that specializes in implementing, planning, coordinating, scheduling, testing, improving and sometimes maintaining a computer system comprised of components from multiple unrelated suppliers. Examples of Systems Integrators include but are not limited to Capgemini, Cognizant, Deloitte, IBM, Accenture, Tata Consultancy Services, Infosys, Boomi, CGI and Aspire Systems;

“Telecommunications Manufacturer” means a manufacturer of telecommunications equipment;

“Telecommunications Company” means an operator of a telecommunications systems, as mutually agreed between the Company and the Warrantholder from time to time;

“Tranche” has the meaning ascribed to it in Clause 4.1;

“Tranche 1 Warrants” means 100,000 of the Warrants that become exercisable upon satisfaction of the Tranche 1 Vesting Criteria;

“Tranche 2 Warrants” means 50,000 of the Warrants that become exercisable upon satisfaction of the Tranche 2 Vesting Criteria;

“Tranche 3 Warrants” means 200,000 of the Warrants that become exercisable upon satisfaction of the Tranche 3 Vesting Criteria;

“Tranche 4 Warrants” means 650,000 of the Warrants that become exercisable in accordance with Clause 4.1(d);

“Tranche 4 Objection Statement” has the meaning ascribed to it in Clause 4.1(d)(i);

“Tranche 4 Quarterly Payment Amount” has the meaning ascribed to it in Clause 4.1(d)(i);

“Tranche 4 Vesting Notice” has the meaning ascribed to it in Clause 4.1(d)(i);

“Warrant” means each of the rights created by this Agreement entitling the Warrantholder to subscribe for one Warrant Share for the Subscription Price on the terms set out in this Agreement, comprising the Tranche 1 Warrants, Tranche 2 Warrants, Tranche 3 Warrants, Tranche 4 Warrants subject to adjustment as provided in this Agreement;

“Warrant Shares” means the Company’s Ordinary Shares; and

“US$” means United States dollars, the lawful currency of the United States of America.

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1.2	Control: The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.3	Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References to Subsidiaries and Related Corporations: The words “subsidiary” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the Singapore Companies Act.

1.5	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.6	Including: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

1.7	Interpretation Act: The Interpretation Act 1965 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

1.8	Subsidiary Legislation: References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

1.9	Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.10	Others

(a) References to “this Agreement” includes all amendments, additions, and variations thereto agreed between the relevant Parties in accordance with Clause 8.

(b) References to “day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar.

(c) References to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).

(d) Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.

(e) References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

(f) Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

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2.	EFFECTIVE DATE OF AGREEMENT

2.1	This Agreement shall only become effective (a) if the Closing (as defined in the Business Combination Agreement) occurs and (b) the Share Warrant Agreement dated 17 December 2021 between the Warrantholder and Avanseus (the “Old Warrant Agreement”) is terminated on the Closing Date (as defined in the Business Combination Agreement) without any further liability thereunder on the part of either party thereto other than provisions thereof that are intended to survive such termination. If the Closing occurs and the Old Warrant Agreement is terminated on the Closing Date, then this Agreement shall be effective as of the Closing Date. If (y) the Business Combination Agreement is terminated without the occurrence of the Closing or (z) the Old Warrant Agreement is not terminated on the Closing Date, this Agreement shall be null and void ab initio and of no force or effect. Warrantholder and the Company hereby agree that if the Closing occurs and this Agreement becomes effective, the Old Warrant Agreement shall be automatically terminated with effect from the date of the Business Combination Agreement, and Warrantholder shall execute and deliver to the Company and Avanseus Holdings Pte. Ltd. on the Closing Date a termination of the Old Warrant Agreement in substantially the form attached hereto as Schedule 3.

3.	CREATION AND ISSUE OF WARRANTS

3.1	The Company hereby constitutes the Warrants on the terms and subject to the conditions of this Agreement.

3.2	The Warrants shall confer the right (but not the obligation) on the Warrantholder to subscribe for Warrant Shares on the terms and subject to the conditions of this Agreement.

3.3	The Warrants shall be issued on the date of this Agreement to the Warrantholder.

3.4	The Company shall maintain a register of Warrantholders (the “Register”) in accordance with Schedule 2.

4.	EXERCISE OF WARRANTS

4.1	The Warrants may be exercised by the Warrantholder in the following four (4) tranches (each, a “Tranche”), provided that the exercise conditions for each Tranche described in this Clause (the “Exercise Conditions”) are met:

Tranche 1:

(a)	Tranche 1 Vesting. The Tranche 1 Warrants will vest and become exercisable on the Tranche 1 Vesting Date provided the Tranche 1 Vesting Date occurs before the Tranche 1 Vesting Deadline.

(i)	“Tranche 1 Vesting Criteria” means the entry by Avanseus into a Contract Originated by Crystal Technology where (i) Avanseus partners with a Hyperscaler, and/or a Systems Integrator and/or Telecommunications Company, (ii) the Contract provides for minimum aggregate payments to Avanseus of US$1,000,000, and (iii) results in the provision of a Solution to a Telecommunications Company that contains an Embedded Avanseus Solution.

(ii)	“Tranche 1 Vesting Date” means the date of the receipt by Avanseus of the first payment pursuant to the Contract described in the Tranche 1 Vesting Criteria.

(iii)	“Tranche 1 Vesting Deadline” means December 31, 2023.

Tranche 2:

(b)	Tranche 2 Vesting. The Tranche 2 Warrants will vest and become exercisable on the Tranche 2 Vesting Date provided that the Tranche 2 Vesting Date occurs before the Tranche 2 Vesting Deadline.

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(i)	“Tranche 2 Vesting Criteria” means Avanseus entering into a Contract for the provision of one or more Custom Avanseus Solutions to a Telecommunications Company which (i) is publicly announced by an official press release issued by the C-Level Officer of the Telecommunications Company (the content of which will need to be agreed with Avanseus) and (ii) was Originated by Crystal Technology.

(ii)	“Tranche 2 Vesting Date” means the date on which the Tranche 2 Vesting Criteria are satisfied.

(iv)	“Tranche 2 Vesting Deadline” means December 31, 2023.

Tranche 3:

(c)	Tranche 3 Vesting. Half of the Tranche 3 Warrants will vest and become exercisable on the Tranche 3 Vesting Date with respect to each of two Contracts described in the Tranche 3 Vesting Criteria provided that the Tranche 3 Vesting Date for that Contract occurs before the Tranche 3 Vesting Deadline.

(i)	“Tranche 3 Vesting Criteria” means Avanseus entering into a Contract with a Telecommunications Company / Channel Partner or a Systems Integrator for a solution to be deployed in one or more countries within the European Union, which Contract (i) is for the provision of one or more Custom Avanseus Solutions (A) for Data Centers within the operations infrastructure of the Telecommunications Company, (B) prediction of the degradation of the performance of one or more software applications of the Telecommunications Company, (C) for reducing the energy usage of the Telecommunications Company, (D) for detecting anomalies or outliers in the performance of the Telecommunications Company’s telecommunications network or (E) for the provision of services / solutions as mutually agreed (ii) provides for minimum aggregate payments to Avanseus of US$1,000,000 and (iii) was Originated by Crystal Technology.

(ii)	“Tranche 3 Vesting Date” means with respect to each Contract described in the Tranche 3 Vesting Criteria, the date of the receipt by Avanseus of the first payment pursuant to that Contract.

(iv)	“Tranche 3 Vesting Deadline” means December 31, 2024.

Tranche 4:

(d)	Tranche 4 Vesting. Tranche 4 Warrants will vest at the rate of one (1) warrant for each US$30.7692 of Channel Partner Purchase Order payments actually received by Avanseus pursuant to Contracts entered into by Avanseus between the date of this Agreement and December 31, 2024 (excluding the first US$1,000,000 of payments received by Avanseus with respect to Contracts described in the Tranche 1 Vesting Criteria, and excluding the first US$1,000,000 of payments received by Avanseus with respect to Contracts described in the Tranche 3 Vesting Criteria (the “Excluded Purchase Orders”) subject to the requirements, provisions and limitations set forth in this Clause 4.1(d), and will be exercisable within a period of 30 days after the date upon which each Tranche 4 Quarterly Payment Amount is deemed final in accordance with this Clause 4.1(d)(i) to (v). Each Tranche 4 Warrant vested shall expire on the fifth anniversary of the date on which such Tranche 4 Warrant vested in accordance with this Clause 4.1(d) and upon expiry the relevant Tranche 4 Warrant shall be deemed forfeited.

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(i)	Within fifteen (15) Business Days after the end of each calendar quarter, Avanseus will determine the amount of Channel Partner Purchase Order payments actually received by Avanseus (each a “Tranche 4 Quarterly Payment Amount”) and provide Crystal Technology with written notice of the amount of such Channel Partner Purchase Order for that calendar quarter, the calculation thereof in reasonable detail and the number of Tranche 4 Warrants that have vested for that calendar quarter as a result of Avanseus’ receipt of such payments (a “Tranche 4 Vesting Notice”). Unless Crystal Technology disputes the amount of any Tranche 4 Vesting Notice within ten (10) Business Days of its receipt of that Tranche 4 Vesting Notice by written notice to Avanseus (a “Tranche 4 Objection Statement”), Avanseus’ determination of the amount of Channel Partner Purchase Order payments received for the calendar quarter and the number of Tranche 4 Warrants that vest for that calendar quarter will be final and binding. If Crystal Technology delivers a Tranche 4 Objection Statement, Avanseus shall grant Crystal Technology and/or its representatives reasonable access during normal business hours to Avanseus’ books and records pertaining to Channel Partner Purchase Orders for the following 10 Business Days in order to verify Avanseus’ computations.

(ii)	If Avanseus and Crystal Technology cannot resolve any dispute with respect to any Tranche 4 Vesting Notice and a Tranche 4 Objection Statement within 20 Business Days following Crystal Technology’s timely delivery of the Objections Statement, all remaining objections will be resolved by the Expert Accountant. Avanseus and Crystal Technology will each be responsible for their own costs in resolving the objections and will evenly split the Expert Accountant’s fees and costs. The procedure for resolution of the objections shall be limited to (i) each of Avanseus and Crystal Technology making a single written submission to the Expert Accountant, and (ii) a single telephone conference call or virtual meeting among the Expert Accountant, Avanseus and Crystal Technology unless the Expert Accountant requests additional submissions or conferences, and Avanseus and Crystal Technology shall use reasonable efforts to cause the Expert Accountant to issue his or her written determination within 60 days after the dispute is submitted to the Expert Accountant. The Expert Accountant’s determination shall be final, binding and non-appealable and may be entered in any court of competent jurisdiction.

(iii)	The vesting of Tranche 4 Warrants shall be limited to the first US$20,000,000 of Channel Partner Purchase Order payments (excluding payments under the Excluded Purchase Orders) actually received by Avanseus pursuant to Contracts entered into by Avanseus between the date of this Agreement and December 31, 2024.

(iv)	Notwithstanding any other provision hereof to the contrary if by midnight on December 31, 2023, Avanseus has not entered into Contracts between the date of this Agreement and December 31, 2023 falling within Clause 4.1(d) above for Channel Partner Purchase Order payments to Avanseus of in aggregate at least US$10,000,000 (excluding the Excluded Purchase Orders) then the Warrantholder shall be deemed to have forfeited a number of Tranche 4 Warrants equal to: (A) the difference between US$10,000,000 and the aggregate amount of Channel Partner Purchase Order payments payable to Avanseus under such Contracts, divided by (B) US$30.7692.

Example:

At 31 December 2023, if Avanseus has entered into Contracts between the date of this Agreement and December 31, 2023 for Channel Partner Purchase Order payments (excluding Excluded Purchase Orders) of in aggregate US$8M, then the number of Tranche 4 Warrants forfeited is: US$2M / US$30.7692 = 65,000.

(v)	Notwithstanding any other provision hereof to the contrary, if by midnight on December 31, 2024, Avanseus has not entered into Contracts between this Agreement date and December 31, 2024 falling within Clause 4.1(d) above for Channel Partner Purchase Order payments to Avanseus of in aggregate at least US$20,000,000 then the Warrantholder shall be deemed to have forfeited a number of Tranche 4 Warrants equal to: (A) the difference between US$20,000,000 and the aggregate amount of Channel Partner Purchase Order payments payable to Avanseus under such Contracts, divided by (B) US$30.7692. Any and all Warrants forfeited under Clause 4.1(d) (iv) above will be removed from the calculation of the USD 20,000,000 referred in this clause.

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Example:

At December 31st, 2024, if Avanseus has entered into Contracts between the date of this Agreement and December 31st, 2024 for Channel Partner Purchase Order payments (excluding Excluded Purchase Orders) of in aggregate US$18M, then the number of Tranche 4 Warrants forfeited is: US$2M / US$30.7692 = 65,000.

4.2	Where applicable, the Parties shall discuss and negotiate in good faith mutually agreed terms for Channel Partner Purchase Order payments generated by the Warrantholder for Avanseus in excess of the first USD 20,000,000 (excluding the Excluded Purchase Orders) as referred to in Clause 4.1(d).

4.3	If an effective resolution is passed or an order is made for the winding up of the Company (otherwise than for the purposes of a reconstruction, consolidation, amalgamation or merger of the Company), all unexercised Warrants shall automatically lapse and cease to be exercisable on the date of that resolution or order.

4.4	The Warrantholder may exercise any vested Warrants on any number of occasions by lodging a duly completed Exercise Notice (the form of which is set out in Schedule 1) with the Company in accordance with Clause 13, together with any other documentation the Company may require (including but not limited to a share application form). Once lodged with the Company, an Exercise Notice shall be irrevocable save with the consent of the Board.

5.	ADJUSTMENTS

5.1	Shares Dividends; Subdivisions. If after the date hereof, the number of outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares, or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

5.2	Aggregation of Shares. If after the date hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

5.3	Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Clauses 5.1 and 5.2 above, the Subscription Price shall be adjusted (to the nearest cent) by multiplying such Subscription Price immediately prior to such adjustment by a fraction (x) the number of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

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5.4	Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Clause 5.1 or 5.2 hereof or that solely affects the par value of the Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrantholder shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrantholder would have received if such Warrantholder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Ordinary Shares covered by Clause 5.1 or 5.2, then such adjustment shall be made pursuant to Clauses 5.1, 5.2, and this Clause 5.4. The provisions of this Clause 5.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Subscription Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

5.6	Notices of Changes in Warrant. Upon every adjustment of the Subscription Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Subscription Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Clauses 5.1, 5.2, or 5.4, then, in any such event, the Company shall give written notice to Warrantholder, at the last address set forth for such holder in the Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

5.7	No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Clause 5, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Ordinary Shares to be issued to the Warrantholder.

5.8	Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subclauses of this Clause 5 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Clause 5, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Clause 5 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

6.	ISSUE OF WARRANT SHARES

6.1	Subject to the Constitution, the Cayman Companies Act and any applicable legal and regulatory requirements, completion of the allotment and issue of Warrant Shares following an exercise of the Warrants in accordance with Clause 4 shall take place at the registered office of the Company within twenty (20) Business Days (or such other place and date as mutually agreed by the Parties) after receipt by the Company of:

(a) all of the documents referred to in Clause 4.4; and

(b) payment by telegraphic transfer to the Company’s Bank Account (to be notified by the Company to the Warrantholder) of the relevant Subscription Price for the number of Warrant Shares specified in the relevant Exercise Notice.

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6.2	Upon completion of an allotment and issue of Warrant Shares, the Company shall, subject to the Constitution:

(a) Enter, or cause to be entered by the Company’s registrar and transfer agent, the Warrantholder (or its nominee, as appropriate) in the Company’s register of shareholders as the holder of the number of Warrant Shares issued to it; and

(b) Deliver, or cause to be delivered by the Company’s registrar and transfer agent, to the Warrantholder a duly executed share certificate for the number of Warrant Shares issued to it or make an appropriate entry into the electronic register of the Company’s shares and shareholders with confirmation of such entry to be delivered to the Warrantholder.

6.3	Upon the Company’s receipt of the Subscription Price therefore, the Warrant Shares issued upon exercise of vested Warrants shall be fully paid and non-assessable.

6.4	No fractions of a Warrant Share shall be allotted or issued on the exercise of any Warrants. If the exercise of any Warrants would require a fraction of a Warrant Share to be allotted, the aggregate number of Warrant Shares so allotted to a Warrantholder will be rounded down to the nearest whole Warrant Share. In the event of such rounding down for fractional shares, no refund will be made to the Warrantholder.

7.	LAPSE AND TERMINATION

This Agreement shall automatically lapse and terminate upon the earlier of:

(a) the full exercise of all the Warrants; or

(b) the expiry of all the Warrants (which have not already been exercised) in accordance with Clause 4;

provided that nothing in this Clause 7 shall release any Party from liability for breaches of this Agreement which occurred prior to its termination.

8.	VARIATION

The provisions of this Agreement may be amended, varied, replaced or otherwise changed in any way at any time with the prior written consent of the Company and the Warrantholder.

9.	CONFIDENTIALITY

9.1	Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Party the terms of this Agreement, the substance of any negotiations between the Parties relating to this Agreement and any other information received or obtained as a resulting of entering into this Agreement, unless and to the extent that:

(a) the disclosure or use is required by law, any governmental or regulatory body, or by any recognised securities exchange on which the shares of the Company is listed;

(b) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c) the disclosure is made to the bankers, professional advisers, consultants, related corporations or affiliates of any Party (collectively, the “Representatives”) for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 9 in respect of such information as if it were a party to this Agreement;

(d) the disclosure is made by a Party to its existing or potential investors, on terms that each such investor receiving the information agrees to comply with the provisions of this Clause 9 in respect of such information as if it were a party to this Agreement;

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(e) the information is or becomes publicly available (other than by breach of this Agreement);

(f) the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

(g) the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure or use of any information pursuant to Clause 9.1(a), the Party concerned shall, to the extent permitted by law, promptly notify the other Party of such requirement.

9.2	Without prejudice to the generality of the foregoing, each Party shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees, officers and directors whose duties will require them to possess any of such information, shall have access thereto, and that they shall be obliged to treat the same as confidential.

9.3	If a Party or any of its Affiliates or their respective Representatives have disclosed any confidential information in breach of any provisions of this Agreement, they shall immediately notify the other Party in writing of such breach.

9.4	The obligations contained in this Clause 9 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

10.	ASSIGNMENT OR TRANSFER

10.1	All rights and obligations hereunder, are personal to the Parties and a Party shall not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

10.2	Unless the Warrantholder has obtained the prior written consent of the Company, the Warrantholder shall not assign, transfer, mortgage, charge, declare a trust over, or deal in any other manner with its Warrants or any of its rights under this Warrant.

11.	NO PARTNERSHIP

The relationship between the Parties shall not constitute a partnership.

12.	NO WAIVER

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

13.	NOTICES

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and in the English language and shall be sent to the recipient at its address, or electronic mail address set out below, or as otherwise directed by the recipient by notice given in accordance with this Clause 13.

The Company	Fat Projects Acquisition Corp

27 Bukit Manis Road, Singapore 099892

Email: david@fatprojects.com / nils@fatprojects.com

Attention: David Andrada / Nils Michaelis

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With copy to:

Avanseus Holdings Pte. Ltd.

230, Victoria Street, #15-01/08, Bugis

Junction, Singapore 188024

Email: bhargab.mitra@avanseus.com

Attention: Chief Executive Officer

The Warrantholder	Crystal Technology Services Pte. Ltd.

446 Hougang Avenue 08, #08-1633,

Singapore 530446

Email: thukkaram@crystalts.com

Attention: The Board of Directors

Any such notice, demand or communication shall be deemed to have been duly served immediately if hand delivered or one (1) Business Day after sending by local courier and in proving the same it shall be sufficient to show the receipt from the local courier showing that package was duly addressed and the date on which it was sent or (if given or made by electronic mail) immediately and in proving the same it shall be sufficient to show the electronic mail has been sent in full to the recipient’s electronic mail address.

14.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any provision of this Agreement.

15.	COSTS

The Parties to this Agreement shall bear their own costs and disbursements incurred in the negotiation and preparation of this Agreement and of matters incidental to this Agreement.

16.	ENTIRE AGREEMENT

This Agreement and any other documents delivered pursuant to this Agreement (i) contain the entire agreement of the Parties with respect to the subject matter hereof and (ii) supersede all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject matter hereof. Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.

17.	GENERAL

17.1	As all Parties have participated in the drafting of this Agreement, the Parties agree that any Applicable Law or rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

17.2	The illegality, invalidity or unenforceability of any provision (or part thereof) of this Agreement under the law of any jurisdiction shall not affect the legality, validity or enforceability of the remainder of such provision or any other provision.

18.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

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19.	GOVERNING LAW AND DISPUTE RESOLUTION

19.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

19.2	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

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Schedule 1

FORM OF EXERCISE NOTICE

EXERCISE NOTICE

To:

[AVANSEUS HOLDINGS CORPORATION],

formerly known as Fat Projects Acquisition Corp.

(the “Company”)

230 Victoria Street

#15-01/08 Bugis Junction

Singapore 188024

Date: [☐]

This Exercise Notice is issued pursuant to Clause 4.4 of the Share Warrant Agreement dated [●] 2022 entered into between us and the Company (the “Agreement”). Terms defined in the Agreement have the same meanings when used in this Exercise Notice,

We hereby exercise the Tranche [1 / 2 / 3 / 4] Warrants in respect of [NUMBER] Warrant Shares, and confirm payment in the sum of [AMOUNT], being the aggregate Subscription Price payable for those Warrant Shares.

We direct the Company to:

1. procure the allotment of the Warrant Shares to us in accordance with the terms of the Agreement, to be held subject to the Constitution; and

2. enter our name, in the register of members of the Company and to issue a share certificate for the relevant number of Warrant Shares to us.

Signed by

Name: [☐]

Title: [Director]

for and on behalf of

[NAME OF WARRANTHOLDER]

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Schedule 2

REGISTER

1.	The Company shall keep and maintain the Register and there shall be entered in the Register:

(a) the names and addresses of the Warrantholder;

(b) the number of Warrants held by the Warrantholder;

(c) the date on which the Warrantholder was registered as a Warrantholder;

(d) the date on which the Warrantholder exercises any Warrants and the number of Warrants Shares to be issued pursuant to such exercise;

(e) the date at which the Warrantholder ceased to be a Warrantholder.

2.	The Company shall amend the Register after receiving notice of a change in the Warrantholder’s details.

3.	The Warrantholder or any person authorised by a Warrantholder, shall be at liberty to request the Company to provide a copy of the Register for inspection.

5.	The Company shall be entitled to treat each person named in the Register as a Warrantholder as the absolute owner of a Warrant and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

5.	Every Warrantholder shall be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim against the original or an intermediate holder of such Warrants.

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Schedule 3

TERMINATION OF SHARE WARRANT AGREEMENT DATED 17 DECEMBER 2021

This Termination Agreement is entered into as of [●], 20[●] by and between:

(1) AVANSEUS HOLDINGS PTE. LTD. (Company Registration Number: 201526265R), a company incorporated under the laws of Singapore, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024 (the “Company”); and

(2) CRYSTAL TECHNOLOGY SERVICES PTE. LTD. (Company Registration Number: 201802980W), a Singapore private company limited by shares, whose registered office is at 446 Hougang Avenue 08, #08-1633, Singapore 530446 (the “Warrantholder”),

In consideration of the mutual covenants and agreements set forth herein and the entry of Warrantholder and FAT PROJECTS ACQUISITION CORP. into that certain new Share Warrant Agreement dated [●], 2022, the Warrantholder and the Company hereby agree that the old Share Warrant Agreement dated 17 December 2021 between the Company and Warrantholder is hereby terminated without any remaining liability on the part of either Warrantholder or the Company other than the obligation to continue to comply with the provisions thereof that expressly survive termination as provided therein.

IN WITNESS WHEREOF this Termination Agreement has been entered into on the date stated at the beginning.

AVANEUS HOLDINGS PTE. LTD.

a Singapore private company

limited by shares

Name:

Title:

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

a Singapore private company

limited by shares

Name:

Title:

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IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

FAT PROJECTS ACQUISITION CORP,
a Cayman Islands exempted company
limited by shares

By:

Name:

Title:

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.,
a Singapore private company
limited by shares

By:

Name:

Title:

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EXHIBIT H

FORM OF [AVANSEUS HOLDINGS CORPORATION] 2022 INCENTIVE EQUITY PLAN

1.	PURPOSE OF THE PLAN

The purpose of the [Avanseus Holdings Corporation] (the “Company”) Incentive Equity Plan (the “Incentive Equity Plan”) is to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and executive directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

A total of 2,000,000 of the Company’s Ordinary Shares are approved and reserved for issuance pursuant to awards made pursuant to the Incentive Equity Plan.

2.	DEFINITIONS

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, any stock exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Share Awards are granted under the Incentive Equity Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Share Award Grant Agreement in which case such definition shall govern:

(a)	a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

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(b)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(c)	the Participant’s unauthorized removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(d)	the commission by the Participant of any felony or other serious crime;

(e)	a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the Incentive Equity Plan and/or the Share Award Grant Agreement; or

(f)	Competing.

If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganization whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

“Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Incentive Equity Plan, and if no such committee exists or has been appointed, the Board.

“Compete” shall mean any actions by a Participant that (i) are not authorized by the Company and are intended to further the business interests of a company that is in the same or a similar line of business as the Company, or (ii) are prohibited in (a) the Participant’s Employment agreement with the Company or any subsidiary of the Company, (b) the provisions in the Participant’s Share Award Grant Agreement, or (c) any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

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“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Share Award Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

“Eligible Individual” shall mean any Employee who, in the judgment of the Committee, should be eligible to participate in the Incentive Equity Plan due to the services they perform on behalf of the Company or a subsidiary of the Company.

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as an executive director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

“Fair Market Value” shall mean: (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of: (a) redundancy, (b) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (c) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (d) death or Disability by the Participant, or (e) any other reason the Committee may determine in its absolute discretion.

“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

“Participant” shall mean an Eligible Individual to whom a grant of a Share Award has been made, and, where applicable, shall include Permitted Transferees.

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“Performance-Based Restricted Securities” shall have the meaning set forth in Section 4.4.2.

“Permitted Transferee” shall mean a transferee of Restricted Securities (where applicable) from a Participant, having obtained prior written approval from the Committee (unless otherwise specified in the Participant’s Share Award Grant Agreement (where applicable)) and such transfer being in compliance with all applicable tax, securities and other laws for estate planning purposes or as may be necessary to fulfil a domestic relations order.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Restricted Securities” shall have the meaning set forth in Section 4.4.

“Restricted Securities Vesting Notice” shall have the meaning set forth in Section 4.5.

“Share Award” shall mean a grant of Ordinary Shares made to any Participant under the Incentive Equity Plan.

“Share Award Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Share Award pursuant to the Incentive Equity Plan, provided the Committee may make such changes to the form of the Share Award Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Incentive Equity Plan.

“Share Award Grant Date” shall have the meaning set forth in Section 4.2.

“Time-Based Restricted Securities” shall have the meaning set forth in Section 4.4.1.

“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the Incentive Equity Plan under the terms of the Company’s constitution and to grant Share Awards. In addition, the Committee, in its absolute discretion, may delegate its authority to grant Share Awards to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1.	Powers of the Committee. In addition to the other powers granted to the Committee under the Incentive Equity Plan, the Committee shall have the power, in its absolute discretion, to:

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3.1.1.	determine the Eligible Individuals to whom grants of Share Awards shall be made;

3.1.2.	determine the time or times when grants of Share Awards shall be made;

3.1.3.	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Share Awards;

3.1.4.	determine, modify or waive the terms and conditions of any grant of Share Awards;

3.1.5.	prescribe the form and terms and conditions of any instrument evidencing a grant of Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the Incentive Equity Plan;

3.1.6.	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Incentive Equity Plan;

3.1.7.	construe and interpret the Incentive Equity Plan, such rules and regulations and the instruments evidencing grants of Share Awards;

3.1.8.	reconcile any inconsistency, correct any defect and/or supply any omission in the Incentive Equity Plan or any instrument evidencing any grant of Share Awards; and

3.1.9.	make all other determinations necessary or advisable for the administration of the Incentive Equity Plan and otherwise do all things necessary to carry out the purposes of the Incentive Equity Plan, provided that such powers shall be subject to Applicable Law.

3.2.	Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Incentive Equity Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3.	Compliance with Applicable Law; Securities Matters; Effectiveness of Share Award Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the settlement of a Share Award shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the issuance or transfer of the Ordinary Shares pursuant to any Share Awards or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the issuance or transfer of the Ordinary Shares pursuant to any Share Award.

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3.4.	Inconsistent Terms. In the event of a conflict between the terms of the Incentive Equity Plan and the terms of any Share Award Grant Agreement, the terms of the Incentive Equity Plan shall govern except as otherwise expressly provided herein.

3.5.	Incentive Equity Plan Term. The Committee shall not grant any Share Awards under the Incentive Equity Plan on or after the tenth anniversary of the Effective Date. All Share Awards which remain outstanding after such date shall continue to be governed by the Incentive Equity Plan and the applicable Share Award Grant Agreement(s).

4.	SHARE AWARDS

4.1.	Grant. The Committee may offer to grant Share Awards to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Incentive Equity Plan is in force, provided that such power shall be subject to Applicable Law. Each Share Award offered pursuant to the Incentive Equity Plan shall be subject to terms and conditions established by the Committee consistent with the Incentive Equity Plan.

4.1.1.	Offer of Grant. An offer to grant Share Awards to the Eligible Individual shall be made by sending to such Eligible Individual a Share Award Grant Agreement confirming the grant of Share Awards.

4.1.2.	Acceptance of Grant. A grant of Share Awards offered to an Eligible Individual pursuant to Section 6.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Share Award Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Share Award Grant Date (a) by completing, signing and returning to the Company the Share Award Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by the payment required by the Company or Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Share Award Grant Agreement in respect of the Share Award as aforesaid, he or she remains eligible to participate in the Incentive Equity Plan in accordance with the terms and conditions set out therein. The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Share Award Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3.	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a Share Award shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

4.1.3.1.	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

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4.1.3.2.	the Eligible Individual dies prior to his or her acceptance of the Share Award;

4.1.3.3.	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Share Award;

4.1.3.4.	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the Share Award; or

4.1.3.5.	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Share Award.

4.1.4.	Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a Share Award made pursuant to Section 4.1 which does not strictly comply with the terms of the Incentive Equity Plan.

4.1.5.	Offer in Contravention of Law and Regulation. In the event that a grant of a Share Award results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2.	Share Award Grant Date. The date of grant of the Share Awards shall be the date designated by the Committee and specified in the Share Award Grant Agreement as of the date the Share Award is granted (the “Share Award Grant Date”).

4.3.	Terms and Conditions. Subject to the specific terms of the Share Award Grant Agreement, each Share Award shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the Share Award Grant Agreement.

4.4.	Acceptance of Share Awards and Vesting of Restricted Securities. Subject to the terms of the Incentive Equity Plan, Section 5.2 and any conditions specified by the Committee in its sole discretion in the Share Award Grant Agreement, as soon as practicable upon the valid acceptance of the Share Award by the Participant, the Company shall issue or, as the case may be, transfer to the Participant such number of Ordinary Shares as determined in accordance with the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant Share Award Grant Agreement (“Restricted Securities”). Ordinary Shares issued by the Company in accordance with this Section 4.4 and the relevant Share Award Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members. The Share Award Grant Agreement may, but the Committee shall not be required to, provide for conditions upon which the Restricted Securities shall become vested pursuant to this Section 4.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

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4.4.1.	Time-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Time-Based Restricted Securities. For the purposes of this plan, “Time-Based Restricted Securities” shall mean such number of Restricted Securities which are subject to time-based vesting conditions as set forth in the Share Award Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Restricted Securities may be suspended during any leave of absence.

4.4.2.	Performance-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Performance-Based Restricted Securities. For the purposes of this plan, “Performance-Based Restricted Securities” shall mean such number of Restricted Securities that vest in accordance with the performance conditions set forth in the applicable Share Award Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Restricted Securities, which shall be set forth in the Share Award Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Restricted Securities as set forth in the Share Award Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.4.3.	Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Share Award Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.4.4, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Restricted Securities and/or Performance-Based Restricted Securities shall immediately vest prior to the Change of Control.

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4.4.4.	Certain Other Adjustments. In the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Share Awards exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights under the vested portion of such Share Award, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Share Awards may be terminated without payment, (ii) provide that such Share Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Share Awards with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Share Awards will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Share Awards as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Share Awards.

4.5.	Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Share Award Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and the Share Award Grant Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect. For the purposes of this Section 4.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.6.	Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a clawback of the Restricted Securities is otherwise warranted, the Committee may, in its absolute discretion, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after-tax cash value of the Restricted Securities (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Restricted Securities, within 30 business days of receipt of such notice. For the purposes of clause (a) of this Section4.6, an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where the relevant Restricted Securities, which would not have otherwise vested, vest, or remain capable of vesting as a result of such circumstances. For the purposes of clause (b) of this Section 4.6, such circumstances are limited to (A) fraud or dishonesty on the part of the Participant, (B) bankruptcy of the Participant, or (C) any material misstatement of financial accounts by the Participant.

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4.7.	Termination of Employment. Unless otherwise specified in the Share Award Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

4.7.1.	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Restricted Securities held by such Participant shall be immediately forfeited; and

4.7.2.	where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Restricted Securities, such retained unvested Restricted Securities to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Share Award Grant Agreement to which the Restricted Securities were first granted.

4.8.	Limitation on Transfer. A Share Award granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. Unless otherwise determined by the Committee in its absolute discretion, all unvested Restricted Securities issued or transferred, as the case may be, to a Participant shall be subject to dealing and transfer restrictions as set out in the Incentive Equity Plan and Share Award Grant Agreement and which may, at the absolute discretion of the Committee, be enforced by a holding lock as administered by the Company’s share registry, which may require the Participant to hold the relevant Restricted Securities on the issuer sponsored sub-register or in such other manner as allows a holding lock to be applied to the relevant Restricted Securities. For the avoidance of doubt, Sections 4.8 and 4.9 and anything in relation to the dealing and transfer restrictions of unvested Restricted Securities do not apply to Restricted Securities which have vested pursuant to the terms and conditions set out in the Share Award Grant Agreement.

4.9.	Condition Precedent to Transfer of Any Unvested Restricted Securities. It shall be a condition precedent to any Transfer of any unvested Restricted Securities by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Incentive Equity Plan and the Share Award Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Incentive Equity Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

4.10.	Effect of Void Transfers. In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

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4.11.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of the Incentive Equity Plan and/or the Share Award Grant Agreement, the Participant must execute any document and do anything that the Participant will be required to do to effect such forfeiture under this Incentive Equity Plan. The Committee has the absolute discretion in effecting the forfeiture of such Restricted Securities, including, among others, by way of transfer of Restricted Securities to a third party nominated by the Committee (including a trust), (subject to Applicable Law) a buyback of the Restricted Securities by the Company, a sale on-market by the Participant (with the proceeds delivered to the Company after the transfer price is delivered to the Participant). The transfer price payable to the Participant in consideration for the Participant’s forfeited Restricted Securities shall be determined by the Committee in its reasonable discretion.

5.	MISCELLANEOUS

5.1.	Amendment of Terms of Share Awards. The Committee may, in its sole discretion, amend the Incentive Equity Plan or terms of any Share Award, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants or such Share Award without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Share Award was granted. For purposes of this Section 5.1, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants of Share Awards shall be final, binding and conclusive.

5.2.	No Special Employment Rights. Nothing contained in the Incentive Equity Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.3.	Tax Withholding. The Committee is authorized to withhold from any delivery of Ordinary Shares pursuant to the Incentive Equity Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Share Award. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant, exercise or settlement of a Share Award. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares to the Company that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

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5.4.	Coordination with Other Plans. Share Awards under the Incentive Equity Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Group.

5.5.	Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

Avanseus Holdings Corporation

230 Victoria Street, #15-01/08

Bugis Junction

Singapore 188024

Attention:	Bhargab Mitra MeiLan Ng
Email:	Bhargab.mitra@avanseus.com Meilan.ng@avanseus.com

With copies to (which shall not constitute notice):

Eng and Co. LLC

7 Straights View, #11-01

Marina One East Tower

Singapore 018936

Attention:	Rachel Eng (SG) Andrew Heng (SG)
Email:	Rachel.eng@mail.engandcollc.com Andrew.heng@mail.engandcollc.com

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.6.	Descriptive Headings. The headings in the Incentive Equity Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.7.	Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

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5.8.	Governing Law. The provisions of, and all claims or disputes arising out of or based upon the Incentive Equity Plan or any Share Award Grant Agreement or Share Award or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.9.	Limitation of Liability. Notwithstanding anything to the contrary in the Incentive Equity Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Share Award under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Share Award.

5.10.	Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the Incentive Equity Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Share Award Grant Agreement and/or any other notice or communication given or received pursuant to the Incentive Equity Plan, and/or which is otherwise collected from the Participants (or their authorized representatives). By participating in the Incentive Equity Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the Incentive Equity Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

5.11.	Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the Incentive Equity Plan or any Share Award Grant Agreement and/or Share Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

End of Plan.

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EXHIBIT A

FORM OF SHARE AWARD GRANT AGREEMENT

THIS AGREEMENT, made as of this ___ day of __________, 20__ between [Avanseus Holdings Corporation], a Cayman Islands exempted company limited by shares, with company registration number 374480 (the “Company”) and (the “Participant”).

WHEREAS, The Company has adopted and maintains the [Avanseus Holdings Corporation] Incentive Equity Plan (the “Incentive Equity Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and executive directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group, and the Incentive Equity Plan provides for the grant to Participants of Share Awards;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Share Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Incentive Equity Plan, the Company hereby grants to the Participant a share award (the “Share Award”) with respect to [●] Ordinary Shares. [In consideration for the grant of Share Awards the Participant shall make a payment of [●] to the Company.] The Share Award comprises [(a) Time-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), and (b) Performance-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Share Award hereby granted is [●].

3.	Incorporation of Incentive Equity Plan. All terms, conditions and restrictions of the Incentive Equity Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Incentive Equity Plan and this Agreement, the terms and conditions of the Incentive Equity Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Incentive Equity Plan, in which case the provisions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Incentive Equity Plan.

4.	Issuance of Restricted Securities. As soon as practicable upon the Participant’s acceptance of the Share Awards, the Participant will receive [●] Ordinary Shares.

5.	Additional Terms of the Restricted Securities.

(a)	In relation to the Time-Based Restricted Securities for up to [●] Restricted Securities: [●]

(b)	In relation to the Performance-Based Restricted Securities for up to [●] Restricted Securities: [●]

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(c)	Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and this Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

6.	Trading and Dealing Restrictions. The Participant agrees that he or she shall not cause or permit the unvested Restricted Securities or his or her interest in the unvested Restricted Securities to be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Incentive Equity Plan and this Agreement and shall be entitled to all the rights of the Participant under the Incentive Equity Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Restricted Securities shall vest or forfeit based on the Employment and termination of Employment of the Participant.

7.	Compliance with Trading Moratorium. The Participant agrees that, in respect of any unvested Restricted Securities, notwithstanding anything in this Agreement and/or the Incentive Equity Plan to the contrary, he or she will:

(a)	comply with any Restricted Securities trading moratorium or restriction requirements (including a holding lock) that are necessary, desirable or expedient in connection with the unvested Restricted Securities, as determined by the Committee in its absolute discretion; and

(b)	not pledge, hedge, gift, hypothecate, sell, contract to sell, grant any option or other rights over or otherwise transfer or dispose of, directly or indirectly, any unvested Restricted Securities, options or other securities convertible into or exercisable or exchangeable for Restricted Securities, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

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8.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of this Agreement and/or the Incentive Equity Plan, the Participant agrees that he or she will execute any document and do anything that the Participant will be required to do to effect such forfeiture under the Incentive Equity Plan.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	Restrictive Covenants. In consideration of the Participant’s Employment with the Company and as a condition of the grant of a Share Award pursuant to this Agreement, the Participant makes the following covenants described in this Section 11. Notwithstanding anything in the Incentive Equity Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 11, he or she shall forfeit the Restricted Securities in full (regardless of the extent to which the Restricted Securities are vested at the time of such violation).

(a)	Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Share Awards to him or her under the Incentive Equity Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12-month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Incentive Equity Plan and/or any outstanding grant:

(i)	become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

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(ii)	solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organization’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)	at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(b)	Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

(c)	Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 11, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defense. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 11 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the Participant’s covenants and obligations under this Section 11. The Participant agrees that any breach of any covenant under this Section 11 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

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(d)	Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Restricted Securities for no consideration; (iii) in respect of the Restricted Securities (or portion thereof) vested prior to any such breach or subsequent thereto and prior to the forfeiture of the Restricted Securities (or portion thereof) required by this Section 11, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Restricted Securities, and (2) the per-unit proceeds of any sale of Restricted Securities acquired upon such settlement multiplied by the number of Restricted Securities so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

12.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Incentive Equity Plan. This Agreement, including without limitation the Incentive Equity Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.	Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Share Award.

16.	Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Incentive Equity Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Incentive Equity Plan, this Agreement, the Share Award and the Restricted Securities shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Share Award pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 16 is inaccurate, the grant of the Share Award to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Incentive Equity Plan as of the day and year first written above.

[Avanseus Holdings Corporation]

By:

Name:

Title:

Participant:

Signature:

Name:

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EXHIBIT I

FORM OF DEED OF RESTRICTIVE COVENANTS

THIS DEED OF RESTRICTIVE COVENANTS is made on [●] 2022 (the “Deed”)

BETWEEN:

(A)	[Name] (NRIC/Passport No. [●]) of [Address] (the “Employee”); and

(B)	Avanseus Holdings Pte. Ltd. (Company Registration No. 201526265R), a company incorporated in Singapore and having its registered office at 230 Victoria Street #15-01/08 Bugis Junction Towers Singapore 188024 (the “Company”),

(collectively referred to as the “Parties” or either party as “Party”).

WHEREAS

(A)	The Employee may have participated in the creation of certain intellectual property rights (including copyright, registered and unregistered designs, trademarks and patents) set out in the Schedule hereto (hereinafter called the “Intellectual Property Assets”). To the extent that such rights do not already vest in the Company, the Employee has agreed to assign the Intellectual Property Assets to the Company on the terms and conditions set out below.

(B)	The Employee also agrees that all Intellectual Property Rights created during the Employee’s employment with the Company will be owned by the Company and all rights, title and interest in and to the same are and shall be vested in the Company.

(C)	The Employee further agrees to be bound by certain confidentiality, non-competition and non-solicitation provisions on the terms and conditions set out below.

IT IS AGREED as follows:-

Intellectual Property

1.	The Employee agrees that the Company is the sole legal and beneficial owner of the Intellectual Property Assets.

2.	To the extent that such rights do not already vest in the Company, the Employee hereby assigns and transfers irrevocably, unconditionally and absolutely to the Company, free from encumbrances and for good and valuable consideration paid to Employee by Company, the receipt of which is hereby acknowledged:

(a)	its entire right, title, ownership, entitlement, benefits and all statutory and common law rights and interests in and to the Intellectual Property Assets, together with all rights and powers arising or accrued, including the right to sue for past infringements and to retain any damages obtained as a result of such action, as well as the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief in respect of any such infringement, or any other cause of action (including passing off) arising from ownership of any of the Intellectual Property Assets, whether occurring before, on or after the date of this Deed, to the Company;

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(b)	the right to apply for, prosecute and obtain trademark, patent, copyright, design or similar protection throughout the world in respect of the Intellectual Property Assets, and any application or similar protection shall be in the name of and vest in the Company; and

(c)	to the extent necessary, whether now known or created in the future, its rights, title, ownership, entitlement, benefits and all statutory and common law rights and interests in and to any improvements, enhancements or developments made to the Intellectual Property Assets by either party, as and when created.

3.	The Employee confirms that this Deed is made with and includes the goodwill attaching to the Intellectual Property Assets and the goodwill of the business in which the Intellectual Property Assets have been used by the Employee.

4.	To the extent that the Company is not the sole legal and beneficial owners of the Intellectual Property Assets, the Employee warrants to the Company as follows in respect of Intellectual Property Assets:

(a)	that the Employee has appointed no licensees of the Intellectual Property Assets nor given any other person any permission to use any of them;

(b)	that the Employee is not engaged in any legal proceedings (including litigation, arbitration, opposition, invalidation, revocation and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings or which would on reasonable enquiry be known to the Employee (or its directors) of and arising out of, or in respect of, any action in connection with the Intellectual Property Assets; and

(c)	the Employee does not own or use any other logos, trademarks, service marks, designs or patents apart from the Intellectual Property Assets which are similar to that owned or used by the Company or its holding companies or subsidiaries.

5.	The Employee further covenants that at the request and cost of the Company, it will at all times hereafter do all such acts and execute all such documents as the Company may require to secure the vesting in the Company of all rights assigned to the Company hereunder and to assist in the resolution of any question concerning the Intellectual Property Assets.

6.	The Employee acknowledges the Company’s unrestricted right throughout the world to use, license, exploit or otherwise deal with or dispose of all or any part of the Intellectual Property Assets.

7.	The Employee indemnifies and keeps indemnified the Company from and against all claims, liabilities, losses, costs and expenses which the Company may suffer or incur from or arising out of any breaches of this Deed.

8.	The Employee agrees and acknowledges that all Intellectual Property Rights whether in existence now or coming into existence at any time in the future, will on creation either during the normal course of employment (whether or not during working hours) or by using materials, tools or knowledge made available through the Employee’s employment, vest in and be the exclusive property of the Company.

Non-competition

9.	The Employee agrees that during the Restricted Period, it will not, without the prior written consent of the Company (which may be withheld at its sole and absolute discretion) (i) anywhere in Singapore, and (ii) in any other jurisdictions in which the Group is engaged in, or is actively contemplating to become engaged, in the Business during the Restricted Period, directly or indirectly engage in the Business or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity that engages in the Business (a “Competitor”).

10.	Notwithstanding the above, the Employee may own passive investments of no more than two (2) percent of any class of outstanding equity interests in a Competitor which is publicly traded, so long as the Employee and his affiliates and immediate family members are not involved in the management or control of such Competitor.

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11.	The Employee acknowledges and agrees that:

a.	The Employee possesses knowledge of confidential information of the Company and the business;

b.	The Employee’s execution of the Deed is a material inducement to the Company’s continued employment of the Employee and to enter into the business combination agreement dated [●] by and among Fat Projects Acquisition Corp and Avanseus Holdings Pte. Ltd.;

c.	It would substantially impair the goodwill of the Group and materially reduce the value of the assets of the Group if the Employee were to use its ability and knowledge by engaging in the Business in competition with the Group, and/or to otherwise breach the obligations contained herein and that the Group would not have an adequate remedy at law because of the unique nature of the Business;

d.	The relevant public policy aspects of restrictive covenants have been discussed, and every effort has been made to protect the Group’s legitimate proprietary interests;

e.	The restrictions are fair and reasonable in every type of prohibited activity, geographic area covered, scope and duration and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Group; and

f.	The Employee has had the opportunity to obtain legal advice on the terms of this Deed.

12.	Where the following terms in this Deed shall have the meanings set out below:

a.	“Business” means [the business of predictive maintenance and intelligent monitoring solutions];

b.	“Covered Customer” means any person who is or was an actual customer or client (or prospective customer or client with whom a Group Company actively marketed or made or took specific action to make a proposal) of a Group Company at any time during the last 12 months of the Restricted Period;

c.	“Covered Personnel” means any person who is or was an employee, consultant, or independent contractor of the Group, at any time during the Restricted Period, and who had contact with the Employee during the last 12 months of the Restricted Period;

d.	“Group” means the Company and any subsidiary, holding company or related company as defined under provisions 5 and 7 of the Companies Act 1967 of Singapore, and “Group Company” means any one of them;

e.	“Restricted Period” means the period during the employment of the Employee and for a period of 6 months post termination of employment.

Non-solicitation

13.	The Employee agrees that during the Restricted Period, he will not without the prior written consent of the Company, either on his own behalf or on behalf of any other person, directly or indirectly:

a.	Hire or engage as an employee, independent contractor, consultant, or otherwise any Covered Personnel;

b.	Solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant, or independent contractor) of any Group Company; or

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c.	In any way interfered with or attempt to interfered with the relationship between any Covered Personnel and the Group.

14.	The Employee agrees that during the Restricted Period, the Employee will not without the prior written consent of the Company, either on his own or on behalf of any other person or entity knowingly and for a purpose competitive with a Group Company as it related to the Business:

a.	Solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer to (a) cease being, or not become, a client or customer of any Group Company with respect to the Business, or (b) reduce the amount of business of such Covered Customer with any Group Company, or otherwise alter such business relationship in a manner adverse to any Group Company, in either case with respect to or relating to the Business;

b.	Interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Group Company and any Covered Customer;

c.	Divert any business with any Covered Customer relating to the Business from a Group Company;

d.	Solicit for business, provide services to, or engage in or do business with, any Covered Customer for products or services that are part of the Business; or

e.	Interfere with or disrupt (or attempt to interfere with or disrupt) any person that was a vendor, supplier, distributor, agent or other service provider of a Group Company at the time of such interference or disruption.

Non-disparagement

15.	The Employee agrees that is will not directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution nor online social media_ of any written or oral statements or remarks (including the repetition or distribution of derogatory rumours, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation, or good will of the Group or their respective management, officers, employees, independent contractors, or consultants.

Confidentiality

16.	The Employee shall keep confidential and not directly or indirectly use, disclose, reveal, publish, transfer, or provide access to, any and all Confidential Information without the prior written consent of the Company (such consent may be withheld in the Company’s sole and absolute discretion).

17.	In this Deed, “Confidential Information” means all material and information relating to the business of the Group, including material and information that concerns or relates to the Group’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales human resources, business development, planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is gathered, compiled, generated, produced, or maintained by the Group or provided to the Group by its suppliers, service providers or customers.

18.	The obligations under this Deed will not apply to information where the Employee can prove that such material or information:

a.	Is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to the Group;

b.	Is or becomes publicly known through no violation of this Deed or other non-disclosure obligation of the Employee;

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c.	Is already in the possession of the Employee at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Employee’s documents and records; or

d.	Is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction.

19.	The confidentiality obligation under this Deed shall survive the termination of the Employee’s employment with the Company.

Miscellaneous

20.	The Employee shall provide to the Company all documentation and information relating to the Works as may be required by the Company, including any documentation first recording the design in a design document.

21.	Save as expressly provided in this Deed, no provision of this Deed is enforceable by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore by any person who is not a Party to this Deed.

22.	If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification that is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. To the extent it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under this clause, not be affected.

23.	No variation of this Deed (or of any of the documents referred to in this Deed) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected. Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this Deed which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Deed shall remain in full force and effect, except and only to the extent that they are so varied.

24.	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Deed will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

25.	This Deed constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Deed and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

26.	This Deed may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any Party may enter into this Deed by signing any such counterpart (which may include counterparts delivered by electronic transmission, with originals to follow) and each counterpart shall be as valid and effectual as if executed as an original.

27.	This Deed shall be binding on and shall enure for the benefit of each Party’s successors and assigns. Any reference in this Deed to any of the Parties shall be construed accordingly. No Party may assign or transfer all or part of its rights or obligations under this Deed without the prior written consent of the other Parties

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28.	Each of the Parties shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation, execution and completion of this Deed. The stamp duty incurred in connection with this Deed (if applicable) shall be borne by the Employee and the Company in equal shares.

29.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Singapore.

30.	Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The language of the arbitration shall be English. The Tribunal shall consist of [one] arbitrator.

31.	The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction.

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SCHEDULE

Patents

	Title	Publication number	Publication date	Inventor(s)	Applicant(s)	International classification	Application number	Date of application	Priority number(s)
1.	METHOD AND SYSTEM FOR EXTRACTING RULE SPECIFIC DATA FROM A COMPUTER WORD	10201601112R	30 May 2017	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G06F 7/00 (2006.01) H03M 7/00 (2006.01) H03M 7/30 (2006.01)	10201601112R	16 February 2016	3310/DEL/2015
2.	METHOD AND SYSTEM FOR MACHINE FAILURE PREDICTION	10201705666Y	28 June 2018	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G05B 23/02 G06N 3/08	10201705666Y	10 July 2017	201611037626 201714017446
3.	METHOD AND SYSTEM FOR MACHINE FAILURE PREDICTION	10201610116P	28 June 2018	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G05B 23/02 G06N 3/08	10201610116P	2 December 2016	201611037626
4.	METHOD AND SYSTEM FOR NUMBER COMPARISON DURING STREAM PROCESSING	10201603891Y	30 October 2017	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G06F 7/00 (2006.01), G06F 7/02 (2006.01), G06F 5/01 (2006.01)	10201603891Y	16 May 2016	201611007627

Patents (Pending)

	Title	Publication date	Inventor(s)	Applicant(s)	Application number	Date of application	Priority number(s)
1.	METHOD AND SYSTEM FOR SOLVING A PREDICTION PROBLEM	29 November 2021	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10202004573W	18 May 2020	202011014817
2.	MACHINE LEARNING METHOD AND SYSTEM FOR SOLVING A PREDICTION PROBLEM	30 August 2021	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10202001279S	12 February 2020	202011001918
3.	METHOD AND SYSTEM FOR ACCELERATING CONVERGENCE OF RECURRENTNEURAL NETWORK FOR MACHINE FAILURE PREDICTION	27 November 2020	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10201903974U	3 May 2019	201911013965
4.	METHOD AND SYSTEM FOR DETERMINING AN ERROR THRESHOLD VALUE FORMACHINE FAILURE PREDICTION	29 October 2020	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10201903611R	23 April 2019	201911010877

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Trademark

Trade mark	Trade mark number	Class	Filing date / Date of entry in register	Expiry date	Owner
	40201401087Y	09, 35, 37, 42	1 December 2014	1 December 2024	Avanseus Holdings Pte. Ltd.

Copyright

All Intellectual Property Rights, including copyrights relating to:

(i)	images and videos associated with the business, including but not limited to all content and creatives used in the Company (Photos, Graphics, Logos, etc.); and

(ii)	all Company marketing creatives (photos and graphics) used on any website.

Other Intellectual Property Rights

All other Intellectual Property Rights, where:

“Intellectual Property Rights” means the patents (which includes divisionals, non-provisionals, reissues, continuations, continuations-in-part, renewals and/or extensions thereof), trademarks, service marks, copyright, Know how, design rights, database rights, rights in software, rights in designs and inventions, trade secrets, confidential information, trade and business names and brands, internet domain names, any application (whether pending, in process or issued) for any of the foregoing and any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country and in any form, media, or technology now known or later developed owned, used or held for use by the Employee in connection with the Employee’s business; and

“Know-how” includes any methods, techniques, processes, discoveries, inventions, innovations, expertise, unpatentable processes, procedures, technical information, specifications, recipes, formulae, designs, plans documentation, drawings, data and other technical information.

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IN WITNESS whereof this Deed has been executed and delivered on the date stated at the beginning of this Deed.

EMPLOYEE

Signed, Sealed and Delivered by	)

)

[Name]	)

Name of Witness:

Address:

COMPANY

Executed and delivered as a deed by	)

)

	)	Director

for and on behalf of	)	Name:

AVANSEUS HOLDINGS PTE. LTD.	)

in accordance with Section 41B of the	)

Companies Act 1967 of Singapore	)

Name of Director/Secretary/Witness:

Address:

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